                                                             FILED PURSUANT TO
                                                             RULE 424 (b) (3)
                                                             FILE NO: 333-61087
                         FIRST COMMUNITY BANCORP, INC.
                      827 JOE FRANK HARRIS PARKWAY, S.E.
                          CARTERSVILLE, GEORGIA 30120

Dear Shareholder:

  A Special Meeting of the Shareholders of First Community Bancorp, Inc. ("FCB") will be held on October 21, 1998, at 4:00 p.m., local time, at the main office of First Community Bank & Trust, 827 Joe Frank Harris Parkway, S.E., Cartersville, Georgia.

  The purpose of the meeting is to ask you to approve the merger (the "Merger") of FCB into National Commerce Bancorporation ("NCBC"). The Merger is subject, among other things, to the approval of the holders of a majority of the outstanding shares of common stock of FCB ("FCB Common Stock"). If the Merger is consummated, each share of FCB Common Stock will be converted into the right to receive 3.2684 shares of NCBC Common Stock.

  FCB'S BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND APPROVAL OF THE MERGER.

  Enclosed with this letter are a Notice of Special Meeting and a Proxy Statement/Prospectus, which contains a detailed description of the entire transaction. Please read the enclosed material carefully. It is important that your shares be represented at the Special Meeting either in person or by proxy. A form of proxy for the FCB Common Stock is enclosed. Whether or not you plan to attend the Special Meeting, please complete, sign and date the proxy card and return it in the enclosed postage paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated. We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ J. Steven Walraven
                                          ----------------------
                                          J. Steven Walraven, President
                                          and Chief Executive Officer

Cartersville, Georgia
September 14, 1998

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               ----------------

To the Shareholders of First Community Bancorp, Inc.

  Notice is hereby given that a Special Meeting of the Shareholders of First Community Bancorp, Inc. ("FCB") will be held on October 21, 1998, at 4:00 p.m., local time, at the main office of the First Community Bank & Trust, 827 Joe Frank Harris Parkway, S.E., Cartersville, Georgia, for the following purposes:

    1. To consider and act upon a proposal to approve a plan of merger providing for the merger (the "Merger") of FCB into National Commerce Bancorporation ("NCBC"), as a result of which each outstanding share of common stock of FCB ("FCB Stock") will be converted into the right to receive 3.2684 shares of the Common Stock, par value $2.00 per share, of NCBC ("NCBC Common Stock"). Such approval, if voted, shall be deemed to constitute the ratification, confirmation and approval of the execution and delivery by FCB of the Agreement and Plan of Merger dated as of August 5, 1998, between NCBC and FCB, a copy of which is an exhibit to the accompanying Proxy Statement/Prospectus.

    2. To transact such other business as may properly be brought before the Special Meeting or at any adjournment thereof.

  Information regarding the matters to be acted upon at the meeting is contained in the accompanying Proxy Statement/Prospectus.

  Consummation of the Merger is conditioned upon approval by the holders of a majority of the outstanding shares of FCB Stock. The Board of Directors has fixed the close of business on August 25, 1998, as the record date for the determination of the shareholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment thereof. A list of shareholders who are entitled to vote at the Special Meeting will be available for inspection by any shareholder, his agent or attorney at the time and place of the Special Meeting.

  Dissenting shareholders who comply with the procedural requirements of
Article 13 of the Georgia Business Corporation Code will be entitled to receive payment of the cash value of their shares if the Merger is approved.

  Your vote is important regardless of the number of shares you own. Please plan to attend the meeting.

                                          By Order of the Board of Directors

                                          LOGO
                                          H. Boyd Pettit, III, Chairman

Cartersville, Georgia
September 14, 1998

  A FORM OF PROXY IS ENCLOSED. PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

PROSPECTUS

                                PROXY STATEMENT

                                      OF

                         FIRST COMMUNITY BANCORP, INC.
                      827 JOE FRANK HARRIS PARKWAY, S.E.
                          CARTERSVILLE, GEORGIA 30120

                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                       OF FIRST COMMUNITY BANCORP, INC.

                        TO BE HELD ON OCTOBER 21, 1998

  This Proxy Statement/Prospectus is being furnished to the holders of shares ("FCB Shareholders") of Common Stock, $1.00 par value ("FCB Common Stock"), of First Community Bancorp, Inc., a Georgia corporation ("FCB"), in connection with the Special Meeting of Shareholders (the "Meeting") to be held on October 21, 1998, at the main office of First Community Bank & Trust, 827 Joe Frank Harris Parkway, S.E., Cartersville, Georgia 30120, and any adjournments of the Meeting. This Proxy Statement/Prospectus also constitutes a prospectus of National Commerce Bancorporation, a Tennessee corporation ("NCBC"), relating to the shares of NCBC Common Stock, par value $2.00 per share ("NCBC Common Stock"), to be issued to FCB Shareholders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 5, 1998 (the "Merger Agreement"), described in this Proxy Statement/Prospectus. Under the terms of the Merger Agreement, FCB will be merged (the "Merger") with and into NCBC, and each outstanding share of FCB Common Stock (excluding treasury shares and shares held by FCB Shareholders who perfect their dissenters' rights) shall be converted into the right to receive 3.2684 shares of NCBC Common Stock (the "Exchange Ratio"). Cash will be paid in lieu of any fractional shares otherwise issuable in the Merger. FCB Shareholders who perfect their dissenters rights under Georgia law will receive cash equal to the statutory fair value of their FCB Common Stock in lieu of NCBC Common Stock otherwise issuable. After the Merger, NCBC will be the surviving corporation and First Community Bank & Trust, the wholly owned bank subsidiary of FCB, will become a subsidiary of NCBC.

  THIS PROXY STATEMENT/PROSPECTUS IS FIRST BEING MAILED TO FCB SHAREHOLDERS ON OR ABOUT SEPTEMBER 15, 1998.

                               ----------------

 THE SHARES  OF NCBC  COMMON STOCK  TO BE ISSUED  UNDER THE  MERGER AGREEMENT
   HAVE NOT  BEEN APPROVED  OR DISAPPROVED  BY THE SECURITIES  AND EXCHANGE
    COMMISSION  NOR  HAS  THE  COMMISSION  PASSED  UPON  THE  ACCURACY  OR
      ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
       THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of such NCBC Common Stock shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof. All information concerning FCB contained in this Proxy Statement/Prospectus has been furnished by FCB, and all information concerning NCBC has been furnished by NCBC.

                               ----------------

       The date of this Proxy Statement/Prospectus is September 14, 1998

                               TABLE OF CONTENTS

AVAILABLE INFORMATION...................................................    ii
FORWARD-LOOKING STATEMENTS..............................................    ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................    ii
SUMMARY.................................................................     1
  The Parties...........................................................     1
  The Meeting...........................................................     1
  The Merger............................................................     2
  Market Prices of NCBC and FCB Common Stock............................     3
  NCBC and FCB Selected Historical Financial Data.......................     5
  NCBC and FCB Equivalent Per Common Share Data.........................     8
RISK FACTORS............................................................     9
  Transfer of Control to NCBC...........................................     9
  Competition...........................................................     9
  Risk from General Economic Conditions.................................     9
  Less Attractive Acquisition Target....................................     9
  Possible Volatility of Stock Price....................................     9
INFORMATION CONCERNING THE MEETING......................................    10
  The Meeting...........................................................    10
  Vote Required.........................................................    10
  Voting of Proxies.....................................................    10
  Revocability of Proxies...............................................    10
  Solicitation of Proxies...............................................    10
  Other Matters to be Considered........................................    10
THE MERGER..............................................................    11
  General...............................................................    11
  Background of the Merger..............................................    11
  Reasons for the Merger; Board of Directors' Recommendation............    12
  Interests of Certain Persons in the Merger............................    12
  Opinion of Financial Advisor to FCB...................................    13
  Exchange of Certificates Representing FCB Common Stock................    17
  Covenants; Conditions; Representations and Warranties; Amendment and
   Termination..........................................................    17
  Beneficial Ownership of FCB Common Stock..............................    19
  Resale of NCBC Common Stock by Affiliates.............................    21
  Regulatory and Other Legal Considerations.............................    22
  Accounting Treatment..................................................    23
  Federal Income Tax Considerations.....................................    23
  Expenses..............................................................    24
  Stock Exchange Listing................................................    24
  No Solicitation of Transactions; Break-Up Fee.........................    24
  Dissenters' Rights....................................................    25
COMPARISON OF RIGHTS OF FCB AND NCBC SHAREHOLDERS.......................    26
BUSINESS OF FCB.........................................................    32
  General...............................................................    32
  Competition...........................................................    32
  Employees.............................................................    32
  Regulation............................................................    32
  Recent Regulatory Developments........................................    36
  Properties............................................................    39
  Litigation............................................................    39
SELECTED FINANCIAL DATA.................................................    40
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FCB'S FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS .................................................    41
DESCRIPTION OF NCBC CAPITAL STOCK.......................................    49
LEGAL OPINIONS..........................................................    50
EXPERTS.................................................................    50
INDEX TO FINANCIAL STATEMENTS...........................................   F-1
APPENDIX I--FORM OF MERGER AGREEMENT....................................   I-1
APPENDIX II--OPINION OF MORGAN KEEGAN & COMPANY, INC....................  II-1
APPENDIX III--GEORGIA BUSINESS CORPORATION CODE (S)(S) 14-2-1320, ET
 SEQ.................................................................... III-1

                             AVAILABLE INFORMATION

  Both NCBC and FCB are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such material can be obtained, at prescribed rates, from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such material can be inspected and copied at the public reference facilities referred to above and at Regional Offices of the SEC as follows: the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. NCBC Common Stock is traded over-the-counter on the Nasdaq National Market tier and is quoted under the trade symbol "NCBC," and such reports, proxy statements and other information concerning NCBC can be inspected and copied at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006 or obtained by calling the Nasdaq Public Reference Room Disclosure Group at (800) 638-8241. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") that NCBC has filed with the SEC under the Securities Act of 1933 (the "Securities Act"), to which reference is hereby made.

                          FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus may contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act with respect to the financial condition, results of operations and business of NCBC and FCB. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 12E of the Exchange Act and Section 27A of the Securities Act. NCBC and FCB caution readers that such "forward-looking statements," including without limitation, those relating to NCBC's and FCB's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to NCBC or FCB, are necessarily estimates reflecting the best judgment of NCBC and FCB senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward-looking statements." Such "forward-looking statements" should, therefore, be considered in light of various important factors, including those set forth in this Proxy Statement/Prospectus. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in NCBC's and FCB's portfolio of outstanding loans, and competition in NCBC's and FCB's markets. Other factors set forth from time to time in NCBC's reports and registration statements filed with the SEC should also be considered. NCBC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents of NCBC are incorporated by reference into this Proxy Statement/Prospectus:

    (1) the Annual Report on Form 10-K of NCBC for the year ended December 31, 1997;

    (2) the Quarterly Reports on Form 10-Q of NCBC for the quarters ended March 31, 1998 and June 30, 1998; and

    (3) the Registration Statement on Form S-8 (File No. 33-38552) filed with the SEC on January 11, 1991, which provides a description of the NCBC Common Stock to be issued pursuant to the Merger.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN NCBC DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, FROM LEWIS E. HOLLAND, VICE CHAIRMAN, TREASURER AND CHIEF FINANCIAL OFFICER, NATIONAL COMMERCE BANCORPORATION, ONE COMMERCE SQUARE, MEMPHIS, TENNESSEE 38150; TELEPHONE NO. (901) 523-3242. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 14, 1998.

                                    SUMMARY

  Certain significant matters discussed in this Proxy Statement/Prospectus are summarized below. These summaries are not intended to be complete and are qualified in all respects by reference to the detailed information appearing elsewhere in this Proxy Statement/Prospectus. FCB Shareholders are urged to review carefully the entire Proxy Statement/Prospectus (including the Appendices and other documents to which this Proxy Statement/Prospectus refers).

THE PARTIES

  NCBC. National Commerce Bancorporation ("NCBC") is a registered bank holding company and owns National Bank of Commerce; Nashville Bank of Commerce; NBC Bank, F.S.B. (Knoxville); NBC Bank, F.S.B. (Roanoke) and 49 percent of First Market Bank, F.S.B. (Richmond). At present, NCBC provides its financial institutions with financial advice and counsel and performs the record-keeping functions necessary to comply with accounting and regulatory requirements. In addition, NCBC owns National Commerce Bank Services, Inc., which provides in-store bank consulting services; Commerce General Corporation and NBC Capital Markets Group, Inc., which provide data processing and broker-dealer services, respectively; NBC Insurance Services, Inc., a consumer insurance subsidiary; Commerce Capital Management, Inc., which provides investment advisory services; Commerce Finance Company, a consumer finance subsidiary; TransPlantinum Service Corp., a provider of electronic payment systems, data processing and card services; Kenesaw Leasing, Inc. and J&S Leasing, Inc., both equipment leasing firms; and USI Alliance Corp., a lockbox leasing company.

  NCBC, a Tennessee corporation, was formed in February 1966 as a Tennessee financial corporation. The corporate name was changed in 1970, and the present name was adopted in May 1978. NCBC common stock, par value $2.00 per share (the "Common Stock"), is traded on The Nasdaq Stock Market's National Market System under the symbol "NCBC." Unless the context otherwise requires, references to NCBC include National Commerce Bancorporation and its subsidiaries. NCBC's principal executive offices are located at One Commerce Square, Memphis, Tennessee 38150, and its telephone number is (901) 523-3242.

  FCB. First Community Bancorp, Inc. ("FCB"), a Georgia corporation, was organized on May 31, 1989, for the purpose of acquiring all of the issued and outstanding common stock of First Community Bank & Trust (the "Bank"). Pursuant to a Plan of Reorganization, effective December 1, 1989, FCB acquired all of the issued and outstanding shares of common stock of the Bank. As a result of this transaction, the former shareholders of the Bank became the shareholders of FCB, and the Bank became a wholly owned subsidiary of FCB. FCB's principal executive offices are located at 827 Joe Frank Harris Parkway, S.E., Cartersville, Georgia 30120, and its telephone number is (706) 382-1495.

  The Bank is a financial institution which was organized under the laws of the State of Georgia on July 11, 1988 and, on October 23, 1989, began operation of a full-service commercial banking business based in Bartow County, Georgia. The Bank provides such customary banking services as checking and savings accounts, various types of time deposits, safe deposit facilities and individual retirement accounts. It also makes secured and unsecured loans and provides other financial services to its customers. While the Bank has trust powers, such powers are currently exercised only to permit the Bank to serve as custodian of its individual retirement accounts. The Bank engages in a general commercial banking business in its community, emphasizing the banking needs of individuals and small- to medium-sized businesses and professional concerns.

THE MEETING

  The Special Meeting of FCB Shareholders (the "Meeting") will be held at the main office of the Bank at 827 Joe Frank Harris Parkway, S.E., Cartersville, Georgia 30120, on October 21, 1998 at 4:00 p.m., local time. The purpose of the Meeting is to consider and vote upon the approval and adoption of the Merger Agreement. Only holders of shares of FCB Common Stock of record at the close of business on August 25, 1998 (the "Record Date"), will be entitled to vote at the Meeting. As of the Record Date, there were 430,204 shares of FCB Common Stock outstanding and entitled to vote, with each share entitled to one vote. As of the Record Date, approximately 33.45% of the outstanding shares of FCB Common Stock were beneficially owned by officers and directors of FCB and their affiliates. The presence in person or by proxy of the holders of a majority of the shares of FCB Common Stock outstanding as of the Record Date is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of a majority of the shares of FCB Common Stock entitled to vote is necessary to approve and adopt the Merger Agreement. See "Information Concerning the Meeting--Vote Required."

  A form of proxy for the FCB Common Stock is enclosed with this Proxy Statement/Prospectus. Holders of FCB Common Stock are requested to sign and return the proxy. All shares of FCB Common Stock represented by properly executed proxies, unless such proxies have been previously revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted for approval of the Merger Agreement and, in the discretion of the proxy holder, as to any other matter which may properly come before the Meeting. See "The Information Concerning the Meeting--Revocability of Proxies" and "--Solicitation of Proxies."

THE MERGER

  General. The Merger Agreement, a copy of which is attached as Appendix I and incorporated by reference in this Proxy Statement/Prospectus, provides for the Merger of FCB with and into NCBC in accordance with the applicable provisions of the Georgia Business Corporation Code (the "GBCC") and the Tennessee Code Annotated (the "Tennessee Code"). NCBC will be the surviving corporation of the Merger. The separate existence of FCB will cease following the Merger and the Bank will become a wholly owned bank subsidiary of NCBC. Subject to the terms, conditions and procedures set forth in the Merger Agreement, upon consummation of the Merger at the time and date specified in the articles of merger to be filed to effect the Merger (the "Effective Time"), each of the issued and outstanding shares of FCB Common Stock (excluding treasury shares and shares held by FCB Shareholders who perfect their dissenters' rights) will be converted, without any further action on the part of FCB Shareholders, into the right to receive 3.2684 shares of NCBC Common Stock (the "Exchange Ratio"). FCB Shareholders who properly exercise and perfect their dissenters' rights under the GBCC will be paid the statutory fair value of their shares in cash. In addition, cash will be paid to FCB Shareholders in lieu of fractional shares otherwise issuable in the Merger based on a price of $21.519 per share of NCBC Common Stock.

  Background of the Merger. The managements of NCBC and FCB began considering a potential combination in March 1998. A letter of intent was finalized and executed on April 9, 1998. The Merger Agreement was approved by the FCB Board of Directors on August 3, and by the NCBC Board of Directors on April 22. The Merger Agreement was executed on August 5, 1998. See "The Merger--Background of the Merger."

  Board of Directors' Recommendation. The Board of Directors of FCB voted to approve the Merger Agreement as being in the best interests of FCB and FCB Shareholders and recommends that FCB Shareholders vote for the approval of the Merger and the approval and adoption of the Merger Agreement. See "The Merger-- Reasons for the Merger; Board of Directors' Recommendation."

  Covenants; Conditions; Representations and Warranties; Amendment and Termination. The respective obligations of the parties to consummate the Merger are subject to, among other things, the requisite vote of FCB Shareholders approving the Merger and compliance with certain regulatory requirements. Additional conditions to the obligations of NCBC and FCB to consummate the Merger are discussed in "The Merger--Covenants; Conditions; Representations and Warranties; Amendment and Termination."

  The Merger Agreement may be amended by agreement between FCB and NCBC, but no amendment reducing the consideration to be received by FCB Shareholders is valid unless approved by the FCB Shareholders. The Merger Agreement may be terminated by either NCBC or FCB, if by November 30, 1998, specified conditions in the Merger Agreement have not been satisfied or waived.

  In addition to the conditions described in the preceding sentence, the obligation of NCBC to consummate the Merger is subject the following conditions: (i) exclusive of gains or losses on transactions in securities, total consolidated shareholders equity of FCB at the time of the closing shall not be less than $8,330,000; (ii) FCB shall own, free and clear of any liens, not less than 100% of the outstanding capital stock of the Bank; (iii) from and after December 31, 1997, neither FCB nor the Bank shall have consummated any extraordinary sale of assets nor any material investment portfolio restructuring; and (iv) certain FCB officers shall have entered into non-compete agreements with NCBC and the Bank.

  Regulatory or Other Legal Considerations. The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"), and the expiration of the 30-day Department of Justice waiting period. NCBC filed an application for such approval on August 20, 1998. NCBC believes the approval will be granted on or about September 25, 1998. The Merger is also subject to approval by the State of Georgia Department of Banking and Finance. NCBC filed an application for such approval on August 25, 1998. NCBC believes the Georgia approval will be granted on or about September 21, 1998. See "The Merger--Regulatory and Other Legal Considerations."

  Federal Income Tax Considerations. NCBC and FCB will receive an opinion of NCBC's counsel that the Merger will constitute a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), and that no gain or loss will be recognized by the FCB Shareholders for federal income tax purposes upon the conversion of FCB Common Stock into NCBC Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares of NCBC Common Stock) or by holders of FCB Options (as defined, see "The Merger--General") upon the conversion of such options into rights with respect to NCBC Common Stock. See "The Merger--Federal Income Tax Considerations."

  Comparison of Rights of FCB and NCBC Shareholders. FCB is incorporated under the laws of the State of Georgia. NCBC is incorporated under the laws of the State of Tennessee. FCB Shareholders, whose rights as shareholders are currently governed by Georgia law and the FCB Articles of Incorporation and Bylaws, upon consummation of the Merger will become shareholders of NCBC and their rights as NCBC shareholders will be governed by Tennessee law and the NCBC Restated Charter (the "NCBC Charter") and Bylaws. The NCBC Charter and Bylaws contain certain provisions intended to deter certain takeover attempts. The FCB Articles of Incorporation and Bylaws contain similar, but not identical, provisions. See "Comparison of Rights of FCB and NCBC Shareholders."

  Dissenters' Rights. FCB Shareholders who do not vote in favor of the Merger and who comply with the applicable provisions of the GBCC, which provisions require, among other things, the filing of a written notice of the shareholder's intention to demand payment for his shares before the vote with respect to the Merger Agreement is taken prior to or at the Meeting, will be entitled, if the Merger is consummated, to have a Georgia court determine the statutory fair value of his shares of FCB Common Stock and to receive payment of that amount in cash in lieu of receiving shares of NCBC Common Stock in the Merger. See "The Merger--Dissenters' Rights" and Appendix III.

MARKET PRICES OF NCBC AND FCB COMMON STOCK

  NCBC. The NCBC Common Stock is traded over-the-counter on the Nasdaq National Market tier and is quoted under the trade symbol "NCBC." On April 23, 1997, NCBC announced a 2-for-1 stock split, effective as of May 16, 1997, for shares held of record on May 5, 1997. On April 22, 1998, NCBC's Board of Directors declared a second two-for-one stock split, effective as of July 1, 1998, for shareholders of record as of June 5, 1998. The stock prices set forth in the table below have been adjusted to reflect such stock splits. The stock prices listed in the table were obtained from Nasdaq and represent the high and low closing sales prices.

                       MARKET PRICE OF NCBC COMMON STOCK

   YEAR/QUARTER                                                  HIGH     LOW
   ------------                                                 ------- -------
   1996
    First Quarter..............................................  $7.750  $6.375
    Second Quarter.............................................   7.938   7.438
    Third Quarter..............................................   8.375   7.750
    Fourth Quarter.............................................   9.595   8.313
   1997
    First Quarter.............................................. $11.500  $8.936
    Second Quarter.............................................  11.813   9.625
    Third Quarter..............................................  13.813  11.438
    Fourth Quarter.............................................  17.875  13.594
   1998
    First Quarter.............................................. $21.313 $15.125
    Second Quarter.............................................  23.375  19.688
    Third Quarter (through September 11, 1998).................  25.750  16.750

  FCB. The FCB Common Stock is not traded publicly and no specific market sales prices can be quoted. FCB has maintained partial records of share prices based upon actual transactions disclosed. However, these records are incomplete since they do not reflect prices for all transactions in FCB Common Stock. To the extent such information has been disclosed to FCB, the share prices of FCB Common Stock are as follows:

                    KNOWN TRADING PRICES OF FCB COMMON STOCK

   YEAR/QUARTER                                                    HIGH   LOW
   ------------                                                   ------ ------
   1996
    First Quarter................................................ $15.30 $15.30
    Second Quarter...............................................  15.51  15.51
    Third Quarter................................................  16.17  16.17
    Fourth Quarter...............................................  20.00  17.11
   1997
    First Quarter................................................ $20.00 $20.00
    Second Quarter...............................................  25.25  25.25
    Third Quarter................................................      *      *
    Fourth Quarter...............................................  25.25  25.25
   1998
    First Quarter................................................ $33.70 $25.25
    Second Quarter...............................................  49.02  49.02
    Third Quarter (through September 11, 1998)...................      *      *

--------
* FCB is not aware of the occurrence of any trades of FCB Common Stock during this quarter

  On April 17, 1998, the last trading day before the public announcement of the Merger, the high and low sales prices per share reported on the Nasdaq National Market tier for NCBC Common Stock were $20.688 and $20.500, respectively (after giving effect to a two-for-one stock split effective on July 1, 1998) ($67.615 and $67.02, respectively, on an equivalent share basis for each share of FCB Common Stock based on the Exchange Ratio). On the trading day prior to the date of this Proxy Statement/Prospectus, the high and low sales prices per share reported on the Nasdaq National Market tier for NCBC Common Stock were $20.000 and $18.875, respectively ($65.368 and $61.691, respectively, on an equivalent share basis for each share of FCB Common Stock based on the Exchange Ratio). FCB SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE MARKET PRICES OF NCBC COMMON STOCK.

NCBC AND FCB SELECTED HISTORICAL FINANCIAL DATA

  NCBC. The selected consolidated financial data of NCBC for, and as of the end of, each of the periods indicated in the five-year period ended December 31, 1997, have been derived from the audited consolidated financial statements of NCBC. The selected consolidated financial data for each of the six-month periods ended June 30, 1997 and 1998, and as of June 30, 1998, have been derived from the unaudited consolidated financial statements of NCBC, which reflect, in the opinion of management of NCBC, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full year. The selected financial data should be read in conjunction with the consolidated financial statements of NCBC and the notes thereto which have been incorporated by reference herein. All common share data have been restated to reflect a two-for-one stock split, effective as of May 16, 1997, and a subsequent two-for-one stock split effective on July 1, 1998. Pro forma data reflecting the Merger and certain other acquisitions are not presented because such acquisitions individually and combined do not have a significant effect on the data as presented. On January 29, 1998, NCBC acquired First Citizens Bancshares Company, a one bank holding company located in Marion, Arkansas. In connection therewith NCBC issued 557,582 shares of NCBC Common Stock (after giving effect to a two-for-one stock split effective on July 1, 1998). On March 31, 1998, NCBC acquired Bancshares of West Memphis, a one bank holding company located in West Memphis, Arkansas. In connection therewith, NCBC issued 1,699,920 shares of NCBC Common Stock (after giving effect to a two-for-one stock split effective on July 1, 1998). On August 1, 1998, NCBC acquired CBC Bancshares, Inc., a one bank holding company located in Collierville, Tennessee. In connection therewith, NCBC issued 534,531 shares of NCBC Common Stock. Acquisitions accounted for under the pooling of interests accounting method are included for all periods presented, while acquisitions accounted for under the purchase accounting method are included from the date of acquisition.

                                                                                      SIX MONTHS
                                                                                         ENDED
                                     FOR THE YEAR ENDED DECEMBER 31,                   JUNE 30,
                          ------------------------------------------------------ ---------------------
                             1993       1994       1995       1996       1997       1997       1998
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
 Total interest income..  $  162,690 $  195,120 $  246,465 $  286,567 $  336,993 $  162,856 $  182,814
 Total interest ex-
  pense.................      62,297     85,099    126,440    151,101    174,172     85,090     90,890
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Net interest income....     100,393    110,021    120,025    135,466    162,821     77,766     91,924
 Provision for loan
  losses................       8,392      7,077      9,750     14,134     17,013      7,005      3,497
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Net interest income af-
  ter provision for loan
  losses................      92,001    102,944    110,275    121,332    145,808     70,761     88,427
 Total other income.....      52,289     49,940     53,868     69,635     82,405     36,445     41,953
 Total other expenses...      86,082     87,574     91,830    103,875    123,460     59,468     68,989
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Income before income
  taxes.................      58,208     65,310     72,313     87,092    104,753     47,738     61,391
 Income taxes...........      18,802     20,968     23,278     29,579     34,973     16,514     20,897
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Net income.............  $   39,406 $   44,342 $   49,035 $   57,513 $   69,780 $   31,224 $   40,494
                          ========== ========== ========== ========== ========== ========== ==========
PER COMMON SHARE DATA:
 Earnings per share--ba-
  sic...................  $     0.41 $     0.46 $     0.50 $     0.59 $     0.71 $     0.32 $     0.40
 Earnings per share--di-
  luted.................  $     0.40 $     0.45 $     0.49 $     0.58 $     0.69 $     0.31 $     0.40
 Cash dividends de-
  clared................  $     0.14 $     0.16 $     0.18 $     0.20 $     0.23 $     0.11 $     0.15
                                               DECEMBER 31,                            JUNE 30,
                          ------------------------------------------------------ ---------------------
                             1993       1994       1995       1996       1997       1997       1998
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Total cash and cash
  equivalents...........  $  120,396 $  166,433 $  387,755 $  195,902 $  247,493 $  190,003 $  242,017
 Available-for-sale
  securities............     954,788    872,379    516,623    700,775    408,083    733,615    687,151
 Held-to-maturity
  securities............      17,408    283,906    762,023    817,124  1,210,071    882,584  1,131,779
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
  Total securities......     972,196  1,156,285  1,278,646  1,517,899  1,618,154  1,616,199  1,818,930
 Trading account
  securities............      63,124     13,507     20,159     31,812     98,332     34,059     67,878
 Loans, net of unearned
  discounts.............   1,395,830  1,592,806  1,931,213  2,347,973  2,608,967  2,540,652  2,887,453
 Less allowance for loan
  losses................      21,467     24,310     29,010     35,514     43,297     38,110     45,050
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
  Net loans.............   1,374,363  1,568,496  1,902,203  2,312,459  2,565,670  2,502,542  2,842,403
 Premises and equipment
  net...................      15,388     17,729     18,382     21,799     27,404     24,039     32,120
 Broker/dealer customer
  receivables...........      23,645      1,130     13,444     11,699      7,695     20,928     55,615
 Other assets...........      51,655     82,229     74,453    108,839    127,263    133,813    141,654
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
  Total assets..........  $2,620,767 $3,005,809 $3,695,042 $4,200,409 $4,692,011 $4,521,583 $5,200,617
                          ========== ========== ========== ========== ========== ========== ==========
 Total deposits.........  $1,919,641 $2,154,390 $2,574,770 $2,976,430 $3,251,242 $2,997,545 $3,415,788
 Short-term borrowings
  and other
  liabilities...........     289,652    299,076    444,413    358,476    492,601    580,355    563,504
 Federal Home Loan Bank
  advances..............     170,025    321,541    372,799    396,109    389,884    404,724    636,812
 Long term debt.........       6,372      6,383      6,381    156,065    156,252    156,158    156,345
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
  Total liabilities.....   2,385,690  2,781,390  3,398,363  3,887,080  4,289,979  4,138,782  4,772,449
  Capital trust
   passthrough
   securities...........                                                  49,884     49,877     49,890
Total shareholders' eq-
 uity...................     235,077    224,419    296,679    313,329    352,148    332,924    378,278
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
  Total liabilities and
   shareholders'
   equity...............  $2,620,767 $3,005,809 $3,695,042 $4,200,409 $4,692,011 $4,521,583 $5,200,617
                          ========== ========== ========== ========== ========== ========== ==========

  FCB. The summary selected consolidated financial data of FCB for each of the periods indicated in the five-year period ended December 31, 1997, have been derived from the audited consolidated financial statements of FCB. The selected consolidated financial data for each of the six-month periods ended June 30, 1997 and 1998 have been derived from the unaudited consolidated financial statements of FCB, which reflect, in the opinion of management of FCB, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results of such interim periods are not necessarily indicative of the results for the full year. The selected financial data should be read in conjunction with FCB's consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of FCB's Financial Condition and Results of Operations" set forth elsewhere in this Proxy Statement/Prospectus.

                                      FCB
                        SUMMARY SELECTED FINANCIAL DATA

                                                                                            SIX MONTHS
                                         YEAR ENDED DECEMBER 31,                          ENDED JUNE 30,
                          ----------------------------------------------------------  -----------------------
                             1993        1994        1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
SUMMARY OF OPERATING RE-
 SULTS DATA:
 Net Interest Income....   1,964,705   2,443,445   3,421,947   4,145,188   4,809,928   2,306,460    2,513,999
 Provision for Possible
  Loan Losses...........     120,488     192,000     192,000     216,000     299,893     149,893      150,000
 Net Income.............     787,044     567,270     993,365   1,237,538   1,449,366     648,085      673,675
PERIOD END BALANCE SHEET
 DATA:
 Total Assets...........  48,235,191  57,518,288  64,677,989  79,221,198  90,951,775  84,004,426  102,985,206
 Total Deposits.........  42,005,622  50,735,379  55,854,136  65,373,546  77,676,041  70,700,368   89,017,441
 Shareholders' Equity...   4,285,407   4,672,536   5,774,487   6,888,738   8,089,564   7,597,690    8,698,627
PER COMMON SHARE DATA:
 Net Income (Basic
  EPS)..................        1.86        1.38        2.34        2.98        3.43        1.52         1.58
 Cash Dividends.........         --          --          --         0.30         *           *            --
 Book Value.............       10.32       11.26       13.91       16.60       16.91       17.77        19.00
PERFORMANCE RATIOS:
 Return on Assets.......        1.90%       1.09%       1.66%       1.72%       1.74%       1.59%        1.43%
 Return on Equity.......       20.10%      13.11%      19.22%      20.11%      19.90%      17.90%       16.05%

--------
*A 2% stock dividend was declared for this period which resulted in the issuance of 8,258 shares.

NCBC AND FCB EQUIVALENT PER COMMON SHARE DATA(1)

  The following unaudited table presents selected historical per common share data for NCBC and FCB and FCB equivalent per common share data on the basis described in Note (2). All common share data have been restated to reflect stock splits and stock dividends during the periods presented. This data should be read in conjunction with the historical financial statements of NCBC (incorporated by reference into this Proxy Statement/Prospectus) and of FCB (set forth elsewhere in this Proxy Statement/Prospectus).

                                        PER SHARE OF COMMON STOCK
                         -------------------------------------------------------
                         NET INCOME  NET INCOME       CASH         BOOK VALUE
                         (BASIC)(3) (DILUTED)(3) DIVIDENDS(4)(5) (END OF PERIOD)
                         ---------- ------------ --------------- ---------------
NCBC--Historical
  Year ended December
   31, 1995.............    $.50        $.49          $ .18           $2.99
  Year ended December
   31, 1996.............    $.59        $.58          $ .20           $3.22
  Year ended December
   31, 1997.............    $.71        $.69          $ .23           $3.61
  Six Months ended June
   30, 1998.............    $.40        $.40          $ .15           $3.80
FCB--Historical
  Year ended December
   31, 1995.............   $2.34                                     $13.91
  Year ended December
   31, 1996.............   $2.98                      $0.30          $16.60
  Year ended December
   31, 1997.............   $3.43                                     $16.91
  Six Months ended June
   30, 1998.............   $1.58                                     $19.00
FCB--Equivalent(2)
  Year ended December
   31, 1995.............   $1.63       $1.60          $ .59          $ 9.77
  Year ended December
   31, 1996.............   $1.93       $1.90          $ .65          $10.52
  Year ended December
   31, 1997.............   $2.32       $2.26          $ .75          $11.80
  Six Months ended June
   30, 1998.............   $1.31       $1.31          $ .49          $12.42

--------
(1) Pro forma data reflecting the Merger and certain other acquisitions are not presented because such acquisitions individually and combined do not have a significant effect on the data as presented. On January 29, 1998, NCBC acquired First Citizens Bancshares Company, a one bank holding company located in Marion, Arkansas. In connection therewith, NCBC issued 557,582 shares of NCBC Common Stock (after giving effect to a two-for-one stock split effective July 1, 1998). On March 31, 1998, NCBC acquired Bancshares of West Memphis, a one bank holding company located in West Memphis, Arkansas. In connection therewith, NCBC issued 1,699,920 shares of NCBC Common Stock (after giving effect to a two-for-one stock split effective July 1, 1998). On August 1, 1998, NCBC acquired CBC Bancshares, Inc., a one bank holding company located in Collierville, Tennessee. In connection therewith, NCBC issued 534,531 shares of NCBC Common Stock. Acquisitions accounted for under the pooling of interests accounting method are included for all periods presented, while acquisitions accounted for under the purchase accounting method are included from the date of acquisition.
(2) Represents NCBC data equivalent to one share of FCB Common Stock computed by multiplying NCBC historical data by the Exchange Ratio.
(3) Net income per common share (basic) is based on the average number of common shares outstanding during the periods presented. Diluted net income per common share incudes an adjustment for the assumed conversion of all potentially dilutive securities.
(4) NCBC declared quarterly dividends per common share of $.06 beginning the fourth quarter of 1996. In the fourth quarter of 1997, the dividend was increased to $.07 per common share. On July 9, 1998 the NCBC Board of Directors declared a quarterly dividend of $.08 per common share.
(5) FCB's management has for the past two years declared dividends. In 1997, a 2% stock dividend was declared, which resulted in the issuance of 8,258 shares. In 1996, a cash dividend of $139,531 in the aggregate ($.30 per share of FCB Common Stock) was declared. The Merger Agreement restricts the right of FCB to declare dividends. Thereunder, FCB is prohibited from declaring or paying dividends or making any other distribution in respect of FCB Common Stock, with the exception of a cash dividend, which the parties have agreed will be $.49 per share of FCB Common Stock outstanding. The FCB Board of Directors declared such dividend on August 25, 1998, payable to FCB Shareholders of record on August 25, 1998. The right of FCB to declare and pay such dividend is subject to certain restrictions. See "The Merger--Covenants; Conditions; Representations and Warranties; Amendment and Termination."

                                 RISK FACTORS

TRANSFER OF CONTROL TO NCBC

  FCB Shareholders currently control FCB through their ability to elect the Board of Directors of FCB and to vote on various matters affecting FCB. The Merger will transfer control of FCB from the FCB Shareholders to NCBC. As of the Effective Time, the FCB Shareholders will become shareholders of NCBC, a multi-bank holding company. As a result of the Merger, the former FCB Shareholders will no longer have the ability to control or influence the management policies of FCB's operations, and as shareholders of NCBC their ability to influence the management policies of NCBC will be limited due to the fact that they will hold a relatively small percentage of the voting stock of NCBC.

COMPETITION

  NCBC's banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue.

RISK FROM GENERAL ECONOMIC CONDITIONS

  In addition, general economic conditions impact the banking industry. The credit quality of NCBC's loan portfolio necessarily reflects, among other matters, the general economic conditions in the areas in which it conducts its business. The continued financial success of NCBC and its subsidiaries depends somewhat on factors which are beyond NCBC's control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on NCBC's financial condition and results of operations, which, in all likelihood, would adversely affect the market price of NCBC Common Stock. See "Summary--Market Prices of NCBC and FCB Common Stock."

LESS ATTRACTIVE ACQUISITION TARGET

  The NCBC Charter and Bylaws contain several provisions which may make NCBC a less attractive target for acquisition by any entity that does not have the support of NCBC's Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. FCB's Articles of Incorporation and Bylaws contain similar restrictions, although under Georgia law FCB's shareholders may take action without a meeting only by unanimous written consent unless otherwise provided in the bylaws. See "Comparison of Rights of FCB and NCBC Shareholders--Charter and Bylaw Provisions Affecting NCBC Common Stock."

POSSIBLE VOLATILITY OF STOCK PRICE

  The trading markets for equity securities, such as NCBC Common Stock, have recently experienced a period of volatility. The Dow Jones Industrial Average, a widely followed measure of the stock market's performance (the "DJIA"), fell from a high of 9,337.97, its close on July 17, 1998, to 8,020.78, its close on September 8, 1998, a decline of 14.11 percent. Furthermore, the DJIA experienced its second largest one-day decline, a loss of 512.61 on August 31, 1998, and its largest one-day increase, a gain of 380.53 on September 8, 1998. Other market indicators have experienced similar volatility. Since July 9, 1998, the closing price of a share of NCBC Common Stock has exhibited similar volatility, ranging from a high of $25.750 per share to a low of $16.750 per share. Market analysts have attributed the volatility to a number of factors, including economic conditions in Russia, Asia and Latin America. NCBC has negligible exposure to financial losses from turmoil in such foreign economies. However, NCBC cautions FCB Shareholders that such factors, as well as others that NCBC cannot predict, may cause an adverse impact on the trading markets for equity securities, including shares of NCBC Common Stock.

                      INFORMATION CONCERNING THE MEETING

THE MEETING

  The Meeting will be held at the main office of the Bank at 827 Joe Frank Harris Parkway, S.E., Cartersville, Georgia 30120, on October 21, 1998 at 4:00 p.m., local time. The purpose of the Meeting is to consider and vote upon the approval and adoption of the Merger Agreement. Only holders of FCB Common Stock of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting. As of the Record Date, there were 430,204 shares of FCB Common Stock outstanding and entitled to vote, with each such share entitled to one vote.

VOTE REQUIRED

  Under the GBCC, the affirmative vote of the holders of a majority of the outstanding shares of FCB Common Stock entitled to vote is required to approve and adopt the Merger Agreement. On the Record Date, there were approximately 816 holders of record of FCB Common Stock. On such date, the directors and officers of FCB and their affiliates beneficially owned, and expressed their intent to vote in favor of the Merger, a total of approximately 33.45% of the outstanding shares of FCB Common Stock. At the date of this Proxy Statement/Prospectus, neither NCBC nor any of its affiliates owned any of the outstanding shares of FCB Common Stock.

VOTING OF PROXIES

  Shares of FCB Common Stock represented by properly executed proxies received at or prior to the Meeting will be voted at the Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Agreement. Any stockholder present in person or by proxy (including broker non-votes) at the Meeting who abstains from voting will be counted for purposes of determining whether a quorum exists. With respect to all matters considered at the Meeting, an abstention (or broker non-vote) has the same effect as a vote AGAINST the proposal.

  If any other matters are properly presented at the Meeting, the person or persons named in the form of proxy enclosed with this Proxy Statement/Prospectus and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. FCB has no knowledge of any matters to be presented at the Meeting, other than the matters described in this Proxy Statement/Prospectus.

REVOCABILITY OF PROXIES

  The grant of a proxy on the enclosed form of proxy does not preclude an FCB Shareholder from voting in person or otherwise revoking a proxy. Attendance at the meeting will not in and of itself constitute revocation of a proxy. An FCB Shareholder may revoke a proxy at any time prior to its exercise by delivering to Danny F. Dukes, Secretary of FCB, a duly executed revocation or proxy bearing a later date or by voting in person at the Meeting.

SOLICITATION OF PROXIES

  FCB will bear the cost of the solicitation of proxies in connection with the Meeting, except that NCBC will bear a portion of the filing fees payable in connection with the Registration Statement of which this Proxy Statement/Prospectus is a part and this Proxy Statement/Prospectus and printing costs incurred in connection with the printing of such Registration Statement and this Proxy Statement/Prospectus based on the relative asset sizes of the parties at December 31, 1997. In addition to solicitation by mail, the directors, officers and employees of FCB may solicit proxies by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements may also be made with brokerage firms, nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and FCB will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.

OTHER MATTERS TO BE CONSIDERED

  It is not anticipated that any matter other than matters described above will be brought before the Meeting.

                                  THE MERGER

  The descriptions of the terms and conditions of the Merger, the Merger Agreement, and any related documents in this Proxy Statement/Prospectus are qualified in their entirety by reference to the copy of the Merger Agreement attached as Appendix I to this Proxy Statement/Prospectus, to the Georgia statute governing dissenters' rights, a copy of which is attached as Appendix III to this Proxy Statement/Prospectus, to the Registration Statement of which this Proxy Statement/Prospectus is a part and to the exhibits to the Registration Statement.

GENERAL

  Subject to the terms of the Merger Agreement, FCB will be merged with and into NCBC in accordance with Georgia law. NCBC will be the surviving corporation of the Merger and the separate existence of FCB will cease following the Merger. The Bank will become a wholly owned subsidiary of NCBC as a result of the Merger. If all conditions to consummation of the Merger are satisfied or waived, unless the Merger Agreement is terminated in accordance with its terms, Articles of Merger reflecting the Merger will be filed with the Secretary of State of the State of Georgia, and the Merger will then become effective at the Effective Time. It is presently contemplated that the Effective Time will occur as soon as practicable after the Meeting and the receipt of the approval of the FRB and the Georgia Department of Banking and Finance and the expiration of the statutory Department of Justice 30-day waiting period following FRB approval, subject to the conditions described under "The Merger--Covenants; Conditions; Representations and Warranties; Amendment and Termination."

  At the Effective Time, each of the issued and outstanding shares of FCB Common Stock (other than treasury shares and shares held by FCB Shareholders who perfect their dissenters' rights) will be converted, without any action on the part of the holders of those shares, into the right to receive 3.2684 shares of NCBC Common Stock. FCB Shareholders who properly exercise and perfect their dissenters' rights under the GBCC will be paid the statutory fair value of their shares in cash. In the event NCBC changes the number of shares of NCBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization, and the record date therefor is prior to the Effective Time, the ratio under which shares of FCB Common Stock will be converted into shares of NCBC Common Stock will be proportionally adjusted. Furthermore, at the Effective Time, all rights with respect to FCB Common Stock pursuant to stock options ("FCB Options") granted by FCB under its qualified stock options plans, its employment agreement with J. Steven Walraven, the President of the Bank, and its incentive stock option plan (collectively, the "FCB Option Plans"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to NCBC Common Stock.

  On the trading day prior to the date of this Proxy Statement/Prospectus, the closing sale price of a share of NCBC Common Stock on the Nasdaq National Market tier was $19.750. Based on such price, the equivalent value of a share of FCB Common Stock would be $64.551 based on the Exchange Ratio. The market price of NCBC Common Stock is subject to fluctuations and could be more or less than its market price on the date of this Proxy Statement/Prospectus. Any such change will cause a corresponding change in the equivalent value of a share of FCB Common Stock. FCB SHAREHOLDERS ARE URGED TO OBTAIN UPDATED MARKET INFORMATION CONCERNING NCBC COMMON STOCK.

  No fractional shares of NCBC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, each FCB Shareholder who otherwise would be entitled to a fractional share of NCBC Common Stock will receive a cash payment (without interest) equal to the product of the Current Market Price Per Share (as defined in the Merger Agreement, $21.52) multiplied by the fractional share of NCBC Common Stock otherwise issuable.

BACKGROUND OF THE MERGER

  The managements of NCBC and FCB began considering a potential combination in March 1998. A letter of intent was finalized and executed as of April 9, 1998. The Merger Agreement was approved by the FCB Board of Directors on August 3, 1998, and by the NCBC Board of Directors on April 22, 1998. The Merger Agreement was executed on August 5, 1998.

REASONS FOR THE MERGER; BOARD OF DIRECTORS' RECOMMENDATION

  Reasons for the Merger. The Board of Directors of FCB believes that the Merger is in the best interests of FCB and the FCB Shareholders. The market value of the NCBC Common Stock to be issued in the Merger represents a substantial premium over the book value of FCB Common Stock. The dividends currently paid on the 3.2684 shares of NCBC Common Stock into which each share of FCB Common Stock would be converted are greater than those currently paid on FCB Common Stock. Furthermore, for the first time, FCB Shareholders will have substantial liquidity in their investment because, unlike FCB Common Stock, NCBC Common Stock is listed and actively traded. The Merger also will allow the FCB Shareholders to own shares in NCBC, which has significantly greater financial resources and many more banking locations in more diversified markets than FCB has at the present time and can expect to have in the future. Additionally, after the Merger, the resources of NCBC should enable the Bank to enhance its services to its customers and the northern Georgia community in which it operates.

  The Board of Directors of NCBC also believes that the Merger is in the best interests of NCBC and the NCBC shareholders. The Merger will allow NCBC to establish a "hub" for NCBC's network of in-store supermarket branches in Georgia, and should enable NCBC to facilitate expansion in the fast-growing market of northern Georgia. In addition, FCB has a strong commercial loan base which should enable NCBC to augment its small business and commercial lending services in the region.

  FCB entered into the Merger Agreement after consideration of various factors affecting the determination of the value for FCB Common Stock in the context of a merger transaction, including among other factors the histories, financial conditions, results of operations, and dividend records of FCB and NCBC, and the business prospects of FCB, both separately and as a combined entity with NCBC. In addition, the Board of Directors of FCB considered the effect of the Merger on the employees, customers and suppliers of FCB and the Bank and on the community where the Bank currently operates. The terms of the Merger Agreement are the result of arms-length negotiations between FCB and NCBC.

  Board of Directors' Recommendation. The Board of Directors of FCB believes that the proposed Merger is in the best interests of FCB and the FCB Shareholders and recommends that FCB Shareholders vote for approval and adoption of the Merger Agreement. The Board of Directors of FCB approved the Merger Agreement at its meeting on August 3, 1998, which was attended by eight of ten FCB directors.

INTERESTS OF CERTAIN PERSONS IN MERGER

  Effective January 1, 1998, the Bank entered into employment agreements with
J. Steven Walraven, who serves as President and Chief Executive Officer of the Bank, and Rodney L. Grizzle, who serves as Senior Vice President of the Bank (collectively these agreements are referred to as the "Employment Agreements"). The Employment Agreements each have a term of three years, which commenced January 1, 1998. Such term shall be automatically renewed at the end of each calendar year unless terminated as provided in the Employment Agreements. The Employment Agreements provide for termination with cause (as defined therein) and for termination by the respective employee by 90 days notice. Pursuant to his agreement, Mr. Walraven's base salary is $121,000 a year, and he is entitled to continued participation in his grant of options dated June 18, 1991, in the 1994 Incentive Stock Option Plan with options granted November 21, 1995 and in the 1997 Stock Option Plan executed April 1, 1997. Additional benefits to Mr. Walraven under his agreement include participation in medical, dental and group term life insurance plans; participation in a qualified retirement plan; and, participation in an executive private pension plan.

  Under Mr. Grizzle's agreement, his base salary is $70,000, and he is entitled to continued participation in the 1994 Incentive Stock Option with options granted November 21, 1995 and in the 1997 Stock Option Plan executed April 1, 1997. In addition, Mr. Grizzle was granted stock options for an additional 5,000 shares of FCB Common Stock. The exercise price ($33.70 per share) was the most recent appraisal value of the stock, and Mr. Grizzle's right to exercise the options will vest pro rata over five years from the date of the grant. Additional benefits to Mr. Grizzle under his agreement include participation in medical, dental and group term life insurance plans; participation in a qualified retirement plan; and, participation in an executive private pension plan.

  The Employment Agreements each include a confidentiality agreement and a covenant not to compete. The covenant not to compete shall remain in effect for three years after the respective employee's employment ends.

  In connection with the Merger Agreement, and as a condition to Closing, Mr. Walraven, Mr Grizzle and H. Boyd Pettit, III, Chairman of the FCB Board of Directors, agreed to enter into covenants not to compete with FCB and NCBC. When Mr. Walraven and Mr. Grizzle execute these covenants not to compete, they will supersede the covenants not to compete contained in the Employment Agreements discussed in the preceding paragraph. Also, in connection with the Merger Agreement, each FCB director who participates in FCB's Director's Indexed Fee Continuation Program, including the Endorsement Split Dollar Plan, consented to the termination of such program.

OPINION OF FINANCIAL ADVISOR TO FCB

  FCB retained Morgan Keegan & Company, Inc. ("Morgan Keegan") as its financial advisor to render an opinion to the FCB Board of Directors concerning the fairness, from a financial point of view, to FCB Shareholders of the Exchange Ratio pursuant to the Agreement. Morgan Keegan was retained by FCB on the basis of, among other things, its experience and expertise in the bank and thrift industries. As part of its investment banking business, Morgan Keegan is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes.

  On August 7, 1998 Morgan Keegan delivered its written opinion to the Board of Directors of FCB to the effect that, as of August 7, 1998 and based upon and subject to certain matters stated in such opinion, the Exchange Ratio is fair, from a financial point of view, to FCB Shareholders.

  The full text of the written opinion of Morgan Keegan, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix II and is incorporated herein by reference. FCB Shareholders are urged to read this opinion carefully in its entirety. Morgan Keegan's opinion is directed only to the fairness to the FCB Shareholders, from a financial point of view, of the Exchange Ratio and does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Meeting. The summary of the opinion of Morgan Keegan set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In arriving at its opinion, Morgan Keegan reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of FCB and certain senior officers and other representatives and advisors of NCBC concerning the businesses, operations and prospects of FCB and NCBC. Morgan Keegan examined certain publicly available business and financial information relating to FCB and NCBC as well as certain financial forecasts and other data for FCB and NCBC which were provided to Morgan Keegan by or otherwise discussed with the respective management teams of FCB and NCBC, including information relating to certain strategic implications and operational benefits anticipated from the Merger. Morgan Keegan reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of FCB and NCBC Common Stock; the historical and projected earnings and operating data of FCB and NCBC; and the capitalization and financial condition of FCB and NCBC. Morgan Keegan considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Morgan Keegan considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Morgan Keegan considered relevant in evaluating those of FCB and NCBC. Morgan Keegan also considered the relative contributions of FCB and NCBC to the combined company. In addition to the foregoing, Morgan Keegan conducted such other analyses and examinations and considered such other financial, economic and market criteria as Morgan Keegan deemed appropriate to arrive at its opinion. Morgan Keegan noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Morgan Keegan as of the date of its opinion.

  In conducting its review and rendering its opinion, Morgan Keegan assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Morgan Keegan. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Morgan Keegan, the management teams of FCB and NCBC advised Morgan Keegan that such forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgements of the respective management teams of FCB and NCBC as to the future financial performance of FCB and NCBC and the strategic implications and operational benefits anticipated from the Merger. Morgan Keegan assumed, with the consent of the Board of Directors of FCB, that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Morgan Keegan did not express any opinion as to what the value of NCBC Common Stock actually will be when issued pursuant to the Merger or the price at which NCBC Common Stock will trade subsequent to the Merger. In addition, Morgan Keegan did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of FCB or NCBC nor did Morgan Keegan make any physical inspection of the properties or assets of FCB or NCBC. Morgan Keegan was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for FCB or the effect of any other transaction in which FCB might engage. Although Morgan Keegan evaluated the Exchange Ratio from a financial point of view, Morgan Keegan was not asked to and did not recommend the specific consideration payable in the Merger, which was determined by FCB and NCBC through arms-length negotiations. No other limitations were imposed by FCB on Morgan Keegan with respect to the investigations made or procedures followed by Morgan Keegan in rendering its opinion.

  The following is a summary of the principal analyses performed by Morgan Keegan in connection with its opinion.

  Summary Transaction Analysis. Morgan Keegan reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Morgan Keegan reviewed the implied value of the consideration offered based upon a market price per share of $43.038 which is the average of the closing price per share of NCBC Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal) during the five (5) trading day period from April 3, 1998, through April 9, 1998. Such market price of $43.038 was then further adjusted to reflect the NCBC two-for-one (2 for 1) common stock split effective on July 1, 1998 to render a split-adjusted market price per share of $21.519. This indicates an implied value of $70.3327 per share of FCB Common Stock (assuming 492,183 fully diluted outstanding shares based on an exchange ratio of 3.2684 NCBC Common Stock shares for one share of FCB Common Stock which includes any Common Stock Equivalents). The implied aggregate transaction value is $34.62 million. Morgan Keegan calculated that as of April 9, 1998, the aggregate transaction value represented 35.43% of the total assets of FCB at March 31, 1998, 4.15x FCB's stated book value at March 31, 1998, and 22.94x FCB's earnings for the trailing twelve months ending March 31, 1998.

  Contribution Analysis. Morgan Keegan reviewed certain historical financial and operating information for FCB, NCBC and the pro forma combined entity resulting from the Merger based on financial data reported by FCB and NCBC. Morgan Keegan analyzed the relative balance sheet contribution of FCB and NCBC for certain data to the combined company on a pro forma basis as of March 31, 1998. This analysis indicated that FCB would have contributed 1.9% to combined total assets, 2.4% to combined loans (net of allowances for losses), 2.3% to deposits and 2.2% to tangible equity. Morgan Keegan also analyzed the relative income statement contribution of FCB and NCBC for certain data to the combined company on a pro forma basis. This analysis indicated that FCB would have contributed 2.9% to combined net interest income for the latest twelve months ("LTM") ended March 31, 1998, 2.0% to combined pretax income and 2.0% to combined net income. At the Exchange Ratio of one share of FCB Common Stock for 3.2684 shares of NCBC Common Stock, the holders of outstanding FCB Common Stock would own approximately 1.5% of NCBC on a fully diluted basis.

  Comparable Company Analysis for FCB. Morgan Keegan reviewed and compared certain financial information relating to FCB to corresponding financial information, public market multiples and ratios for eight publicly traded Georgia companies that it deemed to be comparable to FCB. The companies which Morgan Keegan used for the purposes of this analysis were First Sterling Banks Inc., Golden Isle Financial Holdings, Inc., Habersham Bancorp, Merit Holding Corporation, PAB Bankshares, Inc., Savannah Bancorp, Inc., Southwest Georgia Financial Corporation, and Summit Bank Corporation (collectively, the "Comparable Companies"). Morgan Keegan calculated a range of market multiples for the Comparable Companies by dividing market value as of August 4, 1998 by each such company's LTM earnings per share ended March 31, 1998 and tangible book value reported March 31, 1998. This analysis indicated that the price per share/earnings multiples ("P/E") for LTM EPS ranged from 12.70x to 27.95x, with a mean of 20.42x and a median of 19.83x. Using balance sheet data as of March 31, 1998, Morgan Keegan's analysis of the Comparable Companies indicated market value multiples of tangible book value that ranged from 1.43x to 4.20x, with a mean of 2.50x and a median of 2.50x. Given that FCB Common Stock is thinly traded, Morgan Keegan did not calculate market value multiples for FCB. For the LTM results ending March 31, 1998, Morgan Keegan also compared certain ratios (including, among other things, return on latest assets; return on latest equity; loan loss reserve to total loans; total equity capital to total assets; and total loans to total deposits) of the Comparable Companies to FCB. For the Comparable Companies, the analysis indicated a return on latest assets range of 0.57% to 1.64%, with a mean of 1.24% and a median of 1.31%, compared with a 1.54% for FCB; a return on latest equity range of 7.34% to 15.02%, with a mean of 12.30% and a median of 12.77% for the Comparable Companies, compared to 18.10% for FCB; and a loan loss reserve to total loans range of 1.13% to 1.69%, with a mean of 1.47% and a median of 1.54% for the Comparable Companies, compared to a 1.82% for FCB. Additionally, the analysis indicated a total equity capital to total assets range of 7.73% to 12.30%, with a mean of 9.97% and a median of 9.47% for the Comparable Companies, compared to 8.53% for FCB; and a total loans to total deposits range of 64.79% to 95.63%, with a mean of 75.79% and a median of 73.24% for the Comparable Companies, compared to a 78.89% for FCB.

  Comparable Company Analysis for NCBC. Morgan Keegan reviewed and compared certain financial information relating to NCBC to corresponding financial information, public market multiples and ratios for eight publicly traded Southeastern banking companies that it deemed to be comparable to NCBC. The companies which Morgan Keegan used for purposes of this analysis were BancorpSouth, Inc., CCB Financial Corporation, Centura Banks, Inc., Cullen/Frost Bankers, Inc., International Bancshares Corporation, One Valley Bancorp, Inc. Trustmark Corporation, and Whitney Holding Corporation (collectively, the "NCBC Comparable Companies"). Morgan Keegan calculated a range of market multiples for the NCBC Comparable Companies by dividing market value as of August 4, 1998 by each such company's EPS for the latest twelve months ending March 31, 1998 and tangible book value as of March 31, 1998. This analysis indicated that the price per share/earnings multiples ("P/E") for LTM EPS ranged from 16.40x to 22.16x, with a mean of 18.77x and a median of 17.95x, compared to a 30.16x for NCBC. Using balance sheet data reported March 31, 1998, Morgan Keegan's analysis of the NCBC Comparable Companies indicated market value multiples of tangible book value that ranged from 2.07x to 3.74x, with a mean of 2.82x and a median of 2.45x, compared to 6.09x for NCBC. For the LTM results ending March 31, 1998, Morgan Keegan also compared certain ratios (including, among other things, return on latest assets; return on latest equity; loan loss reserve to total loans; total equity capital to total assets; and total loans to total deposits) of the NCBC Comparable Companies to NCBC. For the NCBC Comparable Companies, the analysis indicated a return on latest assets range of 1.07% to 1.36%, with a mean of 1.19% and a median of 1.16%, compared to 1.50% for NCBC; a return on latest equity range of 11.85% to 21.20% with a mean of 14.75% and a median of 13.47% for the NCBC Comparable Companies, compared to 20.18% for NCBC; and a loan loss reserve to total loans range of 1.34% to 2.08%, with a mean of 1.56% and a median of 1.48% for the NCBC Comparable Companies, compared to a 1.64% for NCBC. Additionally, the analysis indicated a total equity capital to total assets range of 5.44% to 10.89%, with a mean of 8.39% and a median of 8.61% for the NCBC Comparable Companies, compared to 7.41% for NCBC; and a total loans to total deposits range of 43.72% to 86.72%, with a mean of 73.03% and a median of 77.09% for the NCBC Comparable Companies, compared to 77.49% for NCBC.

  Stock Trading Analysis. Morgan Keegan reviewed and analyzed the price performance and the historical trading volume for NCBC's Common Stock.

  Morgan Keegan's analysis indicated that for the five-year period ending December 31, 1997, the compounded annual growth rate for NCBC was 29.98% compared to 31.34% for the Nasdaq Banking Stocks, 18.33% for the Nasdaq Composite, 17.37% for the S&P 500, and 22.76% for the S&P Bank Composite.

  Additionally, Morgan Keegan compared recent trading volume in NCBC's Common Stock to that of its NCBC Comparable Companies. During the four quarters ending March 31, 1998, the quarterly trading volume as a percentage of average outstanding diluted shares for the NCBC Comparable Companies ranged from 0.87% to 20.73%, with a mean of 6.74% and a median of 6.12%. During the same period, the quarterly trading volume as a percentage of average outstanding diluted shares for NCBC ranged from 16.07% to 24.93%, with a mean of 20.83% and a median of 21.16%. Morgan Keegan considers NCBC to be liquid and marketable.

  Morgan Keegan also examined recent transactions involving FCB's stock, which is privately and relatively thinly traded. Morgan Keegan placed little weight on the market price of FCB's stock in its analysis.

  Analysis of Selected Comparable Mergers and Acquisitions. In order to assess market pricing for comparable mergers, Morgan Keegan reviewed overall merger transactions in the banking industry. Morgan Keegan selected 32 transactions occurring between July 1, 1997, and July 22, 1998, involving selling banks located within the state of Georgia with total assets between $32 million and $540 million. No transaction was considered identical to the Merger; therefore, the medians of the overall transaction multiples were considered more relevant than the multiples for any specific transaction. Morgan Keegan calculated market value multiples of LTM net income ranging from 12.59x to 34.35x, with a mean of 21.24x and a median of 21.35x, latest reported book value ranging from 1.14x to 5.59x, with a mean of 2.88x and a median of 2.72x and latest reported total assets ranging from 11.6% to 60.6%, with a mean of 27.5% and a median of 25.4%. FCB's transaction multiples are 22.94x latest twelve months earnings for the period ending March 31, 1998, 4.15x stated book value as of March 31, 1998, and 35.4% of total assets as of March 31, 1998.

  No company or transaction used in the comparable companies and comparable transactions analyses for comparative purposes is identical to FCB or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.

  Discounted Cash Flow Analysis. Morgan Keegan performed a discounted cash flow analysis of the projected cash flow available for dividends of FCB for fiscal years 1998 through 2002, based on projections provided by FCB management. Using this information, Morgan Keegan calculated a range of equity values for FCB based on the sum of (a.) the present value of the cash flow available for dividends to FCB and (b.) the present value of the estimated terminal value for FCB assuming that it was sold at the end of fiscal year 2002. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates of 11.0% to 13.0% and terminal multiples of net income of 14.0x to 16.0x. Those discount rates and terminal multiples reflect Morgan Keegan's qualitative judgements concerning the specific risk associated with such an investment and the historical and projected operating performance of FCB. This analysis resulted in a range of equity values for FCB of $26.95 million to $27.74 million, or $54.75 to $56.36 per share.

  The summary of the Morgan Keegan opinion set forth above does not purport to be a complete description of the analyses performed by Morgan Keegan. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of FCB or the combined company.

  In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FCB or NCBC. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, of the consideration to be paid by NCBC. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

  FCB has agreed to pay Morgan Keegan a retainer fee of $20,000 and, contingent upon the closing of the Merger, a success fee of 0.5% of the aggregate Merger consideration pursuant to an engagement letter. FCB has also agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses and to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws.

EXCHANGE OF CERTIFICATES REPRESENTING FCB COMMON STOCK

  Promptly after the Effective Time, NCBC shall cause Bank of New York, the exchange agent for NCBC Common Stock (the "Exchange Agent"), to mail to each holder of record of any of the issued and outstanding shares of FCB Common Stock immediately prior to the Effective Time materials that will contain instructions with respect to the surrender of certificates representing shares of FCB Common Stock and the distribution of certificates representing shares of NCBC Common Stock. Shares of FCB Common Stock will be surrendered to the Exchange Agent.

  Upon surrender to the Exchange Agent of one or more certificates for shares of FCB Common Stock for cancellation, together with properly completed transmittal materials, the Exchange Agent will distribute to each FCB Shareholder a certificate representing the shares of NCBC Common Stock into which the holder's shares of FCB Common Stock have been converted, together with all undelivered dividends or distributions in respect of such shares (without interest thereon). Cash will be paid in lieu of the issuance of fractional shares of NCBC Common Stock. FCB Shareholders will not be entitled to receive interest on any such cash to be received in the Merger. See "-- General."

  Until they have surrendered their FCB Common Stock certificates for exchange, FCB Shareholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record of NCBC Common Stock. Upon the surrender of FCB Common Stock certificates, however, NCBC Common Stock certificates (together with all such withheld dividends or other distributions with respect to the certificates, without interest) and any withheld cash payment for a fractional share interest will be delivered and paid (without interest). Neither NCBC nor the Exchange Agent will be liable to a FCB Shareholder for any NCBC Common Stock or dividends thereon delivered in good faith to a public official in accordance with any state's abandoned property, escheat, or other similar law. After the Effective Time, certificates representing shares of FCB Common Stock converted in the Merger into NCBC Common Stock will be deemed for all other corporate purposes to evidence ownership of the shares of NCBC Common Stock into which they were converted.

COVENANTS; CONDITIONS; REPRESENTATIONS AND WARRANTIES; AMENDMENT AND
TERMINATION

  FCB Covenants. Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the Effective Time, FCB has agreed to operate its business only in the usual, regular and ordinary course and has agreed not to take certain actions (unless expressly contemplated in the Merger Agreement) without the prior written consent of NCBC, including, among other things: (i) amending its Articles of Incorporation, Bylaws or other governing instruments; (ii) incurring any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of business consistent with past practices, or imposing, or suffering the imposition, on any asset of any lien or permitting any such lien to exist on any of its assets; (iii) directly or indirectly redeeming, repurchasing, or otherwise acquiring any of its capital stock; (iv) declaring or paying any dividend, or making any other distribution in respect of FCB's capital stock, with the exception of a cash dividend, which the parties have agreed will be $.49 per share of FCB Common Stock, the declaration date of which shall be on or before 30 days prior to the Effective Time; provided, however, that the declaration and payment of such dividend shall not (x) prevent the Merger from qualifying for pooling of interests accounting treatment or (y) result in a total consolidated stockholder's equity of FCB of less than $8,330,000; (v) issuing, selling, pledging, encumbering, authorizing the issuance of, entering into any contract to issue, sell, pledge, encumber or authorize the issuance of or otherwise permitting to become outstanding any additional shares of FCB Common Stock or any other capital stock of FCB except pursuant to its employee or non-employee director stock option plans; (vi) adjusting, splitting, combining or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of or in substitution for shares of FCB Common Stock or selling, leasing, mortgaging or otherwise disposing of or otherwise encumbering any shares of capital stock of any subsidiary or any asset having a book value in excess of $25,000, other than in the ordinary course of business for reasonable and adequate consideration; (vii) except for purchases of certain marketable securities, purchasing any securities or making any material investment in any person other than a wholly owned subsidiary or otherwise acquiring direct or indirect control over any other persons, except in the ordinary course of business; (viii) making any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; or (ix) entering into, modifying, amending or terminating any material contract or waiving, releasing, compromising or assigning any material rights or claims, except in accordance with past practice. FCB also has agreed not to take certain enumerated actions relating to the conduct of its business or pertaining to its employees and employee benefit arrangements.

  In the Merger Agreement, FCB has agreed to cooperate in the preparation and filing of the Registration Statement and the distribution of this Proxy Statement/Prospectus. The Board of Directors of FCB is required to recommend (subject to compliance with their fiduciary duties as advised by counsel) to the FCB Shareholders approval of the matters submitted for approval in connection with the Merger. The Board of Directors and the officers are obligated (subject to compliance with their fiduciary duties as advised by counsel) to use their reasonable efforts to obtain the approval of the FCB Shareholders of the Merger Agreement, and to take all appropriate actions to cause the Merger to be consummated.

  Conditions to Consummation of the Merger. The obligations of FCB and NCBC to consummate the Merger are conditioned upon the following: (i) approval of the Merger Agreement by FCB Shareholders owning a majority of the outstanding shares of FCB Common Stock under applicable law; (ii) approval of the Merger by the FRB, and the absence of any objection by the United States Justice Department and approval of the Merger by the Georgia Department of Banking and Finance; (iii) each party shall have obtained all consents required for the consummation of the Merger or for preventing any default under any contract or permit, which if such consent is not obtained or made would be reasonably likely to have a material adverse effect; (iv) no court or governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any law or order that prohibits, restricts or makes illegal consummation of the Merger; (v) no stop orders suspending the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been issued, no action, suit, proceeding or investigations by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or the Exchange Act relating to the issuance of trading of the shares of NCBC Common Stock pursuant to the Merger shall have been received; and (vi) the shares of NCBC Common Stock to be issued pursuant to the Merger shall have been approved for listing on the Nasdaq National Market tier, subject to official notice of issuance. Consummation of the Merger by the parties is subject to the further conditions, including among others, that:
(i) the representations and warranties of FCB and NCBC contained in the Merger Agreement must be true and correct in all material respects as of the Closing Date, and the various covenants of FCB and NCBC must have been duly performed and complied with pursuant to the Merger Agreement and (ii) NCBC and FCB must have received certain legal opinions dated the Closing Date. In addition to the conditions described in the preceding sentence, the obligation of NCBC to consummate the Merger is subject the following conditions: (i) exclusive of gains or losses on transactions in securities, total consolidated stockholders equity of FCB at the Closing Date shall not be less than $8,330,000; (ii) FCB shall own, free and clear of any liens, not less than 100.0% of the outstanding capital stock of the Bank; (iii) from and after December 31, 1997, neither FCB nor the Bank shall have consummated any extraordinary sale of assets nor any material investment portfolio restructuring; and (iv) certain FCB officers shall have entered into non-compete agreements with NCBC and the Bank.

  It is anticipated that the foregoing conditions will be complied with but FCB and NCBC may waive any condition to their obligations to consummate the transaction, except requisite approvals of shareholders and regulatory authorities. The Merger Agreement may be terminated by any of the parties if all of the conditions to closing have not been satisfied or waived on or before November 30, 1998.

  Representations and Warranties. The Merger Agreement contains a number of representations and warranties by NCBC and FCB. The material accuracy of all those representations and warranties as of the Closing Date is a condition to the obligation of each company to consummate the Merger. The representations and warranties relate to matters such as the organization of each company, the authority of each company to transact its business, to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, the capitalization of each company, the filing of certain reports by each company with regulatory authorities and the presentation of information contained in those reports, the absence of certain changes in FCB's financial condition or business since December 31, 1997, the payment of taxes and filing of tax returns, FCB's allowance for possible loan losses, the absence of material litigation, the compliance with laws by each company, the information provided by each company for use in the Registration Statement, FCB's employee benefit plans and the employment contracts of FCB.

  Amendment and Termination. The Merger Agreement may be amended by agreement between FCB and NCBC, except that no amendment reducing the consideration received by FCB Shareholders may be made unless approved by the FCB Shareholders. The Merger Agreement may be terminated by either FCB or NCBC upon the failure of conditions to be met on or before November 30, 1998. In such event, the Merger Agreement will be of no further force or effect, and neither party will have any further liability to the other.

BENEFICIAL OWNERSHIP OF FCB COMMON STOCK

  As of the Record Date, there were no persons who beneficially owned five percent or more of the outstanding shares of FCB Common Stock to the best information and knowledge of FCB, except as disclosed below.

  The following table sets forth the number of shares of FCB Common Stock beneficially owned as of the Record Date by each executive officer and director of FCB and by the executive officers and directors of FCB as a group. Unless otherwise indicated, each person is the record owner of and has sole voting and investment powers of his shares.

                                                        NUMBER OF
                                                          SHARES      PERCENT
                                                       BENEFICIALLY   OF CLASS
      NAME OF DIRECTOR AND/OR EXECUTIVE OFFICER           OWNED         (1)
------------------------------------------------------ ------------   --------
C. Gregory Culverhouse................................    18,280 (2)    4.26
Jack Fournier.........................................    33,946 (3)    7.91
Fareed Z. Kadum, M.D..................................    15,395 (4)    3.59
Sammy L. Neal.........................................    18,415 (5)    4.29
H. Boyd Pettit........................................    17,798 (6)    4.15
D. Arnold Tillman, Jr., MD............................     9,359 (7)    2.18
Terry N. Tumlin, D.M.D................................    15,954 (8)    3.72
J. Steven Walraven....................................    17,881 (9)    4.17
Lewis Ross Whatley, III, MD...........................    22,682 (10)   5.29
Earl Williamson, Jr., CPA.............................    13,915 (11)   3.24
Rodney L. Grizzle.....................................     1,082 (12)    .25
Danny F. Dukes........................................       102         .02
All Directors and Executive Officers as a Group (12
 persons).............................................   197,150 (13)  45.94

--------
(1) As to each director or executive officer who has the right to acquire, within the next 60 days, shares of FCB Common Stock upon the exercise by him of stock options, such individual's percent of class has been calculated on the assumption that such options have in fact been exercised and the number of issued and outstanding shares of FCB Common Stock has been increased by a corresponding amount. For the purpose of calculating the ownership percentage for the group as a whole, see the explanation in Footnote 13.
(2) Includes 4,234 presently exercisable stock options granted on April 1, 1997, pursuant to the FCB Stock Option Plan.
(3) Includes (a) 27,954 shares owned of record jointly by Mr. Fournier and his wife, as to which they share voting and investment powers, (b) 879 shares owned of record by Mr. Fournier, (c) 879 shares owned of record by Mr. Fournier's wife, as to which Mr. Fournier shares voting and investment powers, and (d) 4,234 presently exercisable stock options granted on April 1, 1997, pursuant to the FCB Stock Option Plan.
(4) Includes (a) 7,957 shares owned of record by Dr. Kadum, (b) 450 shares owned of record by Dr. Kadum's wife, as to which Dr. Kadum shares voting and investment powers, (c) 306 shares owned of record by Dr. Kadum as trustee for his minor children, (d) 408 shares owned by his child who resides in his household, and (e) 4,234 presently exercisable stock options granted on April 1, 1997, pursuant to the FCB Stock Option Plan.
(5) Includes (a) 9,081 shares owned of record by Mr. Neal, (b) 5,100 shares owned of record by Mr. Neal's wife, as to which Mr. Neal shares voting and investment powers, and (c) 4,234 presently exercisable stock options granted April 1, 1997, pursuant to the FCB Stock Option Plan.
(6) Includes (a) 13,064 shares owned of record by Mr. Pettit, (b) 500 shares owned of record by Mr. Pettit as trustee for his minor children, and (c) 4,234 presently exercisable stock options granted on April 1, 1997, pursuant to the FCB Stock Option Plan.
(7) Includes (a) 5,100 shares owned of record by Mr. Tillman, (b) 25 shares owned of record by Mr. Tillman's wife, as to which Mr. Tillman shares voting and investment powers, and (c) 4,234 presently exercisable stock options granted on April 1, 1997, pursuant to the FCB Stock Option Plan.
(8) Includes (a) 4,510 shares owned of record by Mr. Tumlin, (b) 4,210 shares owned of record by Terry N. Tumlin, D.M.D., P.C. Pension Trust Account, as to which Mr. Tumlin is the beneficial owner, (c) 3,000 shares owned of record by Terry N. Tumlin, D.M.D. , P.C. Profit Sharing Plan Trust Account, as to which

   Mr. Tumlin is the beneficial owner, and (d) 4,234 presently exercisable stock options granted on April 1, 1997, pursuant to the FCB Stock Option Plan.
(9) Includes (a) 13,004 shares owned of record by Mr. Walraven, (b) 504 shares owned of record by Mr. Walraven's wife, as to which Mr. Walraven shares voting and investment powers as to which he disclaims beneficial ownership, (c) 10 shares owned of record by Mrs. Walraven as custodian of her minor children, as to which Mr. Walraven shares voting and investment powers, and (d) 284 shares owned of record by Mr. Walraven as custodian for his minor children, as to which Mr. Walraven has sole voting and investment powers as to which he disclaims beneficial ownership. Mr. Walraven was also granted 800 stock options on November 15, 1994 and 600 stock options on November 21, 1995, which amounts have been increased, respectively, to 816 and 612 by reason of the two percent dividend declared by FCB in 1997. Respectively, 652 options and 367 options are currently exercisable. The exercise prices for these options are, respectively, $12.50 and $16.13 per share. These options expire, respectively, on November 15, 2001 and November 21, 2002. The number given for Mr. Walraven's share ownership also includes 3,060 presently exercisable stock options granted April 1, 1997, pursuant to the FCB Stock Option Plan.
(10) Includes (a) 8,405 shares owned of record by Dr. Whatley, (b) 8,874 shares owned of record by Cartersville Radiology Group P.C., Money Purchase Pension Plan, F.B.O. Lewis Ross Whatley, III, as to which
     Mr. Whatley is the beneficial owner, (c) 169 shares owned of record jointly by Mr. Whatley and his minor child, as to which Mr. Whatley shares voting and investment powers but disclaims beneficial ownership and (d) 4,234 presently exercisable stock options granted on April 1, 1997, pursuant to the FCB Stock Option Plan.
(11) Includes (a) 7,803 shares owned of record by Mr. Williamson, (b) 1,020 shares owned of record by Mr. Williamson jointly with Ronald G. Smith, as to which Mr. Williamson shares voting and investment powers, (c) 139 shares owned of record by Mr. Williamson as custodian of his minor child, as to which Mr. Williamson shares voting and investment powers, (d) 719 shares owned of record by Mr. Williamson's wife, as to which he shares voting and investment powers but disclaims beneficial ownership, and (e) 4,234 presently exercisable stock options granted on April 1, 1997, pursuant to the FCB Stock Option Plan.
(12) Includes (a) 22 shares held jointly by Mr. Grizzle and his wife, and (b) 1,060 presently exercisable stock options granted April 1, 1997, pursuant to the FCB Stock Option Plan.
(13) In addition to shares listed as being beneficially owned by each director and executive officer, the total for the directors and executive officers includes 12,341 shares owned by the First Community Bancorp, Inc. KSOP, as to which the KSOP Trustees possess voting control.

RESALE OF NCBC COMMON STOCK BY AFFILIATES

  NCBC Common Stock to be issued to FCB Shareholders in connection with the Merger has been registered under the Securities Act and, upon consummation of the Merger, will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of FCB within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with FCB at the time of the Meeting (generally, directors and certain executive officers of FCB and major shareholders of
FCB). Generally, all shares of NCBC Common Stock received by such Affiliates may not be sold by them until NCBC publishes at least one full calendar month of the combined results of operations of NCBC and FCB.

  In addition, Affiliates of FCB may not sell their shares of NCBC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time (the "Restricted Period"), an Affiliate (together with certain related persons) is entitled to sell shares of NCBC Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares that may be sold by an Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period during the Restricted Period for purposes of Rule 145 may not exceed the greater of (i) one percent of the outstanding shares of NCBC Common Stock or (ii) the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 is available to Affiliates only if NCBC remains current with its information filings with the SEC under the Exchange Act. Following the Restricted Period, an Affiliate may sell such NCBC Common Stock free of such manner of sale or volume limitations, provided that NCBC was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of NCBC. Two years after the Effective Time, an Affiliate may sell shares of NCBC Common Stock without any restrictions so long as such Affiliate was not and had not been for at least three months prior thereto, an Affiliate of NCBC.

REGULATORY AND OTHER LEGAL CONSIDERATIONS

  The Merger is subject to approval by the FRB under the Federal Bank Holding Company Act. The Federal Bank Holding Company Act provides that the FRB will not approve a transaction (a) which would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (b) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, the FRB is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the community to be served. The Federal Bank Holding Company Act also requires the FRB to notify the Attorney General of the United States of the approval of any transaction. Any action brought under the antitrust laws by the Attorney General (acting through the Department of Justice) arising out of any transaction must be commenced by the Department of Justice prior to the earliest date the transaction could be consummated, which, with certain limited exceptions, is 30 days after the FRB approval. The Federal Bank Holding Company Act further requires that consummation of approved acquisitions or mergers be delayed for a period of not less than 30 days following the date of FRB approval during which time complaining parties may obtain a review of the FRB's order by filing a petition requesting that the order be set aside in the United States Court of Appeals for the District of Columbia Circuit, or in the United States Court of Appeals for the circuit in which the complaining party has its principal place of business. If no action based on the antitrust laws is commenced before the termination of the 30-day period, the acquisition or merger may not be attacked thereafter in any judicial proceeding on the ground that it alone and of itself constituted a violation of any antitrust laws other than Section 2 of the Sherman Antitrust Act.

  The Merger is also subject to approval by the State of Georgia Department of Banking and Finance (the "Department"). The procedure in Georgia is the same to obtain permission to merge with a bank holding company and to acquire control of a banking subsidiary. The Department will respond within 60 days after receipt of a completed application. A completed application consists of the following five items: (1) a copy of any form or documents regarding the Merger filed with the FRB; (2) a letter from legal counsel to the applicant as to whether any securities to be issued in the Merger are subject to registration under either state or federal securities laws and that the applicant is taking the necessary action to comply with any such applicable laws; (3) a draft copy of any proposed proxy statements or offering circulars or letters prepared in connection with the Merger; (4) a copy of the most recent independent audit, if any and if not already on file with the Department, of the applicant's books and records, performed by independent public accountants; and (5) proof of publication of a notice containing a brief description of the Merger and notice of a 30 day opportunity for comment, required by the Department not more than 30 days prior to filing the application. The Department, in approving an application, will consider factors deemed relevant by the FRB, including, but not limited to, capitalization, competence of management, the convenience and needs of the applicable community, resulting market share of the surviving entity and competitive factors.

  The Federal Bank Holding Company Act discussed above provides for the publication of notices and the administrative hearings relating to the federal or state filings noted above and permits interested parties to intervene in the proceedings. If interested parties intervene, administrative and judicial proceedings relating to both federal and state filings could substantially delay the regulatory approvals required for consummation of the Merger.

  The management of NCBC does not believe that the consummation of the Merger will violate any antitrust or applicable state laws, but there can be no assurance that the FRB, the Department of Justice or other regulatory authorities will concur in this assessment.

ACCOUNTING TREATMENT

  NCBC will account for the Merger as a pooling of interests. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of NCBC and FCB will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of NCBC and FCB will be combined on the consolidated balance sheet of NCBC and no goodwill or other intangible assets will be created. Consolidated financial statements of NCBC issued after the Merger will be restated retroactively to reflect the consolidated operations of NCBC and FCB as if the Merger had taken place prior to the periods covered by such consolidated financial statements.

FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain federal income tax consequences of the Merger and the exchange by the holders of FCB Common Stock of such shares for shares of NCBC Common Stock. This discussion does not address all aspects of taxation that may be relevant to particular FCB Shareholders in light of their personal investment or tax circumstances, or to certain types of FCB Shareholders (including insurance companies, financial institutions, broker-dealers, foreign corporations, persons who receive stock through the exercise of stock options or otherwise as compensation for services rendered and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it discuss any state, local or foreign tax considerations. Accordingly, each FCB Shareholder is urged to consult his or her own tax advisor as to the specific tax consequences of the Merger, including the applicable federal, state, local and foreign tax consequences of the Merger.

  Neither NCBC nor FCB has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. Instead, King & Spalding, counsel to NCBC, will deliver an opinion to FCB and NCBC relating to certain federal income tax consequences of the Merger. Such opinion will be based upon certain representations of fact provided by NCBC and FCB. Such representations of fact will not be independently verified by King & Spalding. Such opinion will be also based upon the Code, regulations thereunder, administrative rulings and practice by the Service, and judicial authority, in each case existing at the time such opinion is delivered. Any change in applicable law or pertinent facts could affect the continuing validity of such opinion and this discussion. In addition, a tax opinion is not binding upon the Service, and there can be no complete assurance, and none is hereby given, that the Service will not take a position which is contrary to one or more positions reflected in the tax opinion, or that such opinion will be upheld by the courts if challenged by the Service. However, NCBC and FCB have agreed in the Merger Agreement not to take any action which would disqualify the Merger as a reorganization which is tax-free to the FCB Shareholders pursuant to Section 368(a) of the Code. Based on the foregoing, it is anticipated that the tax opinion will state, among other matters, that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and NCBC and FCB will each be a party to the reorganization within the meaning of
Section 368(b) of the Code; (ii) no gain or loss will be recognized by NCBC or FCB as a result of the Merger; (iii) no gain or loss will be recognized by the FCB Shareholders upon the exchange of FCB Common Stock for NCBC Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares of NCBC Common Stock), or by the holders of FCB Options upon the conversion of such options into rights with respect to NCBC Common Stock;
(iv) the receipt of cash in lieu of fractional shares of NCBC Common Stock will be treated as if fractional shares were distributed as part of the exchange and then were redeemed by NCBC; (v) a FCB Shareholder who perfects his appraisal rights under Georgia law and who receives payment in cash for the "fair value" of his shares of FCB Common Stock will be treated as having exchanged such shares for cash in a redemption subject to Section 302 of the Code, and the FCB Shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such shares; (vi) the aggregate tax basis of the shares of NCBC Common Stock received by a FCB Shareholder pursuant to the Merger will be the same as the aggregate tax basis of the shares of FCB Common Stock surrendered in exchange therefor, excluding any basis allocable to a fractional share of NCBC Common Stock for which cash is received; and (vii) the holding period of the shares of NCBC Common Stock received by a FCB Shareholder will include the holding period or periods of the shares of FCB Common Stock exchanged therefor, provided that the shares of FCB Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.

  EACH HOLDER OF SHARES OF FCB COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S PERSONAL TAX AND FINANCIAL ADVISORS AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH HOLDER, BASED ON SUCH HOLDER'S OWN PARTICULAR STATUS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

  THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH FCB SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

EXPENSES

  All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement are to be borne by the party incurring the expense, except that NCBC and FCB shall bear and pay the filing fees payable in connection with the Registration Statement of which this Proxy Statement/Prospectus is a part and this Proxy Statement/Prospectus and the printing costs incurred in connection with the printing of such Registration Statement and this Proxy Statement/Prospectus based on the relative asset sizes of the parties at December 31, 1997.

STOCK EXCHANGE LISTING

  NCBC Common Stock is listed on the Nasdaq National Market tier. NCBC will use its best efforts to cause the shares of NCBC Common Stock to be issued under the Merger Agreement to be approved for listing on the Nasdaq National Market tier, subject to official notice of issuance, prior to the Effective Time.

NO SOLICITATION OF TRANSACTIONS; BREAK-UP FEE

  Pursuant to the Merger Agreement, neither FCB nor any affiliate of FCB nor any representatives thereof may directly or indirectly solicit or knowingly encourage any exchange offer or any proposal for a merger, consolidation, acquisition of all or substantially all, but in no event less than 90%, of the outstanding FCB Common Stock and, concurrently, not less than 100% of the outstanding common stock of the Bank by any person. Furthermore, except to the extent necessary to comply with the fiduciary duties of FCB's Board of Directors, neither FCB nor any affiliate or representative of FCB may, pursuant to the Merger Agreement, furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into, or agree to enter into any contract with respect to any Acquisition Proposal, but FCB may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. FCB has agreed pursuant to the Merger Agreement to promptly notify NCBC in the event that it receives any inquiry or proposal relating to any such transaction. Pursuant to the Merger Agreement, FCB has further agreed to pay or cause to be paid to NCBC the sum of $500,000 prior to entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, nonbinding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal.

DISSENTERS' RIGHTS

  If the Merger and the transactions contemplated thereby are consummated, any FCB Shareholder who properly perfects his statutory dissenters' rights of appraisal in accordance with Article 13 of the GBCC ("Article 13") has the right to receive in cash the fair value of such FCB Shareholder's shares of FCB Common Stock determined immediately prior to the Merger, excluding any appreciation or depreciation in value in anticipation of the Merger. The following is a summary of Article 13 and the procedures for FCB Shareholders dissenting from the Merger and perfecting such dissenters' rights of appraisal. This summary is qualified in its entirety by reference to Article 13, which is reprinted in full as Appendix III to this Proxy Statement/Prospectus. Appendix III should be reviewed carefully by any FCB Shareholder who wishes to perfect such statutory dissenters' rights. FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN ARTICLE 13 WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

  To exercise appraisal rights under Article 13, a holder of FCB Common Stock must (i) deliver to NCBC before the taking of the vote of FCB Shareholders on the Merger Agreement written notice of his intent to demand payment for his shares if the Merger is effected, and (ii) not vote his shares in favor of the Merger Agreement. A FCB Shareholder who does not satisfy these two requirements is not entitled to payment for his shares under Article 13. In addition, any FCB Shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Merger Agreement and will not be entitled to assert dissenters' rights of appraisal.

  A FCB Shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial FCB Shareholder and he notifies NCBC in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which he dissents and his other shares are registered in the names of different FCB Shareholders.

  If the Merger Agreement is approved at the Meeting, NCBC must deliver a written dissenters' notice (the "Dissenters' Notice) to all Shareholders who satisfied the notice requirements of Article 13. The Dissenters' Notice must be sent within 10 days after the Effective Time and must (i) state where the demand for payment must be sent and where and when certificates for shares must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of those shares will be restricted after the demand for payment is received, (iii) set a date by which NCBC must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and (iv) be accompanied by a copy of Article 13.

  A record FCB Shareholder who receives the Dissenters' Notice must demand payment and deposit his certificates in accordance with the Dissenters' Notice. Such FCB Shareholder will retain all other rights of a FCB Shareholder until those rights are canceled or modified by the consummation of the Merger. A record FCB Shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for his shares under Article 13.

  Within 10 days of the later of the Effective Time or receipt of a payment demand, NCBC must offer to pay each dissenting FCB Shareholder who complied with Article 13 the amount NCBC estimates to be the fair value of his shares, plus accrued interest from the Effective Time. Such offer of payment must be accompanied by (i) certain recent NCBC financial statements, (ii) NCBC's estimate of the fair value of the shares and interest due, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Article 13, and (v) a copy of
Article 13. If the FCB Shareholder accepts NCBC's offer by written notice to NCBC within 30 days after NCBC's offer, NCBC must make payment within 60 days after the later of the making of the offer or the Effective Time.

  If the Merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, NCBC must return the deposited certificates. If, after such return, the Merger is consummated, NCBC must send a new Dissenters' Notice and repeat the payment procedure described above.

  A dissenting FCB Shareholder may notify NCBC in writing of his own estimate of the fair value of his shares and the interest due, and may demand payment of his estimate, if (i) he believes that the amount offered by NCBC is less than the fair value of his shares or that the interest due has been calculated incorrectly or (ii) NCBC, having failed to consummate the Merger, does not return the deposited certificates within 60 days after the date set for demanding payment. A dissenting FCB Shareholder waives his right to demand payment unless he notifies NCBC of his demand in writing within 30 days after NCBC makes or offers payment for his shares. If NCBC does not offer payment within 10 days of the later of the Effective Time or receipt of a payment demand, then (i) the FCB Shareholder may demand the financial statements and other information of NCBC, and NCBC must provide such information within 10 days after receipt of the written demand, and (ii) the FCB Shareholder may notify NCBC of his own estimate of the fair value of his shares and the amount of interest due, and may demand payment of that estimate.

  If a demand for payment by a FCB Shareholder remains unsettled, NCBC must commence a nonjury equity valuation proceeding in the appropriate court, as specified in Article 13, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If NCBC does not commence the proceeding within 60 days, NCBC is required to pay each dissenting FCB Shareholder whose demand remains unsettled, the amount demanded. NCBC is required to make all dissenting FCB Shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting FCB Shareholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting FCB Shareholder made a party to the proceeding is entitled to judgment for the fair value of his shares plus interest to the date of judgment.

  In an appraisal proceeding commenced under Article 13, the court must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against NCBC, except that the court may assess the costs against all or some of the dissenting FCB Shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under
Article 13. The court also may assess the fees and expenses of attorneys and experts for the respective parties against NCBC if the court finds NCBC did not substantially comply with the requirements of Article 13, or against either NCBC or a dissenting FCB Shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13.

  If the court finds that the services of the attorneys for any dissenting FCB Shareholder were of substantial benefit to other dissenting FCB Shareholders similarly situated, and that the fees for those services should not be assessed against NCBC, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting FCB Shareholders who were benefited. No action by any dissenting FCB Shareholder to enforce dissenters' rights may be brought more than three years after the Effective Time, regardless of whether notice of the Merger and of the right to dissent was given by NCBC in compliance with the provisions of Article 13.

               COMPARISON OF RIGHTS OF FCB AND NCBC SHAREHOLDERS

  FCB is incorporated under the laws of the State of Georgia, and NCBC is incorporated under the laws of the State of Tennessee. FCB Shareholders, whose rights as shareholders are currently governed by Georgia law and the FCB Articles of Incorporation and Bylaws, will become, upon consummation of the Merger, shareholders of NCBC. Their rights as shareholders of NCBC will be governed by Tennessee law and the NCBC Charter and Bylaws. Certain differences between the rights of FCB Shareholders and NCBC Shareholders are summarized below. The summary does not purport to be a complete statement of the rights of FCB Shareholders as compared with the rights of NCBC Shareholders. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the Tennessee General Corporation Act, the Tennessee Business Corporation Act (effective October 1, 1987), the Georgia Business Corporation Code (the "GBCC"), and the respective Articles of Incorporation or Charter and Bylaws of the two corporations.

  Changes in Control. Certain provisions of the NCBC Charter and Bylaws may have the effect of preventing, discouraging or delaying any change of control of NCBC. These provisions include the authority to issue preferred stock with such rights and privileges as the Board of Directors may deem appropriate from time to time, provisions for the classification of the NCBC Board of Directors, and provisions relating to certain business combinations. The authority of the Board of Directors to issue preferred stock with such rights and privileges, including voting rights, dividend, redemption and conversion rights, may enable the Board of Directors to prevent a change in control despite a shift in ownership of NCBC Common Stock. The classification of the NCBC Board of Directors, pursuant to which one-third of the directors of NCBC are elected each year for a three-year term, and the special Board of Directors voting provisions in connection with transactions with Interested Shareholders (as described below), may delay the ability of dissatisfied NCBC Shareholders or anyone who obtains a controlling interest in NCBC Common Stock to elect a new Board of Directors and to exercise control of NCBC. The provision of the NCBC Charter relating to certain business combinations (the "Fair Price Provisions") may have the effect of deterring or making more difficult a change in control or acquisition of NCBC.

  The Fair Price Provisions contained in the NCBC Charter are summarized below. The Fair Price Provisions require that certain business combinations involving an Interested Shareholder (as defined in the NCBC Charter to include a person who beneficially owns (as defined in the NCBC Charter) 5% or more of NCBC Common Stock) be approved by the holders of at least two-thirds of the outstanding shares of NCBC Common Stock, unless two-thirds of the entire NCBC Board of Directors approves the transaction and certain minimum price criteria and procedural safeguards are satisfied. These transactions include any merger or consolidation of NCBC into an Interested Shareholder or any affiliates thereof, any sale of more than $5 million in assets of NCBC to an Interested Shareholder or any affiliates thereof, any recapitalization or reclassification of NCBC securities or similar transaction increasing the percentage ownership by an Interested Shareholder or any proposal for the liquidation of NCBC.

  The Fair Price Provisions require that a business combination involving any Interested Shareholder which does not receive the required shareholder vote must meet certain fair price criteria. Those criteria require, among other things, that the aggregate amount of the cash and fair market value of the consideration other than cash to be received for each share of NCBC be at least equal to the highest of the following computations:

    (i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Shareholder for any shares of NCBC Common Stock acquired by it (1) within the four-year period immediately prior to the first public announcement of the proposed business combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, or

    (ii) the fair market value per share of NCBC Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder.

  In addition, the consideration paid for NCBC Common Stock in a business combination must be either cash or the same form of consideration paid by the Interested Shareholder to acquire the largest number of shares of NCBC Common Stock previously acquired by it.

  The Fair Price Provisions are designed to discourage attempts to take over NCBC by utilizing two-tier pricing tactics or by acquiring less than all of NCBC's outstanding shares. In recent years there have been increasing numbers of non-negotiated attempts to take over publicly owned corporations. These attempts typically involve the accumulation of a substantial block of the target corporation, followed by a merger or other reorganization of the acquired company on terms determined entirely by the purchaser. The terms of these attempts may include two-tier pricing, which is the practice of paying cash to acquire a controlling interest in a company and acquiring the remaining equity interest by paying the remaining shareholders a price that is lower than the price paid to acquire the controlling interest or by utilizing a different form of consideration for payment to the remaining shareholders than was used to purchase the controlling interest.

  While the terms of such a non-negotiated takeover could be fair to NCBC Shareholders, negotiated transactions may result in more favorable terms to NCBC Shareholders because of factors such as the timing of the transaction, the tax effects on the shareholders and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arms-length rather than dictated by the purchaser.

  Although the federal securities laws and regulations applicable to certain of the business combinations covered by the Fair Price Provisions require that disclosure be made to shareholders of the terms of such a transaction, these laws do not assure shareholders that the financial terms of the business combination will be fair to them or that they can effectively prevent its consummation. The Fair Price Provisions are intended to address some of the effects of these gaps in federal and state laws and prevent some of the potential inequities of certain acquisitions that involve two or more steps. The Fair Price Provisions require that, in order to complete a business combination that is not approved by a two-thirds vote of the holders of at least 75% of the outstanding NCBC Common Stock, an Interested Shareholder must obtain the affirmative vote of two-thirds of NCBC Board of Directors, or meet the minimum price and procedural requirements of the Fair Price Provisions.

  Due to the difficulties of complying with the requirements of the Fair Price Provisions, the Fair Price Provisions generally may discourage attempts to acquire control of NCBC. As a result, holders of NCBC Common Stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the Fair Price Provisions would give veto power to the holders of a minority of NCBC Common Stock with respect to certain business combinations that are opposed by more than one-third of the NCBC Board of Directors and which do not meet the Fair Price Provisions, but which a majority of shareholders may believe to be desirable and beneficial. Moreover, in any such business combination not receiving the requisite approval of NCBC Shareholders or of directors, the minimum price provisions of the Fair Price Provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value.

  The FCB Articles of Incorporation and Bylaws also contain certain provisions which may have the effect of preventing, discouraging or delaying a change in control of FCB. Like NCBC, the Board of Directors of FCB is staggered. The Board is divided into three classes, with each class as nearly equal in number as possible. One-third of the directors of FCB are elected each year for a three-year term.

  The FCB Articles of Incorporation also contain a provision requiring the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon to approve any merger or consolidation of the corporation with or into any other corporation and any sale, lease, exchange or disposition of all or substantially all of the assets of the corporation to any other corporation, person, or entity if such other corporation, person, or entity which is a party to such transaction is the beneficial owner, directly or indirectly, of 5% or more of the issued and outstanding shares of the corporation entitled to vote in an election of directors.

  The FCB Board of Directors, when evaluating an offer of another party (a) to make a tender offer or exchange offer for any equity security of the corporation, (b) to merge or consolidate any other corporation with the corporation, or (c) to purchase or otherwise acquire all or substantially all of the assets of the corporation, shall, in determining what is in the best interest of the corporation and its shareholders, consider all relevant factors, including (i) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the corporation and its subsidiaries, and on the communities within which the corporation and its subsidiaries operate; and (ii) the consideration being offered by the other party in relation to the then-current value of the corporation in a freely negotiated transaction and in relation to the Board of Directors' then-estimate of the future value of the corporation as an independent entity.

  Amendment of Charter or Articles of Incorporation. Tennessee law requires a majority vote of the outstanding shares of the corporation entitled to vote to amend its charter. The NCBC Charter, however, requires an affirmative vote by at least two-thirds of the shares entitled to vote (other than shares held by an Interested Shareholder) to alter or amend any provisions of the Charter unless the Board of Directors, by a two-thirds majority, submits the proposed amendment to a vote of shareholders in which circumstance a majority vote of shareholders is needed.

  The GBCC also requires a majority vote of the outstanding shares of the corporation entitled to vote to amend its articles of incorporation. The FCB Articles of Incorporation state that a different voting requirement is necessary to amend or rescind some of the articles. The FCB Articles of Incorporation provide that unless two-thirds of the directors in office shall approve the proposed change, the affirmative vote of the holders of at least two-thirds of the outstanding stock of the corporation that are entitled to vote in an election of directors is required to amend or rescind the articles which authorize (i) a staggered board of directors, (ii) limitation of the liability of directors, (iii) approval of a merger or consolidation with certain shareholders, and (iv) the factors the board must use when evaluating an offer by another party to make a tender offer or exchange offer, or to merge or consolidate another corporation with FCB. Additionally, a vote of 80% of the outstanding shares is required to amend the article authorizing removal of a director.

  Certain Voting Rights. Tennessee law requires approval of any merger, consolidation or sale of substantially all the assets of a corporation (except for a surviving corporation in certain exempted mergers) by a vote of a majority of the outstanding shares of the corporation entitled to vote, unless the corporation's charter requires approval by a greater percentage. Georgia law requires shareholders eligible to vote to approve the merger or share exchange by a majority of the votes entitled to be cast.

  As described more fully above, the NCBC Charter and the FCB Articles of Incorporation require a special shareholder vote to approve certain business combinations, including mergers, consolidations and sales of assets, involving certain shareholders.

  Dividends. A Tennessee corporation may pay dividends, if authorized by the Board of Directors, unless, after giving effect to the dividend, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the charter permits otherwise) the amount necessary to satisfy, upon dissolution, the rights of shareholders whose preferential rights are superior to those receiving the distribution if the corporation were dissolved at the time of the distribution. The NCBC Charter authorizes distributions in accordance with Section 48-16-401 of the Tennessee Business Corporation Act.

  The GBCC is similar in all material respects to Tennessee law. The FCB Articles of Incorporation authorize the FCB Board of Directors to declare dividends out of capital surplus.

  Boards of Directors. As permitted by Tennessee law, the NCBC Bylaws divide the NCBC Board of Directors into three classes serving staggered three-year terms, with the terms of one class of directors to expire each year. The classification of the NCBC Board of Directors means that approximately one-third of the NCBC Board of Directors is elected each year, with the result that it would take two annual meetings of NCBC Shareholders to change the majority of the members constituting the NCBC Board of Directors. The classification of directors has the effect of making it more difficult to change the composition of the board of directors. A classified board of directors can help promote the continuity and stability of management and policies because a majority of the directors at any given time will have prior experience as directors.

  In addition, the NCBC Bylaws provide that any or all of the NCBC directors may be removed from office at any time with or without cause, but only by the affirmative vote of at least two-thirds of the shares entitled to vote.

  Under the GBCC, the articles of incorporation may allow for staggering the terms of directors by dividing the total number of directors into two or three groups, with each group containing one-half or one-third of the total. In addition, the GBCC provides that, except in certain circumstances, any or all of the board of directors of a Georgia corporation may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors at a meeting called expressly for that purpose. The FCB Articles of Incorporation and Bylaws provide for a staggered Board of Directors. The Board is divided into three classes, with each class as nearly equal in number as possible. One-third of the directors of FCB are elected each year for a three-year term. The FCB Articles of Incorporation and Bylaws provide that any director may be removed from office, at a meeting with respect to which notice of such purpose is given, (a) without cause, only upon the affirmative vote of 80% of the issued and outstanding shares of the corporation, and (b) with cause, only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of the corporation.

  Special Meetings of Shareholders. Tennessee law provides that the Board of Directors, any person authorized by the charter or bylaws, or unless the charter provides otherwise, the holder of at least 10% of the votes entitled to be cast may call a special meeting of shareholders. NCBC Bylaws provide that a special meeting of NCBC Shareholders may be called by the Chairman of the Board, the Board of Directors, or upon the written request of the holders of not less than 10% of the votes entitled to be cast of NCBC Common Stock.

  The GBCC permits the board of directors, persons authorized by the articles of incorporation or bylaws and holders of 25%, or such greater or lesser percentages as may be provided in the articles of incorporation or bylaws, of a all votes entitled to be cast on the proposed corporate action to call a special meeting. The FCB Bylaws provide that a special meeting may be called by any one or more shareholders holding an aggregate of 25% of the outstanding capital stock of FCB.

  Dissenters' Rights. Under Tennessee law, the shareholders of a corporation that is being merged into or is selling all or substantially all its assets to another corporation have the right to dissent from the action and have a Tennessee court determine the statutory fair value of their shares. Under the GBCC, the shareholders of a corporation that is party to a merger have the right to dissent from the action and have a Georgia court determine the fair value of their shares. See "The Merger--Dissenters' Rights."

  Preemptive Rights. Unless the charter of a Tennessee corporation provides otherwise, Tennessee law states that shareholders of a Tennessee corporation do not have preemptive rights to acquire proportional amounts of the corporation's unissued shares upon decision of the board of directors to issue them. The NCBC Charter provides that no holder of any class of NCBC common stock will have preemptive rights.

  The GBCC is substantially similar to Tennessee law. The FCB Articles of Incorporation provide that no holder of shares of FCB common stock shall have preemptive rights.

  Indemnification/Limitation on Liability. Under both Tennessee and Georgia law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a director or officer (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct under Tennessee and Georgia law or (ii) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. A corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.

  The NCBC Bylaws provide for indemnification in accordance with Tennessee law for officers and directors of NCBC and their testators and intestators. The FCB Bylaws provide for indemnification in accordance with Georgia Law for directors, officers, employees or agents of FCB and their testators and intestators.

  The NCBC Charter, pursuant to Tennessee law, provides that the directors of NCBC will not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as director except for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law, or (iii) liability with regard to unlawful distributions.

  The FCB Articles of Incorporation provide that a director of FCB will not be liable to the corporation or its shareholders for monetary damages, for breach of any duty as a director, except liability for (i) any wrongful appropriation of any business opportunity of the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the types of liability set forth in the GBCC dealing with illegal or unauthorized (a) distributions of corporate assets, (b) repurchases of stock or (c) commencement of business or (iv) any transaction from which the director derived an improper material tangible personal benefit.

                                BUSINESS OF FCB

GENERAL

  First Community Bancorp, Inc. ("FCB"), a Georgia corporation, was organized on May 31, 1989, for the purpose of acquiring all of the issued and outstanding common stock of First Community Bank & Trust (the "Bank"). Pursuant to a Plan of Reorganization, effective December 1, 1989, FCB acquired all of the issued and outstanding shares of common stock of the Bank. As a result of this transaction, the former stockholders of the Bank became the stockholders of FCB, and the Bank became a wholly-owned subsidiary of FCB.

  The Bank is a financial institution which was organized under the laws of the State of Georgia on July 11, 1988 and, on October 23, 1989, began operation of a full-service commercial banking business based in Bartow County, Georgia, providing such customary banking services as checking and savings accounts, various types of time deposits, safe deposit facilities and individual retirement accounts. It also makes secured and unsecured loans and provides other financial services to its customers. While the Bank has trust powers, such powers are currently exercised only to permit the Bank to serve as custodian of its individual retirement accounts. The Bank engages in a general commercial banking business in its community, emphasizing the banking needs of individuals and small- to medium-sized business and professional concerns.

  On October 21, 1993, the Bank opened a full-serve branch in Adairsville, Georgia, and in February, 1998, opened an operations center from which to conduct bookkeeping, data processing, payroll functions, and investment management operations.

COMPETITION

  The banking industry is highly competitive. The Bank's primary market consists of Bartow County, Georgia, which has a population of approximately 65,000. The Bank competes for all types of loans, deposits and other financial services with eight other commercial banks located in Bartow County. The Bank also competes with other financial institutions in Bartow County and with commercial banks, savings and loan associations and other financial institutions located outside of Bartow County. To a lesser extent, the Bank competes for loans with insurance companies, regulated small loan companies, credit unions and certain governmental agencies.

  FCB and any non-banking subsidiaries that it may organize will compete with numerous other companies and financial institutions engaged in similar lines of business, such as other bank holding companies, leasing companies and insurance companies. Many of these other financial institutions and companies will have far greater resources than either the Bank or FCB.

EMPLOYEES

  As of June 30, 1998 the Bank had approximately 46 full-time equivalent employees. FCB has no employees separate from the Bank. Neither FCB nor the Bank is a party to any collective bargaining agreement, and, in the opinion of management, the Bank enjoys satisfactory relations with its employees.

REGULATION

  Supervision, Regulation, and Other Factors Bank Holding Company
Regulation. Offers and sales of the common stock of FCB are subject to the registration requirements of the Securities Act and the regulations promulgated thereunder which are administered by the SEC. FCB is also subject to the reporting requirements of the Exchange Act. Such offers and sales are also subject to the registration requirements of various state securities acts.

  FCB is a registered holding company under the Federal Bank Holding Company Act, and the Georgia Bank Holding Company Act, and is regulated under such acts by the Federal Reserve System (the "Federal Reserve") and its Board of Governors (the "Federal Reserve Board") and by the Department, respectively. As a bank holding company, FCB is required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the Federal Bank Holding Company Act. The Federal Reserve may also conduct examinations of FCB and the subsidiary of FCB.

  The Federal Bank Holding Company Act also requires every bank holding company to obtain prior approval from the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not already majority owned or controlled by that bank holding company. The Federal Reserve is prohibited, however, from approving the acquisition by FCB of the voting shares of, or substantially all the assets of, any bank located outside Georgia, unless such acquisition is specifically authorized by the laws of the state in which the bank is located.

  On March 16, 1994, the Georgia legislature adopted the Georgia Interstate Banking Act, effective July 1, 1995. Interstate acquisitions by institutions located in Georgia will be permitted in states which also allow national interstate acquisitions, and interstate acquisitions of institutions located in Georgia will be permitted by institutions located in states which also allow national interstate acquisitions; provided, however, that if the board of directors of a Georgia bank or bank holding company adopts a resolution to except such bank or bank holding company from being acquired pursuant to the provisions of the Georgia Interstate Banking Act and properly files a certified copy of such resolution with the Department, such bank or bank holding company may not be acquired by an institution located outside of the State of Georgia.

  In addition, the President of the United States signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 on September 29, 1994 (the "Interstate Branching Act"). The Interstate Branching Act permitted bank holding companies to merge their multi-state bank subsidiaries into a single bank by June 1, 1997, unless state legislators acted to "opt-out" of this provision, to acquire banks in any state one year after the effective date of the Interstate Branching Act, and to establish de novo branches across state lines so long as the individual state into which a potential de novo entrant proposes to branch specifically passes legislation to "opt-in".

  Under the Interstate Branching Act, beginning on June 1, 1997, a bank could merge with a bank in another state so long as the transaction did not involve a bank in a home state which had enacted a law after the date of enactment of the Interstate Branching Act and before June 1, 1997 that applies equally to all out of state banks and expressly prohibits such interstate merger transactions. Such a law would have no effect on merger transactions approved before the effective date of such a state law. States could also elect to permit merger transactions before June 1, 1997.

  The Interstate Branching Act authorizes interstate mergers involving the acquisition of a branch of a bank without the acquisition of the bank only if state law permits an out of state acquiror to acquire a branch without acquiring the bank. State minimum age laws for banks to be acquired will be preserved unless state law provides for a minimum age period of more than five years. After consummation of any interstate merger transaction, a resulting bank may establish or operate additional branches at any location where any bank involved in the transaction could have established or operated a branch under applicable federal or state law.

  The Riegle Community Development and Regulatory Improvement Act of 1994 (the "RCDRIA") was enacted September 23, 1994, to promote economic revitalization and community development to "investment areas." The RCDRIA establishes a Community Development Financial Institutions Fund (the "Fund") to achieve these objectives. The Fund is authorized to provide financial assistance through a variety of mechanisms including equity investments, grants, loans, credit union shares and deposits. The amount of assistance any community development financial institution and its subsidiaries and affiliates may receive is generally limited to $5 million. A qualifying institution may receive $3.75 million for the purpose of serving an investment area in another state.

  The RCDRIA also provides certain regulatory relief requiring each agency to streamline and modify its regulations and policies, remove inconsistencies and eliminate duplicative requirements. The RCDRIA also directs the federal agencies to coordinate examinations among affiliate banks, to coordinate examinations with other federal banking agencies, and to work to coordinate with state banking agencies. The federal banking agencies are also directed to work jointly in developing a system for banks and savings associations to file reports and statements electronically and to adopt a single form for filing core information in reports and statements.

  The RCDRIA also provides procedures for expediting bank holding company applications, eliminating prior approval of the Federal Reserve for the acquisition of control of a bank in a reorganization in which persons exchange their shares for shares of a newly-formed bank holding company provided the bank holding company immediately after the acquisition meets capital and other financial standards and the bank is "adequately capitalized," the holding company does not engage in any activities other than those of managing and controlling banks, the holding company provides 30 days prior notice to the Federal Reserve Board of the transaction, and the holding company will not acquire control of any additional bank. The RCDRIA also provides for reduction of post-approval waiting periods, decreasing the waiting period from 30 days to 15 days in most instances. The RCDRIA also exempts from federal securities registration securities issued in connection with the formation of a one-bank holding company.

  The Georgia General Assembly recently enacted legislation that enables a bank to establish de novo branch banks on an unlimited basis beginning July 1, 1998.

  The Federal and Georgia Bank Holding Company Acts further provide that the Federal Reserve Board and the Department will not approve any acquisition, merger or consolidation (a) which would result in a monopoly, (b) which would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, (c) the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country or (d) which in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

  In addition to having the right to acquire ownership or control of other banks, FCB is authorized to acquire ownership or control of nonbanking companies, provided the activities of such companies are so closely related to banking or managing or controlling banks that the Federal Reserve Board considers such activities to be proper to the operation and control of banks. Regulation Y, promulgated by the Federal Reserve Board, sets forth those activities which are regarded as closely related to banking or managing or controlling banks and, thus, are permissible activities for bank holding companies, subject to approval by the Federal Reserve in individual cases.

  Pursuant to (S) 4(j) of the Federal Bank Holding Company Act, a bank holding company must submit a written notice to the Federal Reserve Board at least sixty days before engaging, directly or indirectly, in a non-banking activity authorized under (S) 4(c)(8), which authorizes holding companies to engage in activities that are closely related to banking or managing or controlling banks. The processing period begins to run from the date the Federal Reserve Board receives a complete notice, and may be extended under certain circumstances. In acting on a notice to engage in (S) 4(c)(8) activities, the Federal Reserve Board is required by certain sections of the Federal Bank Holding Company Act to consider whether the benefits of the proposed activity (such as greater convenience, increased competition, or gains in efficiency) outweigh the potential adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices). Section 4(c)(8) also requires that proposals to engage in permissible activities are subject to public notice and an opportunity for a hearing only in the case of an acquisition of a savings association.

  Section 4(j) of the Federal Bank Holding Company Act was amended by the Economic Growth and Regulatory Paperwork Reduction Act of 1996, enacted as a part of the Omnibus Consolidated Appropriations Act for Fiscal Year 1997, to permit a well-capitalized and well-managed bank holding company, that controls predominantly well-capitalized and well-managed depository institutions, as defined by amendments to the

Federal Bank Holding Company Act, to engage de novo in any permissible (S) 4(c)(8) activity or acquire any company engaged in permissible (S) 4(c)(8) activities (except for an insured depository institution, i.e., a savings association) under expedited procedures. To be eligible for the expedited procedures, the book value of the assets acquired may not exceed 10% of the holding company's consolidated risk weighted assets and the consideration paid may not exceed 15% of Tier One capital. The Federal Reserve Board may adjust these percentages. In addition, no administrative enforcement action may have been commenced or be pending nor may any cease and desist order pursuant to
(S) 8 of the Federal Deposit Insurance Act have been issued or be pending against the holding company or any of its depository institutions subsidiaries.

  While all qualifying holding companies engaging in (S) 4(c)(8) activities under the expedited procedures must provide notice to the Federal Reserve Board, the notice provisions differ. First, to engage de novo directly or through a subsidiary in activities that the Federal Reserve Board has already approved by regulation, the bank holding company must provide notice within ten days after commencing the activity. Second, to engage in activities that the Federal Reserve Board has permitted by order or to acquire the shares or assets of an existing company, the bank holding company must provide notice at least twelve business days prior to commencing the activity, during which time the Federal Reserve Board may require the full 60-day notice procedure.

  FCB is authorized to borrow money and pledge as security for such indebtedness the shares of its subsidiary bank for general corporate purposes, including acquisition of other permitted businesses, capital for its subsidiary bank and purchase of its own shares. The only source the holding company has to repay the debt is dividends from the subsidiary bank. Dividends may only be paid to the extent of fifty percent (50%) of the prior year earnings without the express consent of the Department, and further, regulatory agencies have the authority to restrict payment of dividends in the event the Bank's capital falls below minimum levels and under certain other conditions.

  Bank Regulation. The Bank operates as a bank organized under the laws of the State of Georgia subject to examination by the Department. The Department regulates all areas of the Bank's commercial banking operations, including reserves, loans, mergers, payment of dividends, interest rates, establishment of branches and other aspects of operation. The Bank is not a member of the Federal Reserve Bank system, but uses the Federal Reserve Bank as a clearing agent.

  The Bank is insured and also regulated by the Federal Deposit Insurance Corporation (the "FDIC"). The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as a receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC is authorized to examine insured banks which are not members of the Federal Reserve to determine the condition of such banks for insurance purposes. The FDIC also approves conversions, mergers, consolidations and assumption of deposit liability transactions where the resulting, continued or assumed bank is an insured nonmember state bank.

  Subsidiary banks or a bank holding company are subject to certain restrictions imposed by the Federal Bank Holding Company Act on any extension of credit to the bank holding company or any of its subsidiaries, on investment in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or the provision of any property or services. The Federal Reserve Board also possesses cease-and-desist powers over bank holding companies and their nonbank subsidiaries if their actions represent an unsafe or unsound practice or violation of laws.

  FIRREA. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") was introduced into Congress on February 22, 1989 and enacted on August 9, 1989. Under FIRREA, the Federal Savings and Loan Insurance Corporation was abolished. Two separate funds have been established, one for commercial banks (the Bank Insurance Fund) and the other for savings institutions (the Savings Associations Insurance Fund). Both funds are under the management of the FDIC which sets insurance premium rates for all insured institutions. Effective January 1, 1994, the FDIC adopted a new system of risk-based insurance assessment. Under the FDIC's rule, each depository institution is assigned to one of the three groups, well-capitalized, adequately capitalized or under-capitalized, based on its capital ratios and will be further assigned to one of three subgroups within its capital ratios and will be further assigned to one of three subgroups within its capital category based on an evaluation of the risk posed by the institution to its insurance fund. The capital standard being used to set insurance premium rates are the same as those adopted by the agencies with the prompt corrective action framework. The rule provides that well-capitalized institutions pay assessment rates ranging from 23 to 29 basis points, depending upon the subgroup to which they are assigned. Adequately capitalized institutions pay from 26 to 30 basis points, and undercapitalized institutions pay from 29 to 31 basis points. In February 1995, the FDIC proposed a new rule which would significantly reduce the assessment rate payable by well-capitalized institutions. Such institutions would pay assessment rates from 4 to 21 basis points. Adequately capitalized institutions would pay from 7 to 28 basis points, and undercapitalized institutions would pay from 14 to 31 basis points.

  FDICIA. The Federal Deposit Insurance Corporation Improvement Act (the "FDICIA") was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of the FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, the FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

  The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institutions either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days. As of December 31, 1996 and 1995, notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.

RECENT REGULATORY DEVELOPMENTS

  On September 3, 1996, President Clinton signed the Omnibus Consolidated Appropriations Act for FY 1997. Subtitle G of Title Two of that Act is titled the "Deposit Insurance Funds Act of 1996" (the "Deposit Insurance Funds Act"), which among other things provides for the recapitalization of the Savings Associations Insurance Fund ("SAIF") as of October 1, 1996. To accomplish this recapitalization, the FDIC imposed a special assessment on each insured depository institution with deposits assessable under the SAIF so that SAIF would achieve its designated reserve ratio ("DRR") on the first business day of the first month after the date of the enactment of the Deposit Insurance Funds Act. Because the legislation was enacted as of September 30, 1996, under the Deposit Insurance Funds Act, SAIF achieved its DRR and became fully capitalized on October 1, 1996. For purposes of the SAIF special assessment, the amount of SAIF-assessable deposits is determined as of March 31, 1995. However, the term "SAIF-assessable deposits" includes deposits assumed after March 31, 1995 if the deposits were assumed from an institution that is no longer insured when the special assessment to recapitalize SAIF is imposed under this section. Therefore, some institutions will be required to pay the special assessment on SAIF insured deposits that were assumed after March 31, 1995.

  A major part of the plan to recapitalize SAIF involves imposing a one-time special assessment on SAIF-assessable deposits that may be paid in two installments under certain conditions. Subject to certain statutory adjustments, the FDIC has discretion to determine the rates of the assessments after considering certain factors, including the most recent SAIF balance, data on insured deposits, and any other factors that the FDIC deems appropriate. This one-time special assessment is subject to certain exceptions, and the FDIC has discretion to issue orders exempting weak institutions from paying this special assessment if the exemption will reduce the risk to SAIF. The FDIC prescribed guidelines for issuing such an exemption within 30 days of enactment of the Deposit Insurance Funds Act. The Act required the FDIC to exempt from the special assessment (1) institutions that existed on October 1, 1995 and held no SAIF assessable deposits before January 1, 1993, (2) federal savings banks newly established in April, 1994 to acquire the deposits of savings institutions in default that received assistance from the RTC in connection with the transactions, and (3) any SAIF insured savings association that, before January 1, 1987, was a federal savings bank insured by the FSLIC for the purpose of acquiring the assets or assuming the liabilities of a national bank in a transaction consummated after July 1, 1986 and had assets less than $150 million. Exempt institutions generally are required to pay semi-annual assessments at former rates under the schedule applicable to SAIF fund members on June 30, 1995, with certain exceptions.

  There are three statutory adjustments that the FDIC must consider in setting the SAIF recapitalization rates. The first of these relates to Oakar transactions, which are generally defined to include bank purchases of SAIF-assessable deposits. Generally, Bank Insurance Fund ("BIF") members acquiring SAIF-assessable deposits in Oakar transactions prior to March 31, 1995 (or after March 31, 1995 if the institution from which the deposits were acquired is no longer insured at the time the special assessment is imposed), are subject to the SAIF special assessment but the amount of assessable deposits would, as a general proposition, be reduced by 20% for purposes of the assessment if certain conditions are satisfied. The 20% reduction for these BIF members applies for purposes of the special assessment and for purposes of future semi-annual assessments on SAIF-assessable deposits that were acquired prior to March 31, 1995. To be eligible for the 20% reduction, a BIF member must satisfy certain requirements that are based on a suggested attributable deposit amount as of June 30, 1995.

  The second statutory adjustment the FDIC must consider for purposes of computing this special assessment relates to "converted associations," a term defined by the Act. An institution meeting one of the Deposit Insurance Fund Act's definitions of "converted association" may also reduce by 20% the amount of deposits that are SAIF insured as of March 31, 1995 (or after March 31, 1995 if subject to the special assessment because the institution from which the deposits were acquired is no longer insured at the time the special assessment is imposed). In addition to "converted associations," Sasser banks--a savings association that converted to a bank charter prior to SAIF reaching its DRR and as a result the resulting bank was required to remain an SAIF member--may qualify under this second adjustment under very limited criteria.

  Third, if payment of the special assessment would pose a significant risk that an insured depository institution or its holding company may default on payments under debt obligations or preferred stock, the institution may elect to pay the special assessment under extended terms that would include a supplemental special assessment.

  The SAIF was initially capitalized through the issuance of bond obligations by the Financing Corporation ("FICO"), commonly referred to as FICO bonds. The Deposit Insurance Funds Act also addresses repayment of the interest on those bonds. Beginning with the semi-annual periods after December 31, 1996, assessments to pay approximately $8 million in interest on FICO bonds will be shared among all insured depository institutions, including insured national banks, instead of only SAIF members. For purposes of the assessments to pay the interest on the FICO bonds, BIF-assessable deposits will be assessed at a rate of 20% of the assessment rate applicable to SAIF-assessable deposits until December 31, 1999. After the earlier of December 31, 1999 or the date the last savings association ceases to exist, full pro rata sharing of FICO assessments will begin.

  For purposes of paying the interest on the FICO bonds, "BIF-assessable deposits" means deposits that are subject to assessments under BIF. The term "SAIF-assessable deposits" means deposits that are assessable under SAIF and includes any deposits that were assumed after March 31, 1995 if the insured institution from which the deposits were acquired is not insured when the SAIF special assessment is imposed.

  The Deposit Insurance Funds Act also provides that, as of the date of enactment and ending on the earlier of December 31, 1999 or the date that the last savings association ceases to exist, the federal banking agencies must take appropriate action to prohibit deposit shifting from SAIF to BIF, including enforcement actions, denial of applications, or imposing exit and interest fees as if the transaction qualified as a conversion. The legislation requires the Office of the Comptroller of the Currency, the FDIC, the Federal Reserve Board, and the Office of Thrift Supervision to take necessary actions to prevent insured depository institutions and depository institution holding companies from facilitating or encouraging the shifting of deposits from SAIF assessable to BIF-assessable for the purpose of evading the assessments imposed on SAIF-assessable deposits. The FDIC may issue regulations to prevent deposit shifting. It is a rule of construction, however, that this portion of the Deposit Insurance Funds Act does not prohibit an institution from engaging in conduct or activity that is part of the ordinary course of business and is not directed at depositors of an insured affiliated institution.

  The Deposit Insurance Funds Act also provides for the merger of BIF and SAIF into the Deposit Insurance Fund (DIF) on January 1, 1999, if no insured depository institution is a "savings association" on that date. If an insured savings association still exists on January 1, 1999, the Deposit Insurance Funds Act does not make provision for the merger of the funds to occur on a subsequent date. For purposes of the BIF/SAIF merger, the term "savings association" is defined as having the same meaning as it does in (S) 3(b) of the FDI Act (12 U.S.C. (S) 1813(b)), and thus includes both federal and state savings associations.

  If immediately before the merger, the SAIF reserve ratio exceeds the DRR, the excess will be placed in DIF's special reserve. While the DIF special reserve will not be included for purposes of calculating the DIF DRR and the FDIC cannot refund any amount in the special reserve, it can be drawn upon for emergency purposes if the reserve ratio of the DIF should drop below 50% of its DRR for a sustained period of time. This portion of the Deposit Insurance Funds Act also makes conforming changes to the FDI Act and other provisions of law effective on January 1, 1999 if the funds are so merged. If the funds are not merged, the Deposit Insurance Fund Act establishes an SAIF special reserve as of January 1, 1999 that will consist of the excess in the SAIF over the DRR as of that date. While the amount in the SAIF special reserve cannot be used to calculate any future DRR and cannot be used for refunds from the SAIF, it would be available for emergency purposes if the reserve ratio of the SAIF is less than 50% of its DRR for a sustained period of time.

  The Deposit Insurance Funds Act also required the FDIC on such basis as it deems appropriate to refund any amounts in excess of the DRR to BIF members and, after it is established, to DIF members. There are no similar provisions for refunds to SIF members. A member can not, however, receive any refund for any semi-annual assessment period that exceeds the assessment paid during that period. Institutions that are not "well-capitalized" or that have other weaknesses are not eligible for refunds. The refund provision becomes effective as of the end of any semi-annual assessment period beginning after the date of enactment of the Deposit Insurance Funds Act.

  Capital Requirements. The Department requires that de novo banks in Georgia maintain a minimum ratio of primary capital, as defined, to total assets of not less than eight percent (8%) during the first three years of operation, and thereafter at six percent (6%). Additionally, banks and their holding companies are subject to certain risk-based capital requirements based on their respective asset composition. Management believes as of December 31, 1997, FCB and the Bank meet all capital adequacy requirements to which they are subject.

  Monetary Policy. The earnings of the Bank are affected by domestic and foreign economic conditions, particularly by the monetary and fiscal policies of the United States Government and its agencies.

  The Federal Reserve Board has had, and will continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply.

  The techniques used by the Federal Reserve Board include setting the reserve requirements of member banks and establishing the discount rate on member banks' borrowings. The Federal Reserve Board also conducts open market transactions in United States Government securities.

  Periodically, bills are pending before the United States Congress which contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. Among such bills are proposals to prohibit banks and bank holding companies from conducting certain types of activities, to subject banks to increased disclosure and reporting requirements, to eliminate on a regional or other basis the present restriction on interstate expansion by banks or bank holding companies, to alter the statutory separation of commercial and investment banking and to alter the powers of thrift institutions and other competitors of banks. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which the business of FCB may be affected thereby.

PROPERTIES

  FCB's corporate office and the Bank's main office are located at 827 Joe Frank Harris Parkway, S.E., Cartersville, Georgia 30120. The Bank's office is a modern two-story building constructed in 1989 containing approximately 10,005 square feet located on approximately one and one-half (1.5) acres owned by the Bank. The Bank utilizes both floors of the building. On the first floor, there are five inside teller and four drive-up teller windows along with the new account and customer service representatives and three loan offices. The second floor is devoted to administration. The Bank owns its office properties without encumbrance.

  The Bank's branch is located at 5827 Joe Frank Harris Parkway, Adairsville, Georgia 30103. The land and building comprising the branch are wholly owned assets of the Bank and are free of any encumbrances. The branch office is a modern one-story building constructed in 1980 containing approximately 2,400 square feet located on approximately three-fourth (.75) acre. There are four inside teller and two drive-up teller windows along with the new account and customer service representatives and one loan officer.

  In February, 1998, the Bank opened an operations center from which to conduct bookkeeping, data processing, payroll, accounts payable, and investment management functions. The Bank has leased the space in which the operations center is located for a five-year term, with an option to renew thereafter for five consecutive 12-month periods. The terms of the lease agreement require the Bank to perform normal maintenance on the premises and to pay for insurance thereon and provide its own utilities. The total obligation to the Bank through the end of the initial five-year lease term is $114,400.00.

  In management's opinion, each of the above-described properties is adequately covered by insurance.

LITIGATION

  FCB and the Bank are not parties to, nor is any of their property the subject of, any material pending legal proceedings, other than ordinary routine litigation incidental to their business, and no such proceedings are known to be contemplated by governmental authorities. There are no material legal proceedings to which any director, officer, affiliate or more than 5% shareholder is a party adverse to or that has a material interest adverse to FCB or the Bank.

                            SELECTED FINANCIAL DATA

  The following selected consolidated financial data of FCB for each of the three years ended December 31, 1997 are extracted or derived from, and should be read in conjunction with, the audited Consolidated Financial Statements and Notes thereto of FCB included herein, which statements have been audited by Mauldin & Jenkins LLC, independent public accountants. The selected consolidated financial data of FCB for the two fiscal years ended December 31, 1995 are extracted or derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of FCB which are not included herein. The selected consolidated financial data for the six months ended June 30, 1997 and June 30, 1998 are extracted or derived from, and should be read in conjunction with, the unaudited Consolidated Financial Statements and the Notes thereto of FCB included herein, which, in the opinion of FCB's management, include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for such periods. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of FCB's Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto of FCB included elsewhere in this Proxy Statement/Prospectus.

                                                                                          SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                           JUNE 30,
                          ----------------------------------------------------------- ------------------------
                             1993        1994        1995        1996        1997        1997         1998
                          ----------- ----------- ----------- ----------- ----------- ----------- ------------
INCOME STATEMENT DATA:
 Total interest income..  $ 3,410,208 $ 4,347,077 $ 5,674,051 $ 6,827,743 $ 7,985,273 $ 3,814,380 $  4,416,282
 Total interest
  expense...............    1,445,503   1,903,632   2,252,104   2,682,555   3,175,345   1,507,920    1,902,283
                          ----------- ----------- ----------- ----------- ----------- ----------- ------------
 Net interest income....    1,964,705   2,443,445   3,421,947   4,145,188   4,809,928   2,306,460    2,513,999
 Provision for possible
  loan losses...........      120,488     192,000     192,000     216,000     299,893     149,893      150,000
                          ----------- ----------- ----------- ----------- ----------- ----------- ------------
 Net interest income
  after provision for
  loan losses...........    1,844,217   2,251,445   3,229,947   3,929,188   4,510,035   2,156,567    2,363,999
 Total other income.....      576,131     601,147     615,504     638,983     723,455     374,079      419,617
 Total other expenses...    1,535,198   1,979,502   2,312,153   2,666,531   3,038,789   1,514,896    1,753,540
                          ----------- ----------- ----------- ----------- ----------- ----------- ------------
 Income before income
  taxes.................      885,150     873,090   1,533,298   1,901,640   2,194,701   1,015,750    1,030,076
 Income taxes...........       98,106     285,820     539,933     664,102     745,335     367,665      356,501
                          ----------- ----------- ----------- ----------- ----------- ----------- ------------
 Net income.............  $   787,044 $   587,270 $   993,365 $ 1,237,538 $ 1,449,366 $   648,085 $    673,575
                          =========== =========== =========== =========== =========== =========== ============
PER COMMON SHARE DATA:
 Earnings per share--
  basic.................  $      1.86 $      1.38 $      2.34 $      2.98 $      3.43 $      1.52 $       1.58
 Earnings per share--
  diluted...............  $      1.86 $      1.38 $      2.34 $      2.94 $      3.38 $      1.51 $       1.50
 Cash dividends
  declared..............  $       --  $       --  $       --  $      0.30 $        *  $        *  $        --
                                                                                          SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                           JUNE 30,
                          ----------------------------------------------------------- ------------------------
                             1993        1994        1995        1996        1997        1997         1998
                          ----------- ----------- ----------- ----------- ----------- ----------- ------------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Total cash and cash
  equivalents...........  $ 1,335,189 $ 6,281,119 $ 7,220,588 $ 7,424,393 $ 2,280,783 $ 4,484,903 $  3,634,718
 Available-for-sale
  securities............    2,613,700   6,973,529   5,807,889  10,326,359  12,493,723  11,362,101   20,640,056
 Held-to-maturity
  securities............    6,967,507   7,197,633   6,698,457   4,202,450   5,051,607   4,202,455    5,259,349
                          ----------- ----------- ----------- ----------- ----------- ----------- ------------
  Total securities......    9,581,207  14,171,162  12,506,346  14,528,809  17,545,330  15,564,556   25,899,405
 Federal funds sold.....    5,046,251         --          --          --          --          --           --
 Loans, net of unearned
  discounts.............   30,232,510  34,993,311  42,123,639  54,436,430  67,506,857  60,615,830   69,747,617
 Less allowance for loan
  losses................      568,085     587,874     705,473     914,266   1,135,477   1,029,992    1,213,585
                          ----------- ----------- ----------- ----------- ----------- ----------- ------------
  Net loans.............   29,664,425  34,405,437  41,418,166  53,522,164  66,371,380  59,585,838   68,534,032
 Premises and equipment
  net...................    1,948,500   1,829,100   1,745,032   1,778,201   1,890,272   1,876,617    1,876,583
 Other assets...........      659,619     831,470   1,787,857   1,967,631   2,864,010   2,492,312    3,040,468
                          ----------- ----------- ----------- ----------- ----------- ----------- ------------
  Total assets..........  $48,235,191 $57,518,288 $64,677,989 $79,221,198 $90,951,775 $84,004,426 $102,985,206
                          =========== =========== =========== =========== =========== =========== ============
 Total deposits.........  $42,005,622 $50,735,379 $55,854,136 $65,373,546 $77,676,041 $70,700,368 $ 89,017,441
 Short-term borrowings
  and other
  liabilities...........    1,094,162   1,260,373   1,644,116   1,610,464   1,894,520   1,886,418    1,849,017
 Federal Home Loan Bank
  advances..............      850,000     650,000   1,405,250   5,348,450   3,291,650   3,820,050    3,263,250
 Long term debt.........          --          --          --          --          --          --           --
                          ----------- ----------- ----------- ----------- ----------- ----------- ------------
  Total liabilities.....    1,944,162   2,110,373   3,049,366   6,958,914   5,186,170   5,506,468    5,112,267
 Redeemable common stock
  held by KSOP..........          --          --          --          --          --          --       156,871
Total shareholders'
 equity.................    4,285,407   4,672,536   5,774,487   6,888,738   8,089,564   7,597,590    8,698,627
                          ----------- ----------- ----------- ----------- ----------- ----------- ------------
  Total liabilities and
   shareholders'
   equity...............  $48,235,191 $57,518,288 $64,677,989 $79,221,198 $90,951,775 $84,004,426 $102,985,206
                          =========== =========== =========== =========== =========== =========== ============

* A 2% stock dividend was declared for this period which resulted in the issuance of 8,258 shares.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FCB'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  The following is a discussion of the financial condition of FCB and its subsidiary at June 30, 1998 and the results of operations for the years ended December 31, 1997 and 1996 and the six months ended June 30, 1998 and 1997. The purpose of this discussion is to focus on information about FCB's financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this Proxy Statement/Prospectus for an understanding of the following discussion and analysis.

OVERVIEW

  The Bank was incorporated on July 11, 1988 and commenced business on October 23, 1989. During 1989, FCB was formed and all 415,103 shares of common stock of the Bank were acquired by FCB. FCB has had continued steady growth in earning assets, deposits and net income since 1989, the year operations began. The table below summarizes the growth in earning assets, deposits and net income for the previous five years:

                                          1997    1996    1995    1994    1993
                                         ------- ------- ------- ------- -------
                                                 (DOLLARS IN THOUSANDS)
Earning assets.......................... $85,764 $72,704 $59,337 $53,412 $44,860
Deposits................................  77,676  65,374  55,854  50,735  42,006
Net income..............................   1,449   1,238     993     587     787

FINANCIAL CONDITION

                                                         INCREASE (DECREASE)
                                 JUNE 30,   DECEMBER 31, --------------------
                                   1998         1997       AMOUNT     PERCENT
                               ------------ ------------ -----------  -------
   Total assets............... $102,985,206 $90,951,775  $12,033,431   13.23 %
   Loans...................... $ 69,747,617 $67,506,857  $ 2,240,760    3.32 %
   Securities................. $ 25,899,405 $17,545,330  $ 8,354,075   47.61 %
   Interest-bearing bank
    balances.................. $    410,767 $   711,998  $  (301,231) (42.31)%

  Changes in total assets and the major categories of assets are shown in the table above. The increase in loans is due to a continuing increase in loan demand throughout the year, and principally in residential construction and development loans. The increase in the securities portfolio is due to the purchase of U. S. Government Agency and school, county and municipal securities. Deposits, as shown in another schedule, have outpaced the growth in loan demand. Thus, the significant growth in securities. The decrease in interest-bearing bank balances is also directly related to the utilization of funds to purchase securities and generate loans.

  The majority of the loans originated in the three and six month periods ending June 30, 1998 are primarily short-term maturities of six months to one year or contain variable interest rates with terms from 1 to 3 years or less. The following table presents scheduled repricing of FCB's loans at June 30, 1998.

                                                 WITHIN  1 TO 5   AFTER
                                                 1 YEAR   YEARS  5 YEARS  TOTAL
                                                 ------- ------- ------- -------
                                                     (DOLLARS IN THOUSANDS)
Variable interest rates......................... $25,789 $ 4,147  $ --   $29,936
Fixed interest rates............................  11,775  27,234    803   39,812
                                                 ------- -------  -----  -------
  Total......................................... $37,564 $31,381  $ 803  $69,748
                                                 ======= =======  =====  =======

                                                         INCREASE (DECREASE)
                                 JUNE 30,   DECEMBER 31, --------------------
                                    1998        1997       AMOUNT     PERCENT
                                ----------- ------------ -----------  -------
Total deposits................. $89,017,441 $77,676,041  $11,341,400   14.60 %
Other borrowings............... $ 3,263,250 $ 3,291,650  $   (28,400)  (0.86)%
Certificates of deposit over
 $100,000 (included in total
 deposits above)............... $14,754,266 $10,932,354  $ 3,821,912   34.96 %

  The $11,341,400 increase in deposits included a $3,821,912 increase in certificates of deposit over $100,000. The deposit growth has resulted from continuing growth in the Bartow County and Cartersville areas accompanied by the location of new retail and other businesses to the area. Competitive rates are paid on deposits but not above the local market.

  The decrease in other borrowings was due entirely to pay down of advances from the Federal Home Loan Bank of Atlanta. The increase in deposits, primarily certificates of deposit less than $100,000, was used to fund the continued loan demand and securities purchases.

  FCB's ratio of loans to deposits at June 30, 1998 was 78.35% as compared to 86.91% at December 31, 1997 and the decrease is primarily due to strong deposit growth coupled with unanticipated loan payoffs and slower than expected loan demand.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  Liquidity, as defined by net cash, short-term investments and other marketable investments as a percent of deposits, was 28.10% at June 30, 1998, and is considered adequate for the short-term and the foreseeable future. FCB has a $10,000,000 line of credit with the Federal Home Loan Bank of Atlanta of which $3,820,050 has been advanced, a $3,750,000 unsecured line of credit with correspondent banks and a security repurchase agreement available with a correspondent bank. This repurchase agreement line must be collateralized at 110% with available, unpledged investment securities. At June 30, there was approximately $17,936,104 available using this repurchase agreement. These lines are available should liquidity needs increase.

  The following summarizes the cumulative interest sensitivity position of FCB at June 30, 1998.

                                                   TIME HORIZON
                                                      MONTHS
                                             -------------------------
                                             0 TO 3  0 TO 12   0 TO 60  TOTAL
                                             ------- --------  ------- -------
                                                  (DOLLARS IN THOUSANDS)
   Interest sensitive assets................ $34,478 $ 46,057  $84,884 $95,651
   Interest sensitive liabilities...........  34,409   58,898   79,301  79,301
                                             ------- --------  ------- -------
     Assets less liabilities................ $    69 $(12,841) $ 5,583 $16,350
                                             ======= ========  ======= =======
   Ratio:
     Interest sensitive assets to interest
      sensitive liabilities.................    1.00     0.78     1.07    1.21
                                             ======= ========  ======= =======

  The current interest sensitivity position indicates a close match of interest-sensitive assets and interest-sensitive liabilities, particularly in the five year time horizon. Increases or decreases in interest rates should have little effect on FCB's net interest margin.

CAPITAL RESOURCES

  The minimum capital requirements for banks and bank holding companies require a leverage capital to total assets ratio of at least 3%, core capital to total assets ratio of at least 4% and total risk-based capital to total adjusted assets ratio of 8%.

  Selected financial information relating to FCB's minimum capital requirements at June 30, 1998 is as follows:

                                                                         PERCENT
                                                                         -------
   Leverage capital ratio...............................................   8.45%
   Core capital ratio...................................................  11.94%
   Risk-based capital ratio.............................................  13.19%

EFFECTS OF INFLATION

  The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. FCB, through its asset-liability committee, attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of FCB's interest rate sensitive assets and liabilities, see "--Asset/Liability Management."

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

  Following is a summary of FCB's operations for the periods indicated.

                                             YEAR ENDED
                                            DECEMBER 31,  INCREASE (DECREASE)
                                            ------------- ---------------------
                                             1997   1996   AMOUNT     PERCENT
                                            ------ ------ ---------- ----------
                                                  (DOLLARS IN THOUSANDS)
   Interest income......................... $7,985 $6,828 $    1,157      16.94%
   Interest expense........................  3,175  2,683        492      18.38
   Net interest income.....................  4,810  4,145        665      16.04
   Provision for loan losses...............    300    216         84      38.89
   Other income............................    723    639         84      13.14
   Other expense...........................  3,039  2,666        373      13.99
   Pretax income...........................  2,194  1,902        292      15.35
   Income taxes............................    745    664         81      12.20
                                            ------ ------ ----------  ---------
     Net income............................ $1,449 $1,238 $      211      17.04%
                                            ====== ====== ==========  =========

NET INTEREST INCOME

  FCB's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate non-interest income and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond the control of management, FCB's ability to generate net interest income is dependent upon its ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets.

  The net yield on average interest-earning assets decreased in 1997 to 6.13% from 6.16% in 1996. This insignificant decrease was due primarily to an increase in net average interest-earning assets being offset by slight decreases in rates. The yield on interest earning assets was 10.18% in 1997 compared to 10.15% in 1996. Yields on loans decreased to 11.53% in 1997 compared to 11.89% in 1996. This decrease was largely due to increased competition forcing lower rates on the maturing portfolio. Average interest-earning assets increased overall by $11,182,000 or 16.62%. Average interest-bearing liabilities increased by $9,260,000 or 17.12%, while the overall cost of funds increased from 4.96% in 1996 to 5.01% in 1997.

PROVISION FOR LOAN LOSSES

  The provision for loan losses increased by $84,000 during 1997 or 38.89%. The allowance for loan loss amounted to $1,135,477 or 1.68% of total loans outstanding at December 31, 1997 as compared to $914,266 or 1.68% of total loans outstanding at December 31, 1996. The increase in the amount of the reserve was due to increased loan growth during the year. There were no nonaccrual loans at December 31, 1997. However, there was other real estate owned totalling $112,000. Based upon management's evaluation of the loan portfolio, management believes the reserve for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past loan loss experience, past due and classified loans, underlying collateral values and current economic conditions which may affect the borrower's ability to pay.

OTHER INCOME

  Other operating income consists principally of service charges on deposit accounts which increased in 1997 ($536,537 in 1997 and $473,412 in 1996). Non-interest bearing demand, interest-bearing demand and savings accounts increased 9.25% during 1997 as compared to an increase of 13.33% in the above service charges. Other income increased $30,576 during 1997 primarily due to $38,822 gain on the sale of loans. Management sold available-for-sale securities generating funds of $2,191,423 which was used for the purchase of tax-free school, county and municipal obligations. The higher tax equivalent yields on these new investments were more than sufficient to offset the $9,229 net realized losses on securities available-for-sale before the end of 1997.

NON-INTEREST EXPENSES

  The increase in non-interest expenses was due primarily to the growth in FCB which resulted in increased non-interest expenses of $372,258 in 1997 or 13.96%. Salaries and employee benefits and other operating expenses are the primary components of non-interest expense. Salaries and employee benefits increased to $1,760,140 in 1997 from $1,452,141 in 1996. This increase is attributable to the increases in the average wages paid to employees, and the related payroll tax costs. Other operating expenses increased to $808,398 in 1997 from $802,660 in 1996.

INCOME TAX

  Income taxes, as a percentage of pre-tax income, decreased in 1997 to 34% from 35% in 1996. This was primarily due to the increased investment in tax exempt investment securities during 1997.

ASSET/LIABILITY MANAGEMENT

  It is FCB's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure an acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by individuals, partnerships and corporations.

  FCB's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate sensitive assets and interest rate sensitive liabilities being prepared and presented to the Board of Directors of the Bank on a monthly basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If FCB's assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

  A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, FCB also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

  Changes in interest rates also affect FCB's liquidity position. FCB currently prices deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect FCB's liquidity position.

  At December 31, 1997, FCB's cumulative one year interest rate sensitivity gap ratio was 93.12%. FCB's targeted ratio is 90% to 120% in this time horizon. This indicates that FCB's interest-bearing liabilities will reprice during this period at a rate slightly faster than FCB's interest-earning assets. FCB is within its targeted parameters and net interest income should not be significantly affected by changes in interest rates. It is also noted that over 72% of FCB's certificates of deposit greater than $100,000 mature within the one year time horizon. The majority of these deposits are from established customers. It is management's belief that as long as FCB pays the prevailing market rate on these type deposits, FCB's liquidity, while not assured, will not be negatively affected.

  The following table sets forth the distribution of the repricing of FCB's interest-earning assets and interest-bearing liabilities as of December 31, 1997, the interest rate sensitivity gap, the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of FCB's customers. In addition, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times within such period and at different rates.

                          ASSET/LIABILITY MANAGEMENT

                                             AFTER     AFTER
                                             THREE    ONE YEAR
                                             MONTHS     BUT
                                    WITHIN    BUT      WITHIN   AFTER
                                     THREE   WITHIN     FIVE    FIVE
                                    MONTHS  ONE YEAR   YEARS    YEARS   TOTAL
                                    ------- --------  -------- ------- -------
                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Interest-bearing deposits........ $   712 $   --    $   --   $   --  $   712
  Securities.......................   2,338   5,190     6,506    2,675  16,709
  Loans............................  31,889   7,047    27,465    1,104  67,505
                                    ------- -------   -------  ------- -------
    Total interest earning assets.. $34,939 $12,237   $33,971  $ 3,779 $84,926
                                    ======= =======   =======  ======= =======
Interest-bearing liabilities:
  Interest-bearing demand
   deposits........................ $18,342 $   --    $   --   $   --  $18,342
  Savings..........................   4,913     --        --       --    4,913
  Time deposits, less than
   $100,000........................   2,203  15,209    14,906      --   32,318
  Time deposits, $100,000 and
   over............................   4,875   3,825     2,232      --   10,932
  Other borrowings (1).............     326     850     2,000      --    3,169
                                    ------- -------   -------  ------- -------
    Total interest-bearing
     liabilities................... $30,655 $19,884   $19,138  $   --  $69,674
                                    ------- -------   -------  ------- -------
Interest rate sensitivity gap...... $ 4,284 $(7,647)  $14,833  $ 3,779 $15,125
                                    ======= =======   =======  ======= =======
Cumulative interest rate
 sensitivity gap................... $ 4,284 $(3,487)  $11,346  $15,125
                                    ======= =======   =======  =======
Interest rate sensitivity gap
 ratio.............................    1.14    0.62      1.78      --
                                    ======= =======   =======  =======
Cumulative interest rate
 sensitivity gap ratio.............    1.14     .93      1.16     1.22
                                    ======= =======   =======  =======

--------
(1) The above amounts do not include approximately $123,000 of non-interest bearing advances from the Federal Home Loan Bank of Atlanta as described in the consolidated financial statements.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                     SIX MONTHS ENDED JUNE       INCREASE
                                              30                (DECREASE)
                                     ----------------------  -----------------
                                        1998        1997      AMOUNT   PERCENT
                                     ----------  ----------  --------  -------
   Total interest income...........  $4,416,282  $3,814,380  $601,902   15.78 %
   Total interest expense..........   1,902,283   1,507,920   394,363   26.15 %
   Net interest income.............   2,513,999   2,306,460   207,539    9.00 %
   Provision for loan losses.......     150,000     149,893       107    0.07 %
   Other operating income..........     419,617     374,079    45,538   12.17 %
   Other operating expenses........   1,751,495   1,505,667   245,828   16.33 %
   Loss on Sale of AFS Securities..      (2,045)     (9,229)    7,184  (77.84)%
   Provision for income taxes......     356,501     367,665   (11,164)  (3.04)%
   Net income......................     673,575     648,084    25,491    3.93 %

  The increase in total interest income was due to the increased volume of interest-earning assets, principally securities. Total interest expense for the same period increased as indicated in the above table primarily due to the increase in time deposits. The resulting increase in net interest margin is due primarily to the stated growth in the securities portfolio and growth in the loan portfolio. The loan to deposit ratio was 78.35% at June 30, 1998 compared to 85.73% at June 30, 1997. Since the majority of new deposits were invested in securities instead of loans, the yield on earning assets has decreased to 9.69% in June 1998 compared to 10.18% in June 1997.

  The provision for loan losses was virtually unchanged for the six-month period ended June 30, 1998 as compared to the same period in 1997.

  The $45,538 or 12.17% increase in other operating income is due to increased activity in mortgage loan originations. These originations are sold to a third party and not carried in the company's loan portfolio.

  The increase of other operating expenses for the six-month period ending June 30, 1998 as compared to the comparable period in 1997 as shown in the preceding table resulted primarily from the increase in personnel and other expenses necessary to service an increasing deposit and loan customer base including additional staffing in the mortgage origination and accounts receivable factoring and servicing areas.

  The decrease in income taxes shown in the preceding table resulted primarily from the effect of carrying tax free investments for the entire six months of 1998 compared to less than three months in 1997. The effective tax rate was 34.61% and 36.20%, respectively, for the six-month periods ended June 30, 1998 and 1997.

  Net income for the six-month period ended June 30, 1998 as compared to the same period in 1997 increased $25,491 or 3.93%. The primary reasons are increased volume of earning assets, increased activity in the mortgage origination area and the lower effective tax rate.

  Except for the historical information contained in this Proxy Statement/Prospectus, the matters reflected or discussed in this Proxy Statement/Prospectus which relate to FCB's beliefs, expectations, plans, future estimates and the like are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of FCB to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, general economic conditions, governmental monetary and fiscal policies, deposit management, the effects of competition in the banking business, changes in government regulation relating to the banking industry, the rate of growth in Bartow County and the Cartersville areas, the proposed merger with NCBC and other factors discussed in this Proxy Statement/Prospectus, FCB's Report on Form 10-KSB for the year ended December 31, 1997 and other filings by FCB with the Securities and Exchange Commission. Many of such factors are beyond FCB's ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. FCB disclaims any obligation to update or review any forward-looking statements contained in this Proxy Statement/Prospectus or in any statement referencing this Proxy Statement/Prospectus, whether as a result of new information, future events or otherwise.

YEAR 2000 COMPLIANCE

  The Year 2000 issue refers generally to the data structure problem that will prevent certain systems from properly recognizing dates after the year 1999. For example, computer programs and various types of electronic equipment that process date information by reference to two digits rather than four to define the applicable year may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 problem could result in system failures or miscalculations causing disruptions of operations. The Year 2000 problem may occur in computer chip if that chip relies on date information.

  In preparation for January 1, 2000, FCB has implemented a company-wide program to prepare its computer systems and applications for the year 2000. FCB's plans include necessary reviews of vendors, customers, third party processors and other external parties with whom FCB conducts business. FCB is incurring internal staff costs as well as consulting and other expenses related to the execution of the implementation plan. A portion of these expenses may be in the cost of normal software upgrades and involve the redeployment of existing information technology resources. Presently, management has not yet determined the Year 2000 implementation costs, but such costs are not expected to have a material financial impact on FCB's business, financial condition or results of operation. Management has not yet determined what effect, if any, the proposed merger with NCBC will have on Year 2000 compliance issues.

                       DESCRIPTION OF NCBC CAPITAL STOCK

  NCBC is authorized by its Charter to issue up to 175,000,000 shares of NCBC Common Stock, par value $2.00 per share, of which 99,620,802 shares were issued and outstanding at August 31, 1998, and up to 5,000,000 shares of Preferred Stock, no par value, of which no shares are issued and outstanding.

  The holders of NCBC Common Stock are entitled to one vote per share on all matters submitted for action by the shareholders. Any corporate action requiring shareholder approval other than the election of directors may be authorized by the affirmative vote of a majority of the shares represented at a meeting at which a quorum is present or represented. Directors are elected by a plurality of the votes cast in an election. There is no provision for cumulative voting with respect to the election of directors. The Board of Directors is divided into three classes with staggered three-year terms. The affirmative vote of at least two-thirds of the outstanding shares of each class of capital voting stock is required to amend, alter, change or repeal Article Seven of the Charter providing for classification of the Board of Directors, to approve certain business combinations, including mergers and consolidations involving NCBC, sale of substantially all of the assets of NCBC, liquidation of NCBC, reclassification of NCBC's securities and recapitalizations of NCBC involving amendments to the Charter, unless certain price and procedural requirements are met. Special meetings of shareholders may be called by the Chairman, President or Vice President, or by a majority of the members of the Board of Directors, or by holders of not less than one-tenth of all shares entitled to vote at such meeting upon request delivered to the Chairman, President or Secretary of NCBC by such shareholders at least 90 days before the proposed date of the meeting.

  All shares of NCBC Common Stock are entitled to share equally in such dividends as the Board of Directors may declare from sources legally available therefor. Upon liquidation or dissolution of NCBC, whether voluntary or involuntary, all shares of NCBC Common Stock are entitled to share equally in the assets available for distribution to shareholders after payment of all prior obligations of NCBC. The holders of NCBC Common Stock have no preemptive rights.

  The transfer agent for NCBC Common Stock is The Bank of New York.

  NCBC is a legal entity separate and distinct from its subsidiaries, including its subsidiary banks. There are various legal and regulatory limitations under federal and state law on the extent to which its subsidiaries, including its bank and bank holding company subsidiaries, can finance or otherwise supply funds to NCBC.

  The principal source of NCBC's cash revenues is dividends from its subsidiaries. There are certain limitations under federal and Tennessee law on the payment of dividends by such subsidiaries. The prior approval of the appropriate federal regulatory body is required if the total of all dividends declared by any state member bank of the Federal Reserve System or any national banking association in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Such regulatory bodies also have authority to prohibit a state member bank or bank holding company, such as NCBC, or a national banking association from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute such an unsafe or unsound practice.

  Retained earnings of NCBC's banking subsidiaries available for payment of cash dividends under all applicable regulations would have been approximately $32.293 million as of December 31, 1997. See Note N to the Financial Statements of NCBC, incorporated by reference in this Proxy
Statement/Prospectus, with respect to certain contractual limits on dividend payments by NCBC.

  NCBC's subsidiaries, subsidiary banks and their respective subsidiaries are subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, NCBC and its other subsidiaries. Furthermore, loans and extensions of credit are also subject to various collateral requirements.

  Certain provisions of the Charter and Bylaws of NCBC may restrict changes of control of NCBC. These provisions include the authority to issue preferred stock with such rights and privileges as the Board of Directors may deem appropriate from time to time, provisions for the classification of the NCBC Board of Directors and provisions relating to certain business combinations with certain shareholders. See "Comparison of Rights of FCB and NCBC Shareholders--Changes in Control" and "--Boards of Directors."

                                LEGAL OPINIONS

  The validity of the shares of NCBC Common Stock to be issued upon consummation of the Merger has been passed upon for NCBC by King & Spalding, Atlanta, Georgia. As of August 5, 1998, attorneys in the firm of King & Spalding who participated in the preparation of the Registration Statement of which this Proxy Statement/Prospectus is a part owned approximately 11,988 shares of NCBC Common Stock.

                                    EXPERTS

  The consolidated financial statements of NCBC, incorporated by reference in NCBC's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of FCB at December 31, 1996 and 1997 and for the years then ended included herein have been examined by Mauldin & Jenkins, LLC., independent public accountants, whose report is included herein in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

                            FINANCIAL STATEMENTS OF
                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1997

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
INDEPENDENT AUDITOR'S REPORT..............................................  F-2
FINANCIAL STATEMENTS
  Consolidated Balance Sheets--December 31, 1997 and 1996.................  F-3
  Consolidated Statements of Income--Years Ended December 31, 1997 and
   1996...................................................................  F-4
  Consolidated Statements of Stockholders' Equity--Years Ended December
   31, 1997 and 1996......................................................  F-5
  Consolidated Statements of Cash Flows--Years Ended December 31, 1997 and
   1996...................................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-8
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheet--June 30, 1998............................... F-25
  Consolidated Statements of Income--Six and Three Months Ended June 30,
   1998 and 1997.......................................................... F-26
  Consolidated Statements of Cash Flows--Six Months Ended June 30, 1998
   and 1997............................................................... F-27
  Notes to Unaudited Consolidated Financial Statements.................... F-29

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
First Community Bancorp, Inc.
 and Subsidiary
Cartersville, Georgia

  We have audited the accompanying consolidated balance sheets of First Community Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
January 30, 1998

                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                          1997         1996
                                                       -----------  -----------
Cash and due from banks..............................  $ 1,568,785  $ 3,685,230
Interest-bearing deposits in banks...................      711,998    3,739,163
Securities available-for-sale........................   12,493,723   10,326,359
Securities held-to-maturity, at cost (fair value of $
 5,039,031 and $4,154,118)...........................    5,051,607    4,202,450
Loans................................................   67,506,857   54,436,430
Less allowance for loan losses.......................    1,135,477      914,266
Loans, net...........................................   66,371,380   53,522,164
Premises and equipment...............................    1,890,272    1,778,201
Other assets.........................................    2,864,010    1,967,631
                                                       -----------  -----------
    Total assets.....................................  $90,951,775  $79,221,198
                                                       ===========  ===========

         LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand.........................  $11,170,681  $12,609,298
  Interest-bearing demand............................   18,341,892   14,545,120
  Savings............................................    4,912,634    4,355,535
  Time, $100,000 and over............................   10,932,354    8,952,875
  Other time.........................................   32,318,480   24,910,718
                                                       -----------  -----------
    Total deposits...................................   77,676,041   65,373,546
Other borrowings.....................................    3,291,650    5,348,450
Other liabilities....................................    1,894,520    1,610,464
                                                       -----------  -----------
    Total liabilities................................   82,862,211   72,332,460
                                                       ===========  ===========
Commitments and contingent liabilities
Redeemable common stock held by KSOP, 12,341 shares
 outstanding at December 31, 1997, at fair value, net
 of FCB loan to KSOP.................................          --           --
Stockholders' equity
  Common stock, par value $1; 10,000,000 shares
   authorized; 427,745 and 415,103 issued,
   respectively......................................      427,745      415,103
  Capital surplus....................................    3,861,349    3,627,104
  Retained earnings..................................    3,777,356    2,848,956
  Treasury stock, 2,135 shares at December 31, 1997..      (53,909)         --
  Unrealized gains (losses) on securities available-
   for-sale, net of tax..............................       77,023       (2,425)
                                                       -----------  -----------
    Total stockholders' equity.......................    8,089,564    6,888,738
                                                       -----------  -----------
    Total liabilities, redeemable common stock, and
     stockholders' equity............................  $90,951,775  $79,221,198
                                                       ===========  ===========

                See Notes to Consolidated Financial Statements.

                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                          1997         1996
                                                       -----------  -----------
Interest income
  Loans............................................... $ 6,998,384  $ 5,895,861
  Taxable securities..................................     684,335      696,228
  Nontaxable securities...............................     166,959       73,304
  Deposits in banks...................................     135,595      162,350
                                                       -----------  -----------
    Total interest income.............................   7,985,273    6,827,743
                                                       -----------  -----------
Interest expense
  Deposits............................................   2,967,625    2,537,622
  Federal funds purchased.............................         --           889
  Other borrowings....................................     207,720      144,044
                                                       -----------  -----------
    Total interest expense............................   3,175,345    2,682,555
                                                       -----------  -----------
  Net interest income.................................   4,809,928    4,145,188
Provision for loan losses.............................     299,893      216,000
                                                       -----------  -----------
  Net interest income after provision for loan
   losses.............................................   4,510,035    3,929,188
                                                       -----------  -----------
Other income
  Service charges on deposit accounts.................     536,537      473,412
  Other operating income..............................     196,147      165,571
  Net realized (losses) on securities available-for-
   sale...............................................      (9,229)         --
                                                       -----------  -----------
    Total other income................................     723,455      638,983
                                                       -----------  -----------
Other expenses
  Salaries and employee benefits......................   1,760,140    1,452,141
  Equipment and occupancy expenses....................     470,251      411,730
  Other operating expenses............................     808,398      802,660
                                                       -----------  -----------
    Total other expenses..............................   3,038,789    2,666,531
                                                       -----------  -----------
Income before income taxes............................   2,194,701    1,901,640
Income tax expense....................................     745,335      664,102
                                                       -----------  -----------
  Net income.......................................... $ 1,449,366  $ 1,237,538
                                                       ===========  ===========
Basic earnings per common share....................... $      3.43  $      2.98
                                                       ===========  ===========
Diluted earnings per common share..................... $      3.38  $      2.94
                                                       ===========  ===========

                See Notes to Consolidated Financial Statements.

                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 1997
                                    AND 1996

                                                                                     UNREALIZED
                                                                                   GAINS (LOSSES)
                           COMMON STOCK                           TREASURY STOCK   ON SECURITIES
                         -----------------                        ---------------    AVAILABLE
                                   TOTAL    CAPITAL    RETAINED                       FOR-SALE    STOCKHOLDERS'
                         SHARES  PAR VALUE  SURPLUS    EARNINGS   SHARES   COST      NET OF TAX      EQUITY
                         ------- --------- ---------- ----------  ------ --------  -------------- -------------
Balance, December 31,
 1995................... 415,103 $415,103  $3,627,104 $1,735,949    --   $    --      $(3,669)     $5,774,487
 Net income.............     --       --          --   1,237,538    --        --          --        1,237,538
 Cash dividends
  declared, $.30 per
  share.................     --       --          --    (124,531)   --        --          --         (124,531)
 Net change in
  unrealized gains
  (losses) on securities
  available-for-sale,
  net of tax............     --       --          --         --     --        --        1,244           1,244
                         ------- --------  ---------- ----------  -----  --------     -------      ----------
Balance, December 31,
 1996................... 415,103  415,103   3,627,104  2,848,956    --        --       (2,425)      6,888,738
 Net income.............     --       --          --   1,449,366    --        --          --        1,449,366
 2% stock dividend......   8,258    8,258     200,256   (209,356)   --        --          --             (842)
 Exercise of stock
  options...............   4,384    4,384      33,989        --     --        --          --           38,373
 Purchase of treasury
  stock.................     --       --          --         --   2,135   (53,909)        --          (53,909)
 Adjustment for shares
  owned by KSOP.........     --       --          --    (311,610)   --        --          --         (311,610)
 Net change in
  unrealized gains
  (losses) on securities
  available-for-sale,
  net of tax............     --       --          --         --     --        --       79,448          79,448
                         ------- --------  ---------- ----------  -----  --------     -------      ----------
Balance, December 31,
 1997................... 427,745 $427,745  $3,861,349 $3,777,356  2,135  $(53,909)    $77,023      $8,089,564
                         ======= ========  ========== ==========  =====  ========     =======      ==========



                See Notes to Consolidated Financial Statements.

                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                        1997          1996
                                                    ------------  ------------
OPERATING ACTIVITIES
  Net income....................................... $  1,449,366  $  1,237,538
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation...................................      222,143       216,494
    Provision for loan losses......................      299,893       216,000
    Deferred income taxes..........................      (97,295)      (86,472)
    Loss on sale of securities available-for-sale..        9,229           --
    Increase in interest receivable................     (203,700)      (38,741)
    Increase in interest payable...................       44,729       198,233
    Decrease in income taxes payable...............      (59,142)     (295,087)
    Other operating activities.....................      112,912         7,911
                                                    ------------  ------------
      Net cash provided by operating activities....    1,778,135     1,455,876
                                                    ------------  ------------
INVESTING ACTIVITIES
  Purchases of securities available-for-sale.......   (6,631,404)   (7,024,930)
  Proceeds from maturities of securities available-
   for-sale........................................    2,386,999     2,508,434
  Proceeds from sales of securities available-for-
   sale............................................    2,191,423           --
  Purchases of securities held-to-maturity.........     (949,067)     (203,546)
  Proceeds from maturities of securities held-to-
   maturity........................................       99,910     2,699,553
  Net decrease in interest-bearing deposits in
   banks...........................................    3,027,165       967,430
  Net increase in loans............................  (13,331,309)  (12,319,998)
  Purchase of premises and equipment...............     (334,214)     (249,663)
  Purchase of life insurance policies..............     (271,790)          --
                                                    ------------  ------------
      Net cash used in investing activities........  (13,812,287)  (13,622,720)
                                                    ------------  ------------
FINANCING ACTIVITIES
  Net increase in deposits.........................   12,302,495     9,519,410
  Proceeds from other borrowings...................    2,000,000     4,000,000
  Repayment of other borrowings....................   (4,056,800)      (56,800)
  Dividends paid...................................         (842)     (124,531)
  Proceeds from exercise of stock options..........       38,373           --
  Purchase of treasury stock.......................      (53,909)          --
  Increase in loan to KSOP.........................     (311,610)          --
                                                    ------------  ------------
      Net cash provided by financing activities....    9,917,707    13,338,079
                                                    ------------  ------------

                See Notes to Consolidated Financial Statements.

                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                         1997         1996
                                                      -----------  -----------
Net increase (decrease) in cash and due from banks... $(2,116,445) $ 1,171,235
Cash and due from banks at beginning of year.........   3,685,230    2,513,995
                                                      -----------  -----------
Cash and due from banks at end of year............... $ 1,568,785  $ 3,685,230
                                                      ===========  ===========
SUPPLEMENTAL DISCLOSURES
  Cash paid for:
    Interest......................................... $ 3,130,616  $ 2,484,322
    Income taxes..................................... $   901,772  $ 1,045,661
NONCASH TRANSACTIONS
  Unrealized gains on securities available-for-sale.. $  (123,611) $    (1,974)
  Principal balances of loans transferred to other
   real estate....................................... $   182,200  $       --



                See Notes to Consolidated Financial Statements.

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

  First Community Bancorp, Inc. ("FCB") is a bank holding company whose business is conducted by its wholly-owned subsidiary, First Community Bank & Trust, (the "Bank"). The Bank is a commercial bank located in Cartersville, Bartow County, Georgia with one branch located in Adairsville, Georgia. The Bank provides a full range of banking services in its primary market area of Bartow County and surrounding counties.

BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of FCB and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

  The accounting and reporting policies of FCB conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS

  Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

  FCB maintains amounts due from banks which, at times, may exceed Federally insured limits. FCB has not experienced any losses in such accounts.

SECURITIES

  Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax. Equity securities without a readily determinable fair value are carried at cost.

  Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

LOANS

  Loans are carried at their principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

  Net loan origination fees and costs incurred for loans are deferred and recognized as income over the life of the loan.

  The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review FCB's allowance for loan losses, and may

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY require FCB to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

  The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

  A loan is impaired when it is probable FCB will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

INCOME TAXES

  Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

  Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

  FCB and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

EARNINGS PER COMMON SHARE

  Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

RECENT ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board (FASB) has issued, and FCB has adopted, Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY and Extinguishments of Liabilities". SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement did not have a material effect on the FCB's financial statements.

  The FASB has issued, and the FCB has adopted, SFAS No. 128, "Earnings Per Share". SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential issuable common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator for the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The adoption of this statement did not have a material effect on the FCB's financial statements.

  The FASB has issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the SFAS to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for the FCB consists of items previously recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 130 is effective for periods beginning after December 15, 1997.

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

NOTE 2. SECURITIES

  The amortized cost and fair value of securities are summarized as follows:

                                                GROSS      GROSS
                                   AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                     COST       GAINS      LOSSES      VALUE
                                  ----------- ---------- ---------- -----------
   Securities Available-for-Sale
   December 31, 1997:
     U. S. Government and agency
      securities................  $ 5,149,123  $ 31,589   $   (389) $ 5,180,323
     State and municipal
      securities................    4,110,359    86,919        --     4,197,278
     Mortgage-backed
      securities................    2,277,312     8,144     (6,502)   2,278,954
     Equity securities..........      837,168       --         --       837,168
                                  -----------  --------   --------  -----------
                                  $12,373,962  $126,652   $ (6,891) $12,493,723
                                  ===========  ========   ========  ===========
   December 31, 1996:
     U. S. Government and agency
      securities................  $ 5,445,927  $ 18,416   $(15,276) $ 5,449,067
     State and municipal
      securities................    2,167,026    10,319       (308)   2,177,037
     Mortgage-backed
      securities................    1,725,188       556    (17,557)   1,708,187
     Equity securities..........      992,068       --         --       992,068
                                  -----------  --------   --------  -----------
                                  $10,330,209  $ 29,291   $(33,141) $10,326,359
                                  ===========  ========   ========  ===========
   Securities Held-to-Maturity
   December 31, 1997:
     U. S. Government and agency
      securities................  $ 4,299,179  $    918   $(17,390) $ 4,282,707
     State and municipal
      securities................      752,428     3,969        (73)     756,324
                                  -----------  --------   --------  -----------
                                  $ 5,051,607  $  4,887   $(17,463) $ 5,039,031
                                  ===========  ========   ========  ===========
   December 31, 1996:
     U. S. Government and agency
      securities................  $ 3,798,988  $    --    $(45,787) $ 3,753,201
     State and municipal
      securities................      403,462       --      (2,545)     400,917
                                  -----------  --------   --------  -----------
                                  $ 4,202,450  $    --    $(48,332) $ 4,154,118
                                  ===========  ========   ========  ===========

  The amortized cost and fair value of securities as of December 31, 1997 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                  SECURITIES AVAILABLE-   SECURITIES HELD-TO-
                                        FOR-SALE               MATURITY
                                 ----------------------- ---------------------
                                  AMORTIZED     FAIR     AMORTIZED     FAIR
                                    COST        VALUE       COST      VALUE
                                 ----------- ----------- ---------- ----------
   Due in one year or less...... $   570,000 $   571,063 $3,749,452 $3,734,899
   Due from one year to five
    years.......................   7,448,374   7,519,968  1,099,179  1,097,654
   Due from five to ten years...   1,041,108   1,082,233        --         --
   Due after ten years..........     200,000     204,337    202,976    206,478
   Mortgage-backed securities...   2,277,312   2,278,954        --         --
   Equity securities............     837,168     837,168        --         --
                                 ----------- ----------- ---------- ----------
                                 $12,373,962 $12,493,723 $5,051,607 $5,039,031
                                 =========== =========== ========== ==========

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

  Securities with a carrying value of $3,887,000 and $4,408,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

  Gains and losses on sales of securities available-for-sale consist of the following:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1997     1996
                                                                 -------  ------
   Gross gains.................................................. $   652  $  --
   Gross losses.................................................  (9,881)    --
                                                                 -------  ------
   Net realized losses.......................................... $(9,229) $  --
                                                                 =======  ======


NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

  The composition of loans is summarized as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
   Commercial, financial, and agricultural............ $ 7,038,000  $ 9,404,000
   Real estate--construction..........................  17,020,000   12,576,000
   Real estate--mortgage..............................  34,985,000   25,374,000
   Consumer instalment and other......................   8,626,997    7,215,989
                                                       -----------  -----------
                                                        67,669,997   54,569,989
   Unearned income....................................    (163,140)    (133,559)
   Allowance for loan losses..........................  (1,135,477)    (914,266)
                                                       -----------  -----------
   Loans, net......................................... $66,371,380  $53,522,164
                                                       ===========  ===========

  Changes in the allowance for loan losses are as follows:

                                                              DECEMBER 31,
                                                           --------------------
                                                              1997       1996
                                                           ----------  --------
   Balance, beginning of year............................. $  914,266  $705,473
   Provision for loan losses..............................    299,893   216,000
   Loans charged off......................................   (138,307)  (87,385)
   Recoveries of loans previously charged off.............     59,625    80,178
                                                           ----------  --------
   Balance, end of year................................... $1,135,477  $914,266
                                                           ==========  ========

  Management has identified no material amounts of loans considered to be impaired as defined by Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" as of December 31, 1997 and 1996.


  FCB has granted loans to certain directors, executive officers, and related entities of FCB and the Bank. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1997 are as follows:

     Balance, beginning of year.................................... $ 1,406,518
     Advances......................................................     744,657
     Repayments....................................................  (1,091,242)
                                                                    -----------
     Balance, end of year.......................................... $ 1,059,933
                                                                    ===========

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

NOTE 4. PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
   Land.................................................. $  393,035 $  393,035
   Buildings.............................................  1,231,077  1,124,885
   Equipment.............................................  1,558,675  1,254,941
   Construction and equipment installation in progress...        --      86,571
                                                          ---------- ----------
                                                           3,182,787  2,859,432
   Accumulated depreciation..............................  1,292,515  1,081,231
                                                          ---------- ----------
                                                          $1,890,272 $1,778,201
                                                          ========== ==========

NOTE 5. OTHER BORROWINGS

  Other borrowings consisted of the following Federal Home Loan Bank advances:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
   5.53% interest only, payable monthly, principal due
    in 1998.............................................  $  850,000 $  850,000
   Noninterest-bearing, payable quarterly in instalments
    of $4,250. This advance bears no interest due to the
    Bank qualifying under the FHLB Affordable Housing
    Program. 6.28% interest and principal payable
    semiannually. Principal due in instalments of
    $19,900.............................................     123,250    140,250
   Variable rate interest only, payable monthly,
    principal due September 1997. Interest is adjusted
    daily based upon the overnight deposit rate of the
    FHLB plus .25% (6.28% at December 31, 1997).........     318,400    358,200
   5.66% interest only, payable quarterly, principal due
    in 2002.............................................   2,000,000  4,000,000
                                                          ---------- ----------
                                                          $3,291,650 $5,348,450
                                                          ========== ==========

  FCB's advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgage loans and pledging of FCB's stock in the Federal Home Loan Bank of Atlanta.

  Advances at December 31, 1997 have maturities in future years as follows:

     YEAR ENDING DECEMBER 31,                                         AMOUNT
     ------------------------                                       ----------
     1998.......................................................... $  886,900
     1999..........................................................     36,900
     2000..........................................................     36,900
     2001..........................................................     36,900
     2002..........................................................  2,036,900
     Later years...................................................    257,150
                                                                    ----------
                                                                    $3,291,650
                                                                    ==========

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

NOTE 6. EMPLOYEE BENEFIT PLANS

  Employee Stock Ownership Plan with 401(k) Provisions (KSOP):

    During 1997, FCB's 401(k) retirement plan was converted into an Employee Stock Ownership Plan with 401(k) retirement plan provisions (KSOP). The KSOP covers all employees subject to certain minimum age and service requirements. Contributions charged to expense for the year ended December 31, 1997 and 1996 were $71,337 and $35,575, respectively.

    In accordance with the KSOP, FCB is expected to honor the rights of certain participants to diversify their account balances or to liquidate their ownership of the common stock in the event of distribution. The purchase price of the common stock would be based on the fair market value of FCB's common stock as of the annual valuation date which precedes the date the put option is exercised. No participant has exercised these rights since the inception of the KSOP, and no significant cash outlay is expected during 1998. However, since the redemption of common stock is outside the control of FCB, FCB's maximum cash obligation in the amount of $311,610 which is based on the approximate market price of common stock as of the reporting date has been presented outside of stockholders' equity. The amount presented as redeemable common stock held by the KSOP in the consolidated balance sheet has been reduced by a loan from FCB to the KSOP in an amount equal to the maximum cash obligation. FCB's maximum cash obligation has been reflected as a reduction of retained earnings.

    At December, the KSOP held 12,341 allocated shares. Shares held by the KSOP are considered outstanding for purposes of calculating FCB's earnings per common share.

  Deferred Compensation Agreements:

    FCB has deferred compensation agreements with its directors and certain key employees providing for future monthly periodic payments which commence at retirement. At December 31, 1997 and 1996, $28,883 and $12,114, respectively, had been accrued under these agreements.

    FCB is also the owner and beneficiary of life insurance policies on the lives of its directors and certain key employees. FCB intends to use these policies to fund the directors' and employees' deferred compensation described above. The carrying value of the policies was $1,231,647 and $955,671 at December 31, 1997 and 1996, respectively.

  Common Stock Options:

    FCB has reserved 20,400 shares of common stock for issuance to key employees under a qualified stock option plan. Options are granted at prices equal to or greater than the fair market value of the shares at the date of grant, and are exercisable at a rate of 20% per year beginning with the initial grant date. The options expire seven years from the date of grant. At December 31, 1997, 3,213 options, net of terminations, have been granted under this plan.

    FCB has also granted stock options to the president of FCB under an employment agreement. The agreement provides for the purchase of 4,234 shares of common stock. The exercise price is based on the book value of the shares at the date of grant. The options expire in 1998.

    FCB has also reserved 70,000 shares of common stock for issuance to key employees and directors under an incentive stock option plan. Options are granted at prices equal to the fair market value of the shares at the date of grant, and are exercisable seven years from the initial grant date. The options

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY expire ten years from the date of the grant. At December 31, 1997, 56,874 options, net of terminations, have been granted under this plan.

                                                  DECEMBER 31,
                                   --------------------------------------------
                                           1997                   1996
                                   ---------------------- ---------------------
                                              WEIGHTED-              WEIGHTED-
                                               AVERAGE                AVERAGE
                                               EXERCISE              EXERCISE
                                    NUMBER      PRICE      NUMBER      PRICE
                                   --------  ------------ --------- -----------
   Under option, beginning of
    year.........................    12,803  $      10.12  13,109     $ 10.21
     Granted.....................    66,054         25.25     --          --
     Exercised...................    (4,384)         8.75     --          --
     Terminated..................   (10,302)        23.99    (306)      14.04
                                   --------  ------------  ------     -------
   Under option, end of year.....    64,171         23.56  12,803       10.12
                                   ========  ============  ======     =======
   Exercisable, end of year......     6,369          9.79  10,692        9.32
                                   ========  ============  ======     =======
   Weighted-average fair value of
    options granted during the
    year.........................  $   5.82  $        --
                                   ========  ============  ======     =======
                                                                     WEIGHTED-
                                                                      AVERAGE
                                                          WEIGHTED-  REMAINING
                                                           AVERAGE  CONTRACTUAL
                                               RANGE OF   EXERCISE    LIFE IN
                                    NUMBER      PRICES      PRICE      YEARS
                                   --------  ------------ --------- -----------
   Under Option, End of Year.....     4,234  $       7.88  $ 7.88           1
                                      3,063   12.25-15.81   13.84           4
                                     56,874         25.25   25.25          10
                                   --------  ------------  ------     -------
   Under Option, End of Year.....    64,171                 23.56           9
                                   ========  ============  ======     =======
                                      4,234  $       7.88  $ 7.88           1
                                      2,135   12.25-15.81   13.58           4
                                   --------  ------------  ------     -------
   Exercisable, end of year......     6,369                  9.79           2
                                   ========  ============  ======     =======

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

  As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1997 and 1996. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                                     DECEMBER 31, 1997
                                               -------------------------------
                                                             BASIC    DILUTED
                                                           EARNINGS  EARNINGS
                                               NET INCOME  PER SHARE PER SHARE
                                               ----------  --------- ---------
   As reported................................ $1,449,366   $ 3.43    $ 3.38
   Stock-based compensation, net of related
    tax effect................................    (29,772)   (0.07)    (0.07)
                                               ----------   ------    ------
   As adjusted................................ $1,419,594   $ 3.36    $ 3.31
                                               ==========   ======    ======
                                                     DECEMBER 31, 1996
                                               -------------------------------
                                                             BASIC    DILUTED
                                                           EARNINGS  EARNINGS
                                               NET INCOME  PER SHARE PER SHARE
                                               ----------  --------- ---------
   As reported................................ $1,237,538   $ 2.98    $ 2.94
   Stock-based compensation, net of related
    tax effect................................        --       --        --
                                               ----------   ------    ------
   As adjusted................................ $1,237,538   $ 2.98    $ 2.94
                                               ==========   ======    ======

  The fair value of the options granted during the year was based upon the discounted value of future cash flows of the options using the following assumptions:

                                                                        1997
                                                                       -------
   Risk-free rate.....................................................    6.13%
   Expected life of the options....................................... 7 Years
   Expected dividends (as a percent of the fair value of the stock)...    1.98%

NOTE 7. INCOME TAXES

  The components of income tax expense are as follows:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
   Current.................................................. $842,630  $750,574
   Deferred.................................................  (97,295)  (86,472)
                                                             --------  --------
   Income tax expense....................................... $745,335  $664,102
                                                             ========  ========

                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

  FCB's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                       DECEMBER 31,
                                             -----------------------------------
                                                   1997              1996
                                             ----------------- -----------------
                                              AMOUNT   PERCENT  AMOUNT   PERCENT
                                             --------  ------- --------  -------
   Income taxes at statutory rate........... $746,199     34%  $646,557     34%
     Tax-exempt interest....................  (49,109)    (2)   (24,923)    (1)
     State income taxes.....................   46,585      2     40,218      2
     Other items, net.......................    1,660    --       2,250    --
                                             --------    ---   --------    ---
   Income tax expense....................... $745,335     34%  $664,102     35%
                                             ========    ===   ========    ===

  The components of deferred income taxes are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
   Deferred tax assets:
     Loan loss reserves...................................... $389,046 $311,892
     Deferred loan fees......................................   61,562   45,923
     Directors fees..........................................   22,182    8,666
     Securities available-for-sale...........................      --     1,424
                                                              -------- --------
                                                               472,790  367,905
                                                              -------- --------
   Deferred tax liabilities:
     Depreciation............................................   47,911   38,895
     Securities available-for-sale...........................   42,739   38,895
     Other...................................................    2,792    2,794
                                                              -------- --------
                                                                93,442   80,584
                                                              -------- --------
   Net deferred tax assets................................... $379,348 $287,321
                                                              ======== ========

NOTE 8. EARNINGS PER COMMON SHARE

  The following is a reconciliation of net income (the numerator) and weighted-average shares outstanding (the denominator) used in determining basic and diluted earnings per common share (EPS):

                                                YEAR ENDED DECEMBER 31, 1997
                                            ------------------------------------
                                                          WEIGHTED-
                                            NET INCOME  AVERAGE SHARES PER SHARE
                                            (NUMERATOR) (DENOMINATOR)   AMOUNT
                                            ----------- -------------- ---------
   Basic EPS............................... $1,449,366     422,891       $3.43
                                            ==========     =======       =====
   Effect of Dilutive Securities
     Stock options.........................        --        5,977
                                            ----------     -------       -----
   Diluted EPS............................. $1,449,366     428,868       $3.38
   Basic EPS............................... $1,237,538     415,103       $2.98
                                            ==========     =======       =====
   Effect of Dilutive Securities
     Stock options.........................        --        6,590
                                            ----------     -------       -----
   Diluted EPS............................. $1,237,538     421,693       $2.94
                                            ==========     =======       =====

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

NOTE 9. COMMITMENTS AND CONTINGENT LIABILITIES

  In the normal course of business, FCB has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

  FCB's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of FCB's commitments is as follows:

                                                              DECEMBER 31,
                                                         ----------------------
                                                            1997        1996
                                                         ----------- ----------
   Commitments to extend credit......................... $10,461,000 $8,919,403
   Standby letters of credit............................     293,000    393,100
                                                         ----------- ----------
                                                         $10,754,000 $9,312,503
                                                         =========== ==========

  Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. FCB evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by FCB upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, crops, marketable securities, accounts receivable, inventory, equipment, and personal property.

  Standby letters of credit are conditional commitments issued by FCB to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which FCB deems necessary.

  In the normal course of business, FCB is involved in various legal proceedings. In the opinion of management of FCB, any liability resulting from such proceedings would not have a material effect on FCB's financial statements.

  On September 9, 1996, FCB entered into a lease agreement for the lease of an operations facility under a noncancelable agreement which expires on August 30, 2001, with an option to renew for five successive periods of twelve months each. The lease requires the payment of normal maintenance utilities and insurance on the property.

  The total minimum rental commitment at December 31, 1997 is due as follows:

  During the year ending December 31:

     1998.............................................................. $ 31,200
     1999..............................................................   31,200
     2000..............................................................   31,200
     2001..............................................................   20,800
                                                                        --------
                                                                        $114,400
                                                                        ========

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

  The total rental expense for the years ended December 31, 1997 and 1996 was $31,200 and $10,400, respectively.

NOTE 10. CONCENTRATIONS OF CREDIT

  FCB originates primarily commercial, residential, and consumer loans to customers in Bartow County and surrounding counties. The ability of the majority of FCB's customers to honor their contractual loan obligations is dependent on the economy in these areas.

  Seventy-seven percent of FCB's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in FCB's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in FCB's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

  FCB, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,400,000.

NOTE 11. REGULATORY MATTERS

  The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1997, approximately $730,000 of retained earnings were available for dividend declaration without regulatory approval.

  FCB and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, FCB and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. FCB and Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require FCB and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, FCB and the Bank meet all capital adequacy requirements to which they are subject.

  As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

  FCB and Bank's actual capital amounts and ratios are presented in the following table:

                                                         TO BE WELL
                                            FOR CAPITAL  CAPITALIZED   UNDER
                                              ADEQUACY     PROMPT    CORRECTIVE
                                 ACTUAL       PURPOSES     ACTION    PROVISIONS
                              ------------- ------------ ----------- ----------
                              AMOUNT RATIO  AMOUNT RATIO   AMOUNT      RATIO
                              ------ ------ ------ ----- ----------- ----------
                                           (DOLLARS IN THOUSANDS)
As of December 31, 1997:
  Total Capital (to Risk
   Weighted Assets):
    Consolidated............. $9,161 13.74% $5,334    8%   $6,667       10%
    Bank..................... $8,742 13.11% $5,334    8%   $6,667       10%
  Tier I Capital (to Risk
   Weighted Assets):
    Consolidated............. $8,324 12.49% $2,667    4%   $4,001        6%
    Bank..................... $7,905 11.86% $2,667    4%   $4,001        6%
  Tier I Capital (to Average
   Assets):
    Consolidated............. $8,324  9.20% $3,618    4%   $4,523        5%
    Bank..................... $7,905  8.74% $3,618    4%   $4,523        5%
As of December 31, 1996:
  Total Capital (to Risk
   Weighted Assets):
    Consolidated............. $7,561 14.17% $4,269    8%   $5,336       10%
    Bank..................... $7,546 14.15% $4,266    8%   $5,333       10%
  Tier I Capital (to Risk
   Weighted Assets):
    Consolidated............. $6,891 12.92% $2,133    4%   $3,200        6%
    Bank..................... $6,876 12.89% $2,134    4%   $3,201        6%
  Tier I Capital (to Average
   Assets):
    Consolidated............. $6,891  8.79% $3,136    4%   $3,920        5%
    Bank..................... $6,876  8.77% $3,136    4%   $3,920        5%

  FCB has a "Stock Repurchase Program" whereby FCB may purchase shares from the stockholders at a price equal to the fair value of the stock at its most recent valuation date, up to an aggregate dollar limit of $100,000 during any one calendar year. Shares are purchased on a "first-come" basis until the $100,000 limit is reached or the end of the calendar year. For the year ended December 31, 1997, 2,135 shares of treasury stock have been purchased under this program.

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by FCB in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

  Cash, Due From Banks, and Interest-bearing Deposits in Banks:

    The carrying amounts of cash, due from banks, and interest-bearing deposits in banks approximate their fair value.

  Available-For-Sale and Held-To-Maturity Securities:

    Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

  Loans:

    For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

  Deposits:

    The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

  Other Borrowings:

    The carrying amounts of FCB's other borrowings approximate their fair values.

  Accrued Interest:

    The carrying amounts of accrued interest approximate their fair values.

  Off-Balance Sheet Instruments:

    Fair values of FCB's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to FCB until such commitments are funded. FCB has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

  The estimated fair values of FCB's financial instruments were as follows:

                                   DECEMBER 31, 1997       DECEMBER 31, 1996
                                ----------------------- -----------------------
                                 CARRYING      FAIR      CARRYING      FAIR
                                  AMOUNT       VALUE      AMOUNT       VALUE
                                ----------- ----------- ----------- -----------
   Financial assets:
     Cash, due from banks and
      interest-bearing
      deposits in banks.......  $ 2,280,783 $ 2,280,783 $ 7,424,393 $ 7,424,393
     Securities available-for-
      sale....................   12,493,723  12,493,723  10,326,359  10,326,359
     Securities held-to-
      maturity................    5,051,607   5,039,031   4,202,450   4,154,118
     Loans....................   66,371,380  68,785,749  53,522,164  55,190,506
     Accrued interest
      receivable..............      767,020     767,020     563,320     563,320
   Financial liabilities:
     Deposits.................   77,676,041  77,875,598  65,373,546  65,676,561
     Other borrowings.........    3,291,650   3,291,650   5,348,450   5,348,450
     Accrued interest
      payable.................    1,321,490   1,321,490   1,366,219   1,366,219

                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

NOTE 13. SUPPLEMENTAL FINANCIAL DATA

  Components of other operating expenses in excess of 1% of income are as follows:

                                                                 DECEMBER 31,
                                                               ----------------
                                                                 1997    1996
                                                               -------- -------
   Stationery and supplies.................................... $ 80,791 $79,913
   Other service fees.........................................   76,301  75,227
   Directors fees.............................................  106,614  63,500

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

NOTE 14. PARENT COMPANY FINANCIAL INFORMATION

  The following information presents the condensed balance sheets, statements of income, and cash flows of First Community Bancorp, Inc. as of and for the years ended December 31, 1997 and 1996:

                           CONDENSED BALANCE SHEETS

                                                         1997         1996
                                                      -----------  -----------
   Assets
     Cash...........................................  $    87,179  $     9,983
     Investment in subsidiary.......................    7,982,252    6,873,693
     Other assets...................................       20,133        5,062
                                                      -----------  -----------
       Total assets.................................  $ 8,089,564  $ 6,888,738
                                                      ===========  ===========
     Stockholders' equity...........................  $ 8,089,564  $ 6,888,738
                                                      ===========  ===========

                        CONDENSED STATEMENTS OF INCOME
                                                         1997         1996
                                                      -----------  -----------
   Income, dividends from subsidiary................  $   431,041  $   139,531
   Expense, other...................................       17,392       13,530
                                                      -----------  -----------
     Income before income tax benefits and equity in
      undistributed income of subsidiary............      413,649      126,001
   Income tax benefits..............................       (6,606)      (5,062)
                                                      -----------  -----------
     Income before equity in undistributed income of
      subsidiary....................................      420,255      131,063
   Equity in undistributed income of subsidiary.....    1,029,111    1,106,475
                                                      -----------  -----------
     Net income.....................................  $ 1,449,366  $ 1,237,538
                                                      ===========  ===========

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                         1997         1996
                                                      -----------  -----------
   OPERATING ACTIVITIES
     Net income.....................................  $ 1,449,366  $ 1,237,538
     Adjustments to reconcile net income to net cash
      provided by operating activities:
       Undistributed income of subsidiary...........   (1,029,111)  (1,106,475)
       Other operating activities...................      (15,071)        (105)
                                                      -----------  -----------
         Net cash provided by operating activities..      405,184      130,958
                                                      -----------  -----------
   FINANCING ACTIVITIES
     Dividends paid.................................         (842)    (124,531)
     Proceeds from exercise of stock options........       38,373          --
     Purchase of treasury stock.....................      (53,909)         --
     Increase in loan to KSOP.......................     (311,610)         --
                                                      -----------  -----------
         Net cash used in financing activities......     (327,988)    (124,531)
                                                      -----------  -----------
     Net increase in cash...........................       77,196        6,427
     Cash at beginning of year......................        9,983        3,556
                                                      -----------  -----------
     Cash at end of year............................  $    87,179  $     9,983
                                                      ===========  ===========

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

  FCB did not have any changes in or disagreements with its principal independent accountant during FCB's two most recent fiscal years.

                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and due from banks..........................................  $  3,223,951
Interest-bearing deposits in banks...............................       410,767
Securities available for sale, at fair value.....................    20,640,056
Securities held to maturity, at cost (fair value of $5,259,716)..     5,259,349
Loans............................................................    69,747,617
Less allowance for loan losses...................................    (1,213,585)
                                                                   ------------
  Loans, net.....................................................    68,534,032
Premises and equipment, net......................................     1,876,583
Other assets.....................................................     3,040,468
                                                                   ------------
    Total assets.................................................  $102,985,206
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Noninterest-bearing demand.....................................  $ 12,979,429
  Interest-bearing demand........................................    20,406,997
  Savings........................................................     4,938,298
  Time...........................................................    50,692,717
                                                                   ------------
    Total deposits...............................................    89,017,441
Other liabilities................................................     1,849,017
Other borrowings.................................................     3,263,250
                                                                   ------------
    Total liabilities............................................    94,129,708
                                                                   ------------
Commitments and contingent liabilities
  Redeemable common stock held by KSOP, 12,341 shares............       156,871
Stockholders' equity
  Common stock, par value $1; 10,000,000 shares authorized;
   432,339 shares issued ........................................       432,339
  Capital surplus................................................     3,895,732
  Treasury Stock (2,135 shares)..................................       (53,909)
  Retained earnings..............................................     4,346,649
  Unrealized gains on securities available for sale, net of
   taxes.........................................................        77,816
                                                                   ------------
    Total stockholders' equity...................................     8,698,627
                                                                   ------------
    Total liabilities and stockholders' equity...................  $102,985,206
                                                                   ============

                See Notes to Consolidated Financial Statements.

                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

               SIX AND THREE MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                   SIX MONTHS ENDED       THREE MONTHS ENDED
                                       JUNE 30,                JUNE 30,
                                 ----------------------  ----------------------
                                    1998        1997        1998        1997
                                 ----------  ----------  ----------  ----------
INTEREST INCOME
  Interest and fees on loans...  $3,731,620  $3,321,090  $1,869,899  $1,737,070
  Interest on taxable
   securities..................     486,372     350,343     286,446     172,324
  Interest on nontaxable
   securities..................     112,612      61,123      58,115      36,124
  Interest on deposits in
   banks.......................      85,678      81,824      49,764      40,353
                                 ----------  ----------  ----------  ----------
    Total interest income......   4,416,282   3,814,380   2,264,224   1,985,871
                                 ----------  ----------  ----------  ----------
INTEREST EXPENSE
  Interest on deposits.........   1,781,455   1,356,099     937,274     706,142
  Interest on other
   borrowings..................     120,828     151,821      45,931      76,177
                                 ----------  ----------  ----------  ----------
    Total interest expense.....   1,902,283   1,507,920     983,205     782,319
                                 ----------  ----------  ----------  ----------
      Net interest income......   2,513,999   2,306,460   1,281,019   1,203,552
Provision for loan losses......     150,000     149,893      75,000      74,893
                                 ----------  ----------  ----------  ----------
    Net interest income after
     provision for loan
     losses....................   2,363,999   2,156,567   1,206,019   1,128,659
                                 ----------  ----------  ----------  ----------
OTHER INCOME
  Service charges on deposit
   accounts....................     247,971     239,255     130,700     120,921
  Gain on sale of loans........         --       38,822         --          --
  Other........................     171,646      96,002      77,900      28,293
                                 ----------  ----------  ----------  ----------
    Total other income.........     419,617     374,079     208,600     149,214
                                 ----------  ----------  ----------  ----------
OTHER EXPENSE
  Salaries and employee
   benefits....................     906,006     855,796     467,528     412,176
  Equipment and occupancy
   expense.....................     262,895     213,328     133,545     111,564
  Other operating expenses.....     582,594     436,543     318,721     215,985
                                 ----------  ----------  ----------  ----------
    Total other expense........   1,751,495   1,505,667     919,794     739,725
                                 ----------  ----------  ----------  ----------
(Loss) on sale of available for
 sale securities...............      (2,045)     (9,229)     (2,045)     (9,229)
                                 ----------  ----------  ----------  ----------
    Income before income
     taxes.....................   1,030,076   1,015,750     492,780     528,919
Applicable income taxes........     356,501     367,665     176,735     190,377
                                 ----------  ----------  ----------  ----------
    Net income.................     673,575     648,085     316,045     338,542
                                 ==========  ==========  ==========  ==========
Other comprehensive income, net
 of tax
  Unrealized gains (losses) on
   securities available-for-
   sale arising during period..         793      14,163       7,010      12,452
                                 ----------  ----------  ----------  ----------
  Comprehensive Income.........  $  674,368  $  662,248  $  323,055  $  350,994
                                 ==========  ==========  ==========  ==========
Per share of common stock
  Basic earnings per common
   share.......................  $     1.58  $     1.53  $     0.74  $     0.80
                                 ==========  ==========  ==========  ==========
  Diluted earnings per common
   share.......................  $     1.50  $     1.51  $     0.70  $     0.79
                                 ==========  ==========  ==========  ==========
  Dividends....................         --          --          --          --
                                 ==========  ==========  ==========  ==========

                See Notes to Consolidated Financial Statements.

                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                         1998         1997
                                                     ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income........................................ $    673,575  $   648,085
                                                     ------------  -----------
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan losses.......................      150,000      149,893
    Depreciation....................................      126,171      111,204
    Amortization and (accretion), net...............       11,318       12,175
    Gain on sale of loans...........................          --       (38,822)
    Loss on sale of securities......................        2,045        9,229
    (Increase) decrease in other assets.............     (176,458)    (524,682)
    Increase (decrease) in other liabilities........      (45,502)     275,954
                                                     ------------  -----------
      Total adjustments.............................       67,574       (5,049)
                                                     ------------  -----------
      Net cash provided by operating activities.....      741,149      643,036
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Decrease in interest-bearing deposits in bank,
   net..............................................     (301,231)   2,846,681
  Proceeds from maturities of securities available
   for sale.........................................    3,068,623      958,584
  Proceeds from the sale of securities available for
   sale.............................................      567,253    2,507,923
  Purchases of securities available for sale........  (12,072,242)  (4,499,108)
  Proceeds from maturities of securities held to
   maturity.........................................    1,000,000          --
  Purchase of securities held to maturity...........     (300,531)         --
  Proceeds from sale of loans.......................          --       509,642
  Increase in loans, net............................   (2,162,652)  (6,684,387)
  Purchase of premises and equipment................     (237,180)    (209,818)
                                                     ------------  -----------
      Net cash used in investing activities.........  (10,437,960)  (4,570,483)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in deposits, net.........................   11,341,400    5,326,822
  Proceeds from borrowings, net.....................      (28,400)  (1,528,400)
  Proceeds from stock options exercised.............       38,977       37,057
  Cash dividends paid...............................          --          (841)
                                                     ------------  -----------
      Net cash provided by financing activities.....   11,351,977    3,834,638
                                                     ============  ===========

                See Notes to Consolidated Financial Statements.

                  FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                           1998       1997
                                                        ---------- ----------
Net increase (decrease) in cash and due from banks..... $1,655,166 $  (92,809)
Cash and due from banks at beginning of period.........  1,568,785  3,685,230
                                                        ---------- ----------
Cash and due from banks at end of period............... $3,223,951 $3,592,421
                                                        ========== ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest............................................. $1,522,539 $1,352,267
                                                        ========== ==========
  Income taxes......................................... $  402,690 $  512,254
                                                        ========== ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
  Unrealized gains on securities available for sale.... $    1,239 $   22,129



                See Notes to Consolidated Financial Statements.

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

  The consolidated financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for interim periods.

  The results of operations for the three- and six-month periods ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

NOTE 2. EARNINGS PER COMMON SHARE

  The following is a reconciliation of net income (the numerator) and weighted average shares outstanding (the denominator) used in determining basic and diluted earnings per common share (EPS):

                                              SIX MONTHS ENDED JUNE 30, 1998
                                            -----------------------------------
                                                          WEIGHTED
                                                NET        AVERAGE
                                              INCOME       SHARES     PER SHARE
                                            (NUMERATOR) (DENOMINATOR)  AMOUNT
                                            ----------- ------------- ---------
   Basic EPS..............................   $673,575      426,504      $1.58
                                             ========      =======      =====
   Effect of Dilutive Securities Stock Op-
    tions.................................        --        23,849
                                             --------      -------      -----
                                             $673,575      450,353      $1.50
                                             ========      =======      =====
                                              SIX MONTHS ENDED JUNE 30, 1997
                                            -----------------------------------
                                                          WEIGHTED
                                                NET        AVERAGE
                                              INCOME       SHARES     PER SHARE
                                            (NUMERATOR) (DENOMINATOR)  AMOUNT
                                            ----------- ------------- ---------
   Basic EPS..............................   $648,085      423,364      $1.53
                                             ========      =======      =====
   Effect of Dilutive Securities Stock Op-
    tions.................................        --         4,995
                                             --------      -------      -----
                                             $648,085      428,359      $1.51
                                             ========      =======      =====
                                             THREE MONTHS ENDED JUNE 30, 1998
                                            -----------------------------------
                                                          WEIGHTED
                                                NET        AVERAGE
                                              INCOME       SHARES     PER SHARE
                                            (NUMERATOR) (DENOMINATOR)  AMOUNT
                                            ----------- ------------- ---------
   Basic EPS..............................   $316,045      426,504      $0.74
                                             ========      =======      =====
   Effect of Dilutive Securities Stock Op-
    tions.................................        --        23,849
                                             --------      -------      -----
                                             $316,045      450,353      $0.70
                                             ========      =======      =====
                                             THREE MONTHS ENDED JUNE 30, 1997
                                            -----------------------------------
                                                          WEIGHTED
                                                NET        AVERAGE
                                              INCOME       SHARES     PER SHARE
                                            (NUMERATOR) (DENOMINATOR)  AMOUNT
                                            ----------- ------------- ---------
   Basic EPS..............................   $338,542      423,364      $0.80
                                             ========      =======      =====
   Effect of Dilutive Securities Stock Op-
    tions.................................        --         4,995
                                             --------      -------      -----
                                             $338,542      428,359      $0.79
                                             ========      =======      =====

                 FIRST COMMUNITY BANCORP, INC. AND SUBSIDIARY

NOTE 3. CURRENT ACCOUNTING DEVELOPMENTS

  The adoption of the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" that became effective on January 1, 1998 did not have a material effect on FCB's financial statements.

  The adoption of SFAS No. 130, "Reporting Comprehensive Income", that became effective on January 1, 1998 required FCB to report comprehensive income in FCB's Statements of Income and Comprehensive Income.

  There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on FCB's financial statements.

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 5, 1998

                                 BY AND BETWEEN

                        NATIONAL COMMERCE BANCORPORATION

                       AND FIRST COMMUNITY BANCORP, INC.

                             CARTERSVILLE, GEORGIA

                               TABLE OF CONTENTS

 R E C I T A L S.......................................................... I-5

                                   ARTICLE 1
                              TERMS OF THE MERGER

 1.1  Merger.............................................................  I-5
 1.2  Time and Place of Closing..........................................  I-6
 1.3  Effective Time.....................................................  I-6
 1.4  Charter............................................................  I-6
 1.5  Bylaws.............................................................  I-6
 1.6  Name...............................................................  I-6
 1.7  Directors and Officers.............................................  I-6

                                   ARTICLE 2
            MANNER OF CONVERTING SHARES AND OPTIONS; EXCHANGE RATIO

 2.1  Conversion; Cancellation and Exchange of Shares; Exchange Ratio....  I-6
 2.2  Conversion of Stock Options........................................  I-8
 2.3  Anti-Dilution Provisions...........................................  I-9

                                   ARTICLE 3
                               EXCHANGE OF SHARES

 3.1  Exchange Procedures................................................  I-9
 3.2  Rights of Former FCB Record Holders................................  I-9

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF FCB

 4.1  Organization, Standing and Power...................................  I-10
 4.2  Authority; No Breach of Agreement..................................  I-10
 4.3  Capital Stock......................................................  I-11
 4.4  FCB Subsidiaries...................................................  I-11
 4.5  SEC Filings; FCB Financial Statements..............................  I-12
 4.6  Absence of Undisclosed Liabilities.................................  I-13
 4.7  Absence of Certain Changes or Events...............................  I-13
 4.8  Tax Matters........................................................  I-13
 4.9  Allowance for Possible Loan Losses.................................  I-14
 4.10 Assets.............................................................  I-15
 4.11 Intellectual Property..............................................  I-15
 4.12 Environmental Matters..............................................  I-15
 4.13 Compliance with Laws...............................................  I-16
 4.14 Labor Relations....................................................  I-16
 4.15 Employee Benefit Plans.............................................  I-16
 4.16 Material Contracts.................................................  I-18
 4.17 Legal Proceedings..................................................  I-18
 4.18 Reports............................................................  I-18
 4.19 Statements True and Correct........................................  I-19
 4.20 Accounting, Tax and Regulatory Matters.............................  I-19
 4.21 State Takeover Laws................................................  I-19
 4.22 Articles of Incorporation Provisions...............................  I-19
 4.23 Charter Documents..................................................  I-20

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF NCBC

5.1   Organization, Standing and Power................................ I-20
5.2   Authority; No Breach by Agreement............................... I-20
5.3   Capital Stock................................................... I-21
5.4   SEC Filings; Financial Statements............................... I-21
5.5   Absence of Undisclosed Liabilities.............................. I-21
5.6   Absence of Certain Changes or Events............................ I-22
5.7   Compliance with Laws............................................ I-22
5.8   Legal Proceedings............................................... I-22
5.9   Reports......................................................... I-22
5.10  Statements True and Correct..................................... I-22
5.11  Accounting, Tax and Regulatory Matters.......................... I-23

                                   ARTICLE 6
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1   Affirmative Covenants of FCB.................................... I-23
6.2   Negative Covenants of FCB....................................... I-23
6.3   Covenants of NCBC............................................... I-25
6.4   Adverse Changes in Condition.................................... I-25
6.5   Reports......................................................... I-25

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

7.1   Registration Statement; Proxy Statement; Shareholder Approvals.. I-26
7.2   Exchange Listing................................................ I-26
7.3   Applications.................................................... I-26
7.4   NCBC Filings with State Offices................................. I-26
7.5   Agreement as to Efforts to Consummate........................... I-26
7.6   Investigation and Confidentiality............................... I-27
7.7   Press Release................................................... I-27
7.8   Certain Actions................................................. I-27
7.9   Accounting and Tax Treatment.................................... I-28
7.10  State Takeover Laws............................................. I-28
7.11  Articles of Incorporation Provisions............................ I-28
7.12  Agreement of Affiliates......................................... I-29
7.13  Employee Benefits and Contracts................................. I-29
7.14  D&O Coverage.................................................... I-31
7.15  Indemnification................................................. I-31

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1   Conditions to Obligations of Each Party......................... I-31
8.2   Conditions to Obligations of NCBC............................... I-33
8.3   Conditions to Obligations of FCB................................ I-34


                                   ARTICLE 9
                                  TERMINATION

  9.1  Termination.......................................................  I-35
  9.2  Effect of Termination.............................................  I-36
  9.3  Non-Survival of Representations and Covenants.....................  I-37

                                   ARTICLE 10
                               GENERAL PROVISIONS

 10.1  Definitions.......................................................  I-37
 10.2  Expenses..........................................................  I-43
 10.3  Brokers and Finders...............................................  I-43
 10.4  Entire Agreement..................................................  I-43
 10.5  Amendments........................................................  I-43
 10.6  Waivers...........................................................  I-44
 10.7  Assignment........................................................  I-44
 10.8  Notices...........................................................  I-44
 10.9  Governing Law.....................................................  I-45
 10.10 Counterparts......................................................  I-45
 10.11 Captions..........................................................  I-45
 10.12 Interpretation....................................................  I-45
 10.13 Enforcement of Agreement..........................................  I-45
 10.14 Attorneys' Fees...................................................  I-45
 10.15 Severability......................................................  I-45
 10.16 Remedies Cumulative...............................................  I-45

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of this 5th day of August, 1998, by and between NATIONAL COMMERCE BANCORPORATION ("NCBC" or "Surviving Corporation," as the context may require), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and as a savings and loan holding company and whose principal offices are located at One Commerce Square, Memphis, Shelby County, Tennessee 38150; and FIRST COMMUNITY BANCORP, INC. ("FCB"), a corporation chartered and existing under the laws of the state of Georgia which is registered as a bank holding company and whose principal offices are located 827 Joe Frank Harris Parkway, SE, Cartersville, Georgia 30120.

  Certain other capitalized terms used in this Agreement and in the Plan of Merger are defined below in Section 10.1.

                                R E C I T A L S

  A. FCB is the beneficial owner and holder of record of one hundred percent (100%) of the issued and outstanding shares of capital stock of First Community Bank & Trust (the "FCB Bank Subsidiary"). FCB desires to have all of its assets, including the capital stock it owns of FCB Bank Subsidiary, acquired by NCBC on the terms and subject to the conditions set forth in this Agreement and the Plan of Merger annexed hereto as Exhibit 1.

  B. NCBC desires to acquire FCB's assets, including the capital stock of FCB Bank Subsidiary, on the terms and subject to the conditions set forth in this Agreement and the Plan of Merger.

  C. The Board of Directors of FCB deems it desirable and in the best interests of FCB, FCB Bank Subsidiary and the shareholders of FCB that FCB be merged with and into NCBC (which would survive the merger as the Surviving Corporation, as defined herein) on the terms and subject to the conditions set forth in this Agreement and in the manner provided in this Agreement and the Plan of Merger (the "Merger") and has directed that this Agreement and the Plan of Merger be submitted to the shareholders of FCB with the recommendation that they be approved by them.

  D. The Board of Directors of NCBC deems it desirable and in the best interests of NCBC and the shareholders of NCBC that FCB be merged with and into NCBC on the terms and subject to the conditions set forth in this Agreement and in the manner provided in this Agreement and the Plan of Merger.

  E. The respective Boards of Directors of NCBC and FCB have each adopted (or will each adopt) resolutions setting forth and adopting this Agreement and the Plan of Merger, and have directed that this Agreement and the annexed Plan of Merger and all resolutions adopted by said Boards of Directors and by the FCB Shareholders related to this Agreement, be submitted with appropriate applications to, and filed with all applicable Regulatory Authority as may be necessary in order to obtain all Consents required to consummate the proposed Merger and the transactions contemplated in this Agreement in accordance with this Agreement, the Plan of Merger and applicable law.

  NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1
                              TERMS OF THE MERGER

  1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time FCB shall be merged with and into NCBC in accordance with the provisions of Section 14-2-1101, et seq. of the Georgia Code and Section 48-21-101, et seq. of the Tennessee Code, and with the effect provided in Section 48-21-108 of the Tennessee Code (the "Merger"). NCBC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FCB and NCBC, and the Plan of Merger, in substantially the form of Exhibit 1 which has been approved and adopted by the Boards of Directors of FCB and NCBC.

  1.2 Time and Place of Closing. The Closing will take place at 9:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.) or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at the NCBC Board Room, NCBC Executive Offices (Fourth Floor), One Commerce Square, Memphis, Shelby County, Tennessee 38150, or at such other place as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree.

  1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the state of Tennessee (the "Effective Time").

  1.4 Charter. The Charter of NCBC in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

  1.5 Bylaws. The Bylaws of NCBC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

  1.6 Name. The name of NCBC shall remain unchanged after the Effective Time, unless and until otherwise renamed.

  1.7 Directors and Officers. The directors and officers of NCBC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the directors and officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided herein.

                                   ARTICLE 2
            MANNER OF CONVERTING SHARES AND OPTIONS; EXCHANGE RATIO

  2.1 Conversion; Cancellation and Exchange of Shares; Exchange Ratio. At the Effective Time, by virtue of the Merger becoming effective and without any action on the part of NCBC, FCB, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

    (a) NCBC Capital Stock. Each share of NCBC Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

    (b) FCB Common Stock. Each share of FCB Common Stock issued and outstanding at the Effective Time shall cease to represent any interest (equity, shareholder or otherwise) in FCB and shall, except for those shares (the "Dissenting Shares") held by any FCB Record Holders who shall have properly perfected such Holders' dissenters' rights and shall have maintained the perfected status of such dissenters' rights through the Effective Time ("FCB Dissenting Shareholders"), whose rights shall be governed by the provisions of Sections 14-2-1301 through 14-2-1332 of the Georgia Code, automatically be converted exclusively into, and constitute only the right of each FCB Record Holder to receive in exchange for such Holder's shares of FCB Common Stock, the Consideration to which the FCB Record Holder is entitled as provided in this Section 2.1(b).

      (i) The Exchange Ratio Calculation. Subject to any adjustments which may be required by an event described in Subsection 2.1(b)(iii) below, at and as of the Effective Time:

        (A) Each one (1) share of FCB Common Stock (other than Dissenting Shares) outstanding at and as of the Effective Time shall be converted into the right to receive that number of shares of NCBC Common Stock equal to the quotient of:

                (I) The quotient of (x) the sum of the Net Purchase Price
              (defined below) and the Cost of Unexercised FCB Options (defined below), (y) divided by the NCBC "Market Price Per Share" (defined below),

                                  divided by

                (II) The sum of number of shares of FCB Common Stock
              outstanding at and as of the Effective Time and the number of options to purchase FCB Common Stock outstanding at and as of the Effective Time.

        (B) Each share of FCB Common Stock held of record by a FCB Dissenting Shareholder shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provision of the Georgia Code.

        (C) "Net Purchase Price" shall be equal to $33,034,041. "Cost of Unexercised FCB Options" shall be equal to $1,583,344.

        In the event total consolidated stockholders' equity of FCB, exclusive of any securities gains or losses in accordance with FAS 115, is less than $8,330,000 as of the day immediately preceding the Effective Time, NCBC reserves the unilateral right to either renegotiate the Net Purchase Price or terminate this Agreement.

        No share of FCB Common Stock shall be deemed to be outstanding or have any rights other than those set forth in this Section 2.1(b) after the Effective Time. No fractional shares of NCBC Common Stock shall be issued in the Merger and, if after aggregating all of the whole and fractional shares of NCBC Common Stock to which a FCB Record Holder shall be entitled based upon this Exchange Ratio Calculation, there should be a fractional share of NCBC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to Article 3 of this Agreement, which cash settlement shall be based upon the Current Market Price Per Share (as defined below) of one (1) full share of NCBC Common Stock.

      (ii) Definition of "Market Price Per Share". The "Market Price Per Share" is $21.519, which is the average of the closing price per share of NCBC Common Stock on the NASDAQ (as reported by The Wall Street Journal) on the five (5) trading day period from April 3, 1998, through April 9, 1998 ($43.038), as adjusted for the two-for-one stock split with respect to the NCBC Common Stock that occurred on July 1, 1998:

          Friday                         April 3                                         $43 1/16
          Monday                         April 6                                         $43
          Tuesday                        April 7                                         $42 5/6
          Wednesday                      April 8                                         $42 7/8
          Thursday                       April 9                                         $43 5/8
                                                                                         --------
                                                                                         $ 43.038

      Therefore, assuming FCB owns 100% of the authorized and outstanding common stock of FCB Bank Subsidiary and has consolidated stockholders' equity not less than $8,330,000, then:

          Net Purchase Price...................... $33,034,041
          + Cost of Unexercised FCB Options.......   1,583,344
                                                   -----------
                                                   $34,617,385
          divided by
          NCBC Market Price Per Share............. $    21.519
          equals
          Number of NCBC Shares (adjusted for the
           two-for-one stock split)...............   1,608,688
          divided by
          FCB Shares Outstanding..................     430,204
          + FCB Options...........................      61,979
                                                   -----------
                                                       492,183
          equals
          NCBC Shares for Each 1 Share of FCB.....      3.2684
                                                   -----------

      (iii) Effect of Stock Splits, Reverse Stock Splits, Stock Dividends and Similar Changes in the Capital of FCB. Should FCB effect any stock splits, reverse stock splits, stock dividends or similar changes in its respective capital accounts subsequent to the date of this Agreement but prior to the Effective Time, the Exchange Ratio may, in NCBC's sole discretion if such change in the capital accounts constitutes a breach of any of FCB's representations, warranties or covenants, be adjusted in such a manner as the Board of Directors of NCBC shall deem in good faith to be fair and reasonable in order to give effect to such changes. Notwithstanding the foregoing, nothing in this subparagraph
    (iii) shall be deemed to be a waiver of the inaccuracy of any representation or warranty or breach of any covenant by FCB set forth herein.

    (c) Shares Held by FCB or NCBC. Each of the shares of FCB Common Stock held by any FCB Company or by any NCBC Company, in each case other than (x) in a fiduciary capacity, (y) under the FCB Employee Stock Ownership Plan with 401(k) features, or (z) as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Consideration shall be issued in exchange therefor.

    (d) Dissenters' Rights of FCB Shareholders. Any FCB Dissenting Shareholder who shall comply strictly with the provisions of Sections 14-2-1301, et seq. of the Georgia Code shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Georgia Code.

  2.2 Conversion of Stock Options.

    (a) At the Effective Time, all rights with respect to FCB Common Stock pursuant to stock options ("FCB Options") granted by FCB under the FCB Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to NCBC Common Stock, and NCBC shall assume each FCB Option, in accordance with the terms of the FCB Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each FCB Option assumed by NCBC may be exercised solely for shares of NCBC Common Stock, (ii) the number of shares of NCBC Common Stock subject to such FCB Option shall be equal to the number of shares of FCB Common Stock subject to such FCB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, (iii) the per share exercise price under each such FCB Option shall be adjusted by dividing the per share exercise price under each such FCB Option by the Exchange Ratio and rounding down to the nearest cent, (iv) in order to conform the treatment of the holders of such options in the case of termination of employment to the treatment that is accorded holders of options granted under the NCBC Option Plan, FCB Options that are assumed by NCBC and that are exercisable at the effective date of termination of such option holder's employment with an NCBC Company (other than for cause or by reason of death, disability or retirement of option holder) shall be exercisable by such holder within the period beginning on the effective date of termination of employment and ending 90 days thereafter, and (v) each FCB Option held by a FCB director assumed by NCBC which provides for an exercise date within 90 days after termination of such holder's status as a FCB director shall be modified to remove such provision and substitute in lieu thereof that such exercise must occur within ninety (90) days after termination of such holder's status as a director of FCB or First Community Bank & Trust, whichever is later. FCB shall take all necessary steps to effectuate the foregoing provisions of this Section 2.2.

    (b) All restrictions or limitations on transfer with respect to FCB Common Stock awarded under the FCB Stock Plans or any other plan, program, or arrangement of either FCB Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program or arrangement, shall remain in full force and effect with respect to shares of NCBC Common Stock into which such restricted stock is converted pursuant to this Agreement.

  2.3 Anti-Dilution Provisions. In the event NCBC changes the number of shares of NCBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                                   ARTICLE 3
                              EXCHANGE OF SHARES

  3.1 Exchange Procedures. Promptly after the Effective Time, NCBC and FCB shall cause the Exchange Agent to mail to the FCB Record Holders appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each FCB Record Holder of FCB Common Stock (other than shares to be canceled pursuant to Section 2.1(c) of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Consideration provided in Section 2.1(b) of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2 of this Agreement. To the extent required by Section 2.1(b) of this Agreement, each FCB Record Holder also shall receive, upon surrender of the certificate or certificates representing his or her shares of FCB Common Stock outstanding immediately prior to the Effective Time, cash in lieu of any fractional share of NCBC Common Stock to which such holder may be otherwise entitled (without interest). NCBC shall not be obligated to deliver the Consideration to which any FCB Record Holder is entitled as a result of the Merger until such FCB Record Holder surrenders such holder's certificate or certificates representing the shares of FCB Common Stock for exchange as provided in this Section 3.1. The certificate or certificates of FCB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither NCBC nor the Exchange Agent shall be liable to a FCB Record Holder for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the shareholders of FCB shall constitute ratification of the appointment of the Exchange Agent.

  3.2 Rights of Former FCB Record Holders. At the Effective Time, the stock transfer books of FCB shall be closed as to holders of FCB Common Stock outstanding immediately prior to the Effective Time, and no transfer of FCB Common Stock by any FCB Record Holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section
3.1 of this Agreement, each certificate theretofore representing shares of FCB Common Stock (other than shares to be cancelled pursuant to Section 2.1(c) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Consideration provided in Section 2.1(b) of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FCB in respect of such shares of FCB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by NCBC on the NCBC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of NCBC Common Stock issuable pursuant to this Agreement, but beginning thirty (30) days after the Effective Time no dividend or other distribution payable to the holders of record of NCBC Common Stock as of any time subsequent to the Effective Time shall be delivered to a FCB Record Holder until such FCB Record Holder surrenders his or her certificate or certificates evidencing FCB Common Stock for exchange as provided in Section
3.1 of this Agreement. However, upon surrender of such FCB Common Stock certificate, both the NCBC Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF FCB

  Except as disclosed in the FCB Disclosure Memorandum, FCB hereby represents and warrants to NCBC as follows:

  4.1 Organization, Standing and Power. FCB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

  4.2 Authority; No Breach of Agreement.

    (a) FCB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FCB, subject to the approval of this Agreement and the Plan of Merger by the holders of a majority (or such greater percentage as may be required by the Articles of Incorporation of FCB or other applicable law) of the outstanding shares of FCB Common Stock, which is the only shareholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by FCB. Subject to the receipt of such requisite shareholder approval, this Agreement and the Plan of Merger represent legal, valid and binding obligations of FCB, enforceable against FCB in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b) Neither the execution and delivery of this Agreement or the Plan of Merger, as appropriate, by FCB, nor the consummation by FCB of the transactions contemplated hereby or thereby, nor compliance by FCB with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of FCB's Articles of Incorporation or Bylaws, or
  (ii) except as disclosed in Section 4.2(b) of the FCB Disclosure Memorandum, constitute or result in a Default under, or require any Consent (other than shareholder approval) pursuant to, or result in the creation of any Lien on any material Asset of any FCB Company under, any Contract or Permit of any FCB Company, or (iii) subject to receipt of the requisite

  Consents referred to in Section 7.3 of this Agreement, violate any Law or Order applicable to either FCB Company or any of their respective Material Assets.

    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any FCB Employee Plans or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FCB of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

    (d) Neither FCB Company is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction, or any law which would prevent the execution and delivery of this Agreement and the Plan of Merger by FCB, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against either FCB Company in which the validity of this Agreement, the transactions contemplated hereby or any action which has been taken by any of such Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

  4.3 Capital Stock.

    (a) The authorized capital stock of FCB consists of 10,000,000 shares of FCB Common Stock, $1.00 par value per share, of which 430,204 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of FCB are duly and validly issued and outstanding and are fully paid and nonassessable under the Georgia Code and FCB's Articles of Incorporation. None of the outstanding shares of capital stock of FCB has been issued in violation of any preemptive rights of the current or past shareholders of FCB.

    (b) Except as set forth in Section 4.3(a) of this Agreement or pursuant to the FCB Option Plans, there are no shares of capital stock or other equity securities of FCB outstanding and no outstanding Rights relating to the capital stock of FCB.

  4.4 FCB Subsidiaries. FCB has no Subsidiaries other than FCB Bank Subsidiary. FCB owns all of the issued and outstanding shares of capital stock (or other equity interests) of FCB Bank Subsidiary. No capital stock (or other equity interest) of FCB Bank Subsidiary is or may become required to be issued (other than to FCB) by reason of any Rights, and there are no Contracts by which FCB Bank Subsidiary is bound to issue (other than to FCB) additional shares of its capital stock (or other equity interests) or Rights or by which FCB is or may be bound to transfer any shares of the capital stock (or other equity interest) of FCB Bank Subsidiary (other than to another FCB). There are no Contracts relating to the rights of FCB to vote or to dispose of any shares of the capital stock (or other equity interests) of FCB Bank Subsidiary. All of the shares of capital stock (or other equity interests) of FCB Bank Subsidiary held by FCB are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which FCB Bank Subsidiary is incorporated or organized and are owned by FCB free and clear of any Lien. FCB Bank Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. FCB Bank Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. FCB Bank Subsidiary is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the Deposits in which are insured by the Bank Insurance Fund, to the extent provided by law. The minute book and other organizational documents and Records for FCB Bank Subsidiary have been made available to NCBC for its review, and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

  4.5 SEC Filings; FCB Financial Statements.

    (a) FCB has filed and made available to NCBC all SEC Documents required to be filed by FCB since December 31, 1995. The FCB SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FCB SEC Documents or necessary in order to make the statements in such FCB SEC Documents, in light of the circumstances under which they were made, not misleading. FCB Bank Subsidiary is not required to file any SEC Documents as a separate entity.

    (b) Each of the FCB Financial Statements (including, in each case, any related notes) contained in the FCB SEC Reports, including any FCB SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of FCB and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

    (c) FCB has delivered to NCBC (or will deliver when available, with respect to periods ended after the date of this Agreement to the Effective
  Time) true, correct and complete copies of all Call Reports and Federal Reserve Y-6 Reports, including any amendments thereto, filed with any Regulatory Authorities by FCB and FCB Bank Subsidiary, respectively, for the years ended December 31, 1996, and 1997, and thereafter, together with any correspondence with any Regulatory Authorities concerning any of the aforesaid financial statements and Reports (the "FCB Regulatory Financial Statements"). Such FCB Regulatory Financial Statements (i) were (or will
  be) prepared from the Records of FCB and/or each FCB Bank Subsidiary; (ii) were (or will be) prepared in accordance with regulatory accounting principles consistently applied; (iii) present (or, when prepared, will present) FCB and FCB Bank Subsidiary's financial condition and the results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; and (iv) contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of FCB's and FCB Bank Subsidiary's financial condition and the results of FCB's and FCB Bank Subsidiary's operations and cash flows for the periods covered by such financial statements (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material.

    (d) FCB has delivered to NCBC (or will deliver when available, with respect to periods ended after the date of this Agreement but prior to the Effective Time) true, correct and complete copies of FCB Bank Subsidiary's consolidated balance sheets as of December 31, 1997, 1996, and 1995 (audited); and consolidated statements of income and changes in stockholders' equity and consolidated statements of cash flows for the years ended December 31, 1997, 1996, and 1995 (audited) (the "FCB Bank Subsidiary Financial Statements"). Each of the FCB Bank Subsidiary Financial Statements (including the related notes) fairly presents the consolidated results of operations of FCB Bank Subsidiary for the respective periods covered thereby and the consolidated financial condition of FCB Bank Subsidiary as of the respective dates thereof, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

  4.6 Absence of Undisclosed Liabilities. No FCB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, except Liabilities which are accrued or reserved against in the FCB Regulatory Financial Statements as of December 31, 1997, and March 31, 1998, and the FCB Bank Subsidiary Financial Statements as of December 31, 1997, and March 31, 1998, or reflected in the notes or schedules, if any, thereto, and delivered with the FCB Disclosure Memorandum prior to the date of this Agreement. Neither FCB Company has incurred or paid any Liability since the Balance Sheet Date, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB or in connection with the transactions contemplated by this Agreement.

  4.7 Absence of Certain Changes or Events. Except as described in Section 4.7 of the FCB Disclosure Memorandum, since the Balance Sheet Date there has not been:

    (a) Any material transaction by either FCB Company which was not undertaken in the ordinary course of business and in conformity with past practice.

    (b) Any loss of a key employee or any damage, destruction or loss, whether or not covered by insurance, which has had or which may be reasonably expected to have a Material Adverse Effect on either FCB Company.

    (c) Any acquisition or disposition by either FCB Company of any Asset having a fair market value, singularly or in the aggregate for each FCB Company, in an amount greater than Fifty Thousand Dollars ($50,000.00), except in the ordinary course of business and in conformity with past practice.

    (d) Any mortgage, pledge or subjection to Lien, of any kind or any of the Assets of either FCB Company, except to secure extensions of credit in the ordinary course of business and in conformity with past practice.

    (e) Any amendment, modification or termination of any Contract relating to either FCB Company or to which either FCB Company is a party which would or may be reasonably expected to have a Material Adverse Effect on FCB.

    (f) Any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of either FCB Company, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or Five Thousand Dollars ($5,000.00) for any of them individually, except for increases given to J. Steven Walraven and Rodney L. Grizzle pursuant to their respective employment agreements described in Section 4.7 of the FCB Disclosure Memorandum or pursuant to FCB Company's bonus plans as set forth in Section 4.7 of the FCB Disclosure Memorandum.

    (g) Any incurring of, assumption of, or taking of, by either FCB Company, any Asset subject to any Liability, except for Liabilities incurred or assumed or Assets taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice.

    (h) Any material alteration in the manner of keeping the books, accounts or Records of either FCB Company, or in the accounting policies or practices therein reflected.

    (i) Any release or discharge (or partial release or discharge) of any obligation or Liability of any Person related to or arising out of any loan made by either FCB Company, except in the ordinary course of business and in conformity with past practice.

  4.8 Tax Matters.

    (a) Except as set forth in Section 4.8(a) of the FCB Disclosure Memorandum, all Tax Returns required to be filed by or on behalf of any of the FCB Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund litigation with respect to any Taxes, except as fully reserved against in the FCB Financial Statements made available prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the FCB Companies.

    (b) Neither of the FCB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

    (c) Adequate provision for any Taxes due or to become due for any of the FCB Companies for the period or periods through and including the date of the respective FCB Financial Statements has been made and is reflected on such FCB Financial Statements.

    (d) Reserved.

    (e) Each of the FCB Companies is in compliance with, and its Records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the IRC, except for such instances of non-compliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

    (f) Except as set forth in Section 4.8(f) of the FCB Disclosure Memorandum, neither of the FCB Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

    (g) There has not been an ownership change, as defined in the IRC Section 382(g), of either of the FCB Companies that occurred during or after any Taxable Period in which the Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

    (h) Except as set forth in Section 4.8(h) of the FCB Disclosure Memorandum, neither of the FCB Companies is a party to any tax allocation or sharing agreement and neither of the FCB Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was FCB) or has any Liability for taxes of any Person (other than FCB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by contract or otherwise.

  4.9 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses, including any allowances or reserves for losses on ORE and other collateral taken in satisfaction, or partial satisfaction of a debt previously contracted shown on the consolidated balance sheets of FCB included in the most recent FCB Regulatory Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of FCB included in the FCB Regulatory Financial Statements as of dates subsequent to the execution of this Agreement and as of the Closing Date will be, as of the dates thereof, in the reasonable opinion of management of FCB adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known and reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables and ORE reserves) of the FCB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the FCB Companies as of the dates thereof. Except as described in Section 4.9 of the FCB Disclosure Memorandum (by loan type, loan number, classification and outstanding balance), neither FCB Company has any Loan or other extension of credit which has been (or should have been in management's reasonable opinion) classified as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss," or similar classifications, that were not classified in either FCB Company's most recent report of examination. Section 4.9 of the FCB

Disclosure Memorandum also lists all Loans or extensions of credit which are included on any FCB Company's "watch list." The net book value of either FCB Company's assets acquired through foreclosure in satisfaction of problem loans ("ORE") is carried on the balance sheet of the FCB Financial Statements at fair value at the time of acquisition less estimated selling costs which approximate the net realizable value of the ORE in accordance with the American Institute of Certified Public Accountants' Statement of Position 92-3.

  4.10 Assets. Except as disclosed or reserved against in the FCB Regulatory Financial Statements made available prior to the date of this Agreement, the FCB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible Assets used in the businesses of the FCB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FCB's past practices. All Assets which are material to FCB's business on a consolidated basis, held under leases or subleases by either of the FCB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. To the best of management's Knowledge, the FCB Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. Neither of the FCB Companies has received notice from any insurance carrier that (i) such insurance would be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 4.10 of the FCB Disclosure Memorandum, there are presently no claims pending under any such policies of insurance and no notices have been given by either FCB Company under such policies.

  4.11 Intellectual Property. All of the Intellectual Property rights of the FCB Companies are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of FCB, there currently are not, any defaults thereunder by either FCB Company. An FCB Company owns or is the valid licensee of all such Intellectual Property rights free and clear of all liens or claims of infringement. Neither of the FCB Companies or, to the Knowledge of FCB, their respective predecessors, has misused the Intellectual Property rights of others and none of the Intellectual Property rights as used in the business conducted by either such FCB Company infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Except as disclosed in Section 4.11 of the FCB Disclosure Memorandum, neither FCB Company is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Each FCB Company owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of either FCB Company is party to any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information except as disclosed in Section 4.11 of the FCB Disclosure Memorandum, which restricts or prohibits such officer, director or employee from engaging in activities competitive with any person, including either FCB Company.

  4.12 Environmental Matters. Except as set forth in Section 4.12 of the FCB Disclosure Memorandum:

    (a) To the Knowledge of FCB, each FCB Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all environmental laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

    (b) There is no litigation pending or, to the Knowledge of FCB, threatened before any court, governmental agency or authority or other forum in which either FCB Company or any of its Operating Properties or Participation Facilities (or FCB in respect of such Operating Property or Participation Facility) has been or, with respect to threatened litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any environmental law or (ii) relating to the release into the environment of any hazardous material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by either FCB Company or any of its Operating Properties or Participation Facilities, except for such litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, nor, to the knowledge of FCB, is there any reasonable basis for any litigation of a type described in this sentence.

    (c) To the Knowledge of FCB, during the period of (i) either FCB Company's ownership or operation of any of their respective current properties, (ii) either FCB Company's participation in the management of any Participation Facility, or (iii) either FCB Company's holding of a security interest in an Operating Property, there have been no releases of hazardous material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. To the Knowledge of FCB, prior to the period of (i) either FCB Company's ownership or operation of any of their respective current properties, (ii) either FCB Company's participation in the management of any Participation Facility, or (iii) either FCB Company's holding of a security interest in an Operating Property, to the Knowledge of FCB, there were no releases of Hazardous Material in, on, under, or affecting such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

  4.13 Compliance with Laws. FCB is duly registered as a bank holding company under the BHC Act. Each FCB Company has in effect all (i) Permits required by any applicable state or federal bank regulatory authority ("Regulatory Permits") and (ii) all other Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, and there has occurred (i) no default under any such Regulatory Permit and (ii) no Default under any such other Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. Except as set forth in Section 4.13 of the FCB Disclosure Memorandum, neither of the FCB Companies:

    (a) Is in violation of any (i) Laws, Orders or Permits applicable to banks or bank holding companies; or (ii) any other Laws, Orders or Permits applicable to its business or employees conducting its business except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB; and

    (b) Has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that either FCB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring either FCB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

  4.14 Labor Relations. Neither FCB Company is the subject of any Litigation asserting that it or the other FCB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other FCB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving either FCB Company, pending or threatened, or to the Knowledge of FCB, is there any activity involving FCB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  4.15 Employee Benefit Plans.

    (a) FCB has disclosed in Section 4.15(a) of the FCB Disclosure Memorandum, and has delivered or made available to NCBC prior to the date of this Agreement copies in each case of, all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written employee programs, arrangement or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FCB Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively the "FCB Benefit Plans"). Any of the FCB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FCB ERISA Plan." Each FCB ERISA Plan which is also a "defined benefit plan" (as defined in IRC Section 414(j) is referred to herein as a "FCB Pension Plan." No FCB Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

    (b) All FCB Benefit Plans are in compliance with the applicable terms of ERISA, the IRC and any other applicable laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. Each FCB ERISA Plan which is intended to be qualified under IRC Section 401(a) has received a favorable determination letter from the Internal Revenue Service, and FCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No FCB Company has engaged in a transaction with respect to any FCB Benefit Plan that, assuming the taxable period of such plan expired as of the date hereof, would subject any FCB Company to a tax imposed by either IRC Section 4975 or Section 502(i) of ERISA.

    (c) No FCB Pension Plan (other than the EPP (as defined in Section 7.13(c)) has any "unfunded current liability," as that term is defined in
  Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial evaluation, there has been (i) no material change in the financial position of any FCB Pension Plan, (ii) no change in the actuarial assumptions with respect to any FCB Pension Plan, and (iii) no increase in benefits under any FCB Pension Plan as a result of plan amendments or changes in applicable law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB or materially adversely affect the funding status of any such plan. Neither any FCB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FCB Company, or the single-employer plan of any entity which is considered one employer with FCB under Section 4001 of ERISA or IRC Section 414 or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. Neither FCB Company has provided, or is required to provide, security to a FCB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to IRC Section 401(a)(29).

    (d) Within the six-year period preceding the Effective Time, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FCB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Neither FCB Company has incurred any withdrawal liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FCB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

    (e) Except as disclosed in Section 4.15(e) of the FCB Disclosure Memorandum, neither FCB Company has any liability for retiree health and life benefits under any of the FCB Benefit Plans to former employees and there are no restrictions on the rights of such FCB Company to amend or terminate any such retiree health or benefit plan without incurring liability thereunder.

    (f) Except as disclosed in Section 4.15(f) of the FCB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any FCB Company from either FCB Company under any FCB Benefit Plan or otherwise,
  (ii) increase any benefits otherwise payable under any FCB Benefit Plan, or
  (iii) result in any acceleration of the time of payment or vesting of any such benefit.

    (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of either FCB Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of IRC Section 412 or Section 302 of ERISA, have been fully reflected on the FCB Financial Statements to the extent required by and in accordance with GAAP.

    (h) Prior to consummation of the Merger, FCB's KSOP with 401(k) feature will be terminated.

  4.16 Material Contracts. Except as disclosed in Section 4.16 of the FCB Disclosure Memorandum and in Section 10.3 of this Agreement, neither of the FCB Companies, nor any of their respective assets, businesses or operations, is a party to or, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting or retirement contract or contracts providing for aggregate payments (x) to any person in any calendar year in excess of $10,000, or (y) to any one or more Persons in the aggregate in excess of $50,000, (ii) any contract relating to the borrowing of money by either FCB Company or the guarantee by either FCB Company of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements and Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any contracts which prohibit or restrict either FCB Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other person, (iv) any contracts between FCB Companies, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract (not disclosed in the FCB Financial Statements delivered prior to the date of this Agreement) which is a financial derivative contract (including various combinations thereof), and
(vi) any other material contract or amendment thereto that would be required to be filed as an exhibit to a FCB SEC Report (whether or not FCB is subject to the filing requirements of the SEC) filed (or which would have been filed if FCB were subject to the SEC reporting requirements) by FCB with the SEC prior to the date of this Agreement (together with all contracts referred to in Sections 4.10 and 4.15(a) of this Agreement (the "FCB Contracts")). With respect to each FCB Contract: (i) to the Knowledge of FCB, the Contract is in full force and effect; (ii) neither FCB Company is in Default thereunder,
(iii) neither FCB Company has repudiated or waived any material provision of any such contract; and (iv) no other party to any such contract is, to the Knowledge of FCB, in Default in any respect or has repudiated or waived any material provision thereunder. Except as set forth in Section 4.16 of the FCB Disclosure Memorandum, all of the indebtedness of either FCB Company for money borrowed is prepayable at any time by such FCB Company without penalty or premium.

  4.17 Legal Proceedings. There is no Litigation pending or, to the Knowledge of FCB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against either FCB Company, or against any Asset, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, nor are there any orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against either FCB Company. Section
4.17 of the FCB Disclosure Memorandum includes a report of all material litigation as of the date of this Agreement to which either FCB Company is a party and which names a FCB Company as a defendant or cross-defendant.

  4.18 Reports. Since January 1, 1995, each FCB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the

SEC, if applicable, including Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) all other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  4.19 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by either FCB Company to NCBC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains, or will contain, any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by either FCB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by NCBC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by either FCB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FCB's shareholders in connection with the shareholders' meeting, and any other documents to be filed by a FCB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated thereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FCB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the shareholders' meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the shareholders' meeting. All documents that either FCB Company or any Affiliate thereof is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

  4.20 Accounting, Tax and Regulatory Matters. Neither FCB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance relating to FCB that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such section.

  4.21 State Takeover Laws. Neither FCB Company has taken any action which would require the transactions contemplated by this Agreement and the Plan of Merger to comply with any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws (collectively "Takeover Laws"), including Sections 14-2-1110, et seq. of the Georgia Code.

  4.22 Articles of Incorporation Provisions. Each FCB Company has taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of either FCB Company (other than voting, dissenters' appraisal or other similar rights) or restrict or impair the ability of NCBC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of either FCB Company that may be directly or indirectly acquired or controlled by it.

  4.23 Charter Documents. FCB has previously provided NCBC true and correct copies of the Articles of Incorporation and Bylaws of FCB and the Articles of Incorporation and Bylaws of FCB Bank Subsidiary, as amended to date, and each are in full force and effect.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF NCBC
  Except as disclosed in the NCBC Disclosure Memorandum, NCBC hereby represents and warrants to FCB that:

  5.1 Organization, Standing and Power. NCBC is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material assets. NCBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC.

  5.2 Authority; No Breach by Agreement.

    (a) NCBC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NCBC. This Agreement represents a legal, valid and binding obligation of NCBC, enforceable against NCBC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b) Neither the execution and delivery of this Agreement by NCBC, nor the consummation by NCBC of the transactions contemplated hereby, nor compliance by NCBC with any of the provisions hereof will (i) conflict with or result in a breach of any provision of any NCBC Company's Charter (or similar governing instrument) or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any assets of any NCBC Company under any Contract or Permit of any NCBC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any NCBC Company or any of their respective material Assets.

    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate law and the rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by NCBC of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

    (d) NCBC is not a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction, or any law which would prevent the execution and delivery of this Agreement and the Plan of Merger by NCBC, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against NCBC in which the validity of this Agreement, the transactions contemplated hereby or any action which has been taken by any of such Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

  5.3 Capital Stock. The currently authorized capital stock of NCBC consists of (i) 75,000,000 shares of NCBC Common Stock, of which 49,137,390 shares are issued and outstanding as of March 6, 1998, and (ii) 5,000,000 shares of NCBC Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of NCBC Capital Stock are, and all of the shares of NCBC Common Stock to be issued in exchange for shares of FCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Tennessee Code and the NCBC Charter. None of the outstanding shares of NCBC Capital Stock has been, and none of the shares of NCBC Common Stock to be issued in exchange for shares of FCB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of NCBC. NCBC has reserved for issuance a sufficient number of shares of NCBC Common Stock for the purpose of issuing shares of NCBC Common Stock in accordance with the provisions of
Section 2.1(b) and 2.2 of this Agreement.

  On April 22, 1998, NCBC's shareholders approved a proposal to amend the NCBC Charter to increase the number of authorized shares from 75,000,000 to 175,000,000, and subsequently, the NCBC Board of Directors declared a two-for-one stock split payable on July 1, 1998, for shareholders of record on June 5, 1998. Pursuant to the provisions of Section 2.3 of this Agreement, the Exchange Ratio shall be proportionately adjusted to reflect such stock split.

  5.4 SEC Filings; Financial Statements.

    (a) NCBC has filed and made available to FCB all SEC Documents required to be filed by NCBC since December 31, 1994. The NCBC SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NCBC SEC Documents or necessary in order to make the statements in such NCBC SEC Documents, in light of the circumstances under which they were made, not misleading. Except for NCBC Subsidiaries that are registered as a broker, dealer or investment advisor, no NCBC Subsidiary is required to file any SEC Documents.

    (b) Each of the NCBC Financial Statements (including, in each case, any related notes) contained in the NCBC SEC Reports, including any NCBC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of NCBC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

  5.5 Absence of Undisclosed Liabilities. No NCBC Company has any liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC, except liabilities which are accrued or reserved against in the consolidated balance sheets of NCBC as of December 31, 1997, included in the NCBC Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. No NCBC Company has incurred or paid any liability since December 31, 1997, except for such liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC or (ii) in connection with the transactions contemplated by this Agreement.

  5.6 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the NCBC Financial Statements delivered prior to the date of this Agreement or contemplated by pending federal legislation applicable to financial institutions generally, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC, and (ii) the NCBC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NCBC provided in Article 6 of this Agreement.

  5.7 Compliance with Laws. NCBC is duly registered as a bank holding company under the BHC Act and as a savings and loan holding company under the HOLA. Each NCBC Company has in effect all Permits necessary for it to own, lease or operate its material assets and to carry on its business as now conducted, and there has occurred no default under any such permit. No NCBC Company:

    (a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; and

    (b) Has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any NCBC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any NCBC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum or understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

  5.8 Legal Proceedings. There is no Litigation pending, or, to the Knowledge of NCBC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any NCBC Company, or against any Asset, interest or right of any of them, and there are no orders of any regulatory authorities, other than governmental authorities, or arbitrators against any NCBC Company, in each case that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC.

  5.9 Reports. Since January 1, 1995, NCBC has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  5.10 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any NCBC Company or any Affiliate thereof to FCB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any NCBC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by NCBC with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any NCBC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FCB Shareholders in connection with the shareholders' meetings, and any other documents to be filed by any NCBC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FCB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the shareholders' meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the shareholders' meetings. All documents that any NCBC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

  5.11 Accounting, Tax and Regulatory Matters. No NCBC Company or any Affiliate thereof has taken any action or has any knowledge of any fact or circumstance relating to NCBC that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of IRC Section 368(a), or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 6
                   CONDUCT OF BUSINESS PENDING CONSUMMATION

  6.1 Affirmative Covenants of FCB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of NCBC shall have been obtained, and except as otherwise expressly contemplated herein, FCB shall, and shall cause each of its Subsidiaries to: (i) operate its business only in the usual, regular and ordinary course (which shall include matters of the type set forth in Section
6.1 of the FCB Disclosure Memorandum), (ii) preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the IRC or (b) adversely affect in any material respect the ability of any Party to perform its covenants and agreements under this Agreement.

  6.2 Negative Covenants of FCB. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FCB covenants and agrees that it will not do or agree to commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of NCBC, which consent shall not be unreasonably withheld:

    (a) Amend the Articles of Incorporation, Bylaws or other governing instruments of any FCB Company; or

    (b) Incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FCB Company to another FCB Company) in excess of an aggregate of $100,000 (for the FCB Companies on a consolidated basis) except in the ordinary course of the business of FCB Bank Subsidiary consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition on any Asset of either FCB Company of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FCB Disclosure Memorandum); or

    (c) Repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or under the FCB Option Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FCB Company, or declare or pay any dividend or make any other distribution in respect of FCB capital stock, with the exception of a cash dividend not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) the declaration date of which shall be before 30 days prior to the Effective Time; provided, however, that the declaration and payment of such dividend shall not (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or
  (ii) result in a total consolidated stockholder's equity of FCB of less than $8,330,000; or

    (d) Except pursuant to this Agreement or under the FCB Options Plans, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of FCB Common Stock or any other capital stock of either FCB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock or any stock equivalent type rights; or

    (e) Except under the FCB Option Plans or sales of repossessed property, adjust, split, combine or reclassify any capital stock of either FCB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FCB Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of FCB Bank Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FCB Company) or any Asset having a book value in excess of $25,000, other than in the ordinary course of business for reasonable and adequate consideration; or

    (f) Except for purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person other than FCB Bank Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

    (g) Grant any increase in compensation or benefits to the employees or officers of either FCB Company, except in accordance with past practice disclosed in Section 6.2(g) of the FCB Disclosure Memorandum or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement and disclosed in Section 6.2(g) of the FCB Disclosure Memorandum; and enter into or amend any severance agreements with officers of either FCB Company; grant any material increase in fees or other increases in compensation or other benefits to directors of either FCB Company except in accordance with past practice disclosed in Section 6.2(g) of the FCB Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of FCB); or

    (h) Enter into or amend any employment contract between either FCB Company and any Person (unless such amendment is required by law) that the FCB Company does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Effective Time; or

    (i) Adopt any new employee benefit plan of either FCB Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of either FCB Company other than any such change that is required by law or that, in the opinion of counsel is necessary or advisable to maintain the tax-qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice; or

    (j) Make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP; or

    (k) Commence any litigation other than in accordance with past practice, settle any litigation involving any liability of either FCB Company for material money damages or restrictions upon the operations of either FCB Company; or

    (l) Except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (excluding any loan contract) or waive, release, compromise or assign any material rights or claims.

  6.3 Covenants of NCBC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, NCBC covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the NCBC Common Stock and the business prospects of the NCBC Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of IRC Section 368(a), or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this agreement, provided, that the foregoing shall not prevent any NCBC Company from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the judgment of NCBC, desirable in the conduct of the business of NCBC and its Subsidiaries and would not, in the judgment of NCBC, likely delay the Effective time to a date subsequent to the date set forth in Section 9.1(e) of this Agreement.

  6.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

  6.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with any Regulatory Authority pursuant to the Securities Laws, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP or regulatory accounting (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with any Regulatory Authorities pursuant to the Securities Laws will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with laws applicable to such reports.

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

  7.1 Registration Statement; Proxy Statement; Shareholder Approvals. NCBC shall file the Registration Statement with the SEC, and shall use its reasonable effort to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of NCBC Common Stock upon consummation of the Merger. FCB shall furnish all information concerning it and the holders of its capital stock as NCBC may reasonably request in connection with such action. FCB shall call a shareholders' meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as its deems appropriate. In connection with the shareholders' meeting, (i) NCBC and FCB shall prepare a Proxy Statement (which shall be included in the Registration Statement with the SEC) and mail such Proxy Statement to the shareholders of FCB, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of FCB shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to their shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of FCB shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approvals.

  7.2 Exchange Listing. NCBC shall use its reasonable efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of NCBC Common Stock to be issued to the holders of FCB Common Stock or FCB Stock Options pursuant to the Merger, and NCBC shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

  7.3 Applications. NCBC shall prepare and file, and FCB shall cooperate in the preparation and, where applicable, filing of applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least two business days prior to filing, NCBC shall provide FCB and its counsel with copies of such applications to review and approve with respect to information relating to FCB. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from, all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

  7.4 NCBC Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, NCBC and FCB shall execute and file the Articles of Merger with the Secretary of State of the states of Georgia and Tennessee in connection with the Closing.

  7.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 8 of this Agreement; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.5 shall be construed to obligate NCBC to take any action to meet any condition required for it to obtain any Consent if NCBC shall, in its sole discretion, deem such condition to be unreasonable or to constitute a significant impediment upon NCBC's ability to carry on its business or acquisition programs or to require NCBC to increase its capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may from time to time be in effect.

  7.6 Investigation and Confidentiality.

    (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

    (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

    (c) FCB shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with persons which are considering an Acquisition Proposal with FCB to preserve the confidentiality of the information relating to FCB provided to such persons and their Affiliates and representatives.

    (d) Each Party shall give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

  7.7 Press Release. Prior to the Effective Time, FCB and NCBC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by law.

  7.8 Certain Actions.

    (a) Except with respect to this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, after the date of this Agreement, neither FCB Company nor any Affiliate thereof nor any representatives thereof retained by either FCB Company shall directly or indirectly solicit or knowingly encourage any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of FCB Board of Directors as advised by counsel, neither FCB Company and no Affiliate or representative of FCB or either FCB Company shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into, or agree to enter into any contract with respect to any Acquisition Proposal, but FCB may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. FCB shall promptly notify NCBC orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. FCB shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any of the foregoing, and
  (ii) direct and use its reasonable efforts to cause all of its representatives not to engage in any of the foregoing.

    (b) As a condition of and as an inducement to NCBC's entering this Agreement, FCB covenants, acknowledges and agrees that it shall be a specific, absolute and unconditionally binding condition precedent to FCB's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, nonbinding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Agreement and the transactions contemplated in this Agreement regardless of whether FCB has otherwise complied with the provisions of
  Section 7.8(a) hereof, that FCB or such third party which is a party of the Acquisition Proposal shall have paid NCBC the sum of Five Hundred Thousand Dollars ($500,000.00), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by NCBC's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of NCBC in negotiating and undertaking to carry out the transactions contemplated by this Agreement; and (ii) indirect costs and expenses of NCBC in connection with the transactions contemplated by this Agreement, including NCBC's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and (iii) NCBC's loss as a result of the transactions contemplated by this Agreement not being consummated. Accordingly, FCB hereby stipulates and covenants that prior to FCB entering into a letter of intent, agreement in principle, or definitive agreement (whether binding, nonbinding, conditional or unconditional) with any third party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either FCB or such third party shall have paid to NCBC the amount set forth above in immediately available funds to satisfy the specific absolute, and unconditionally binding condition precedent imposed by this Section 7.8. Notwithstanding anything to the contrary in this Section 7.8(b) in the event such Acquisition Proposal should be the result of a hostile takeover of FCB, any sums due NCBC hereunder shall be paid only at the closing of the transactions set forth in such Acquisition Proposal. NCBC acknowledges that under no circumstances shall any officer or director of FCB (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to NCBC for any amount of the foregoing payment. On the payment of such amount to NCBC, NCBC shall have no cause of action or claim (either in law or in equity) whatsoever against FCB, or any officer or director of FCB, with respect to or in connection with such Acquisition Proposal, this Agreement or the Plan of Merger, and upon payment of such amount this Agreement shall terminate.

    (c) The requirements, conditions and obligations imposed by this Section
  7.8 shall continue in full force and effect from the date of this Agreement until December 31, 1998, unless and until the earlier of any of the events specified in the second paragraph of this paragraph (c) shall occur, in which event FCB shall not be obligated to pay the amount required by this
  Section 7.8 as a condition precedent to such transaction.

    This Agreement shall have been terminated (i) mutually by the Parties pursuant to Section 9.1(a) of this Agreement; (ii) by FCB pursuant to
  Section 9.1(b) of this Agreement; (iii) Reserved; (iv) by either Party pursuant to Section 9.1(d)(i) of this Agreement; (v) by FCB pursuant to
  Section 9.1(f) of this Agreement, other than due to the failure to satisfy
  Section 8.1(a); or (vi) by FCB pursuant to Section 9.1(c) of this Agreement, but in such event only on the basis of (a) material inaccuracy (without waiver thereof) of representations and warranties of NCBC as contemplated by the provisions of Section 8.3(a) of this Agreement; (b) noncompliance by NCBC with its obligations as required by the provisions of
  Section 8.3(b) of this Agreement; or (c) the failure of NCBC to deliver all certificates as required by the provisions of Section 8.3(c) of this Agreement, or (d) the failure of NCBC to satisfy the conditions set forth in Section 8.3(d) of this Agreement.

  7.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of IRC
Section 368(a) for federal income tax purposes.

  7.10 State Takeover Laws. Each FCB Company shall take all reasonable steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability, of any applicable Takeover Law.

  7.11 Articles of Incorporation Provisions. Each FCB Company shall take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of either FCB Company (other than voting, dissenters' appraisal and other similar rights) or restrict or impair the ability of NCBC or any of its Subsidiaries to vote, or to exercise the rights of a shareholder with respect to, shares of any FCB Company that may be directly or indirectly acquired or controlled by it.

  7.12 Agreement of Affiliates. FCB has disclosed in Section 7.12 of the FCB Disclosure Memorandum all persons whom it reasonably believes is an "affiliate" of FCB for purposes of Rule 145 under the 1933 Act. FCB shall use its reasonable efforts to cause each such Person to deliver to NCBC not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FCB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of NCBC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least thirty (30) days of combined operations of NCBC and FCB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of NCBC Common Stock issued to such affiliates of FCB in exchange for shares of FCB Common Stock shall not be transferable until such time as financial results covering at least thirty
(30) days of combined operations of NCBC and FCB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 7.12 (and NCBC shall be entitled to place restrictive legends upon certificates for shares of NCBC Common Stock issued to affiliates of FCB pursuant to this Agreement and to enforce the provisions of this Section 7.12). NCBC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of NCBC Common Stock by such affiliates.

  7.13 Employee Benefits and Contracts.

    (a) Following the Effective Time, NCBC shall provide to officers and employees of the FCB Companies employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the NCBC Companies to their similarly situated officers and employees. To the extent permitted by FCB's KSOP with 401(k) feature and applicable law, as soon as reasonably practical after consummation of the Merger, distributions will be made under, and in accordance with, FCB's KSOP with 401(k) feature previously terminated pursuant to Section 4.15(h) of this Agreement will be terminated and distributions made in accordance therewith. For purposes of participation, vesting and other benefit accrual, under any such NCBC employee benefit plans, the service of the employees of the FCB Companies prior to the Effective Time shall be treated as service with an NCBC Company participating in such employee benefit plan. Nothing herein shall be deemed to have reduced, contracted, enlarged, undertaken, authorized, approved or otherwise to have affected whatever contractual rights the officers and employees of FCB may have under existing documentation other than as expressly stated herein, and nothing herein shall be deemed to be an employment contract, agreement or understanding, or offer of employment by NCBC or any of its direct or indirect Subsidiaries after the Effective Time. With respect to calendar year 1998, NCBC hereby agrees to (i) honor FCB's existing policy of paying hourly non-exempt personnel for accrued but unused sick days, and (ii) pay a one-time annual year-end bonus to employees and officers between Thanksgiving and Christmas, 1998, consistent with FCB's practice in prior years. FCB hereby represents and covenants that it has accrued and will continue to accrue pursuant to GAAP amounts sufficient to enable it to make the foregoing payments. Following Closing, NCBC agrees to allow the current directors of FCB to participate in its health insurance plans generally available to employees of NCBC, subject to eligibility and any other requirements of such plans.

    (b) FCB shall use its best efforts to obtain prior to the Closing the consent of each participant in the Director's Indexed Fee Continuation Program described in Section 4.15(a) of the FCB Disclosure Memorandum, including the Endorsement Split Dollar Plan (the "Benmark Plan") to the termination of the Benmark Plan effective as of the Effective Time. Prior to the Closing, FCB shall provide to NCBC a schedule setting forth the amount of contributions made to the Benmark Plan by the participants from their own funds. Promptly following the Effective Time, NCBC shall pay to each such participant an amount equal to the contribution made by such participant, together with interest thereon from the date(s) of the contribution to the day prior to the payment at a per annum rate equal to the internal rate of return earned by the Benmark Plan on the amount contributed.

    (c) FCB shall use its best efforts to obtain prior to the Closing the consent of each participant, other than J. Steven Walraven, in the Executive Private Pension Plan described in Section 4.8(f) of the FCB Disclosure Memorandum (the "EPP") to the modification of the EPP with respect to all participants other than Mr. Walraven effective as of the Effective Time, as described below. Following the Effective Time, NCBC shall maintain the EPP for the benefit of Mr. Walraven and shall make all contributions to the EPP required to provide Mr. Walraven with the benefits to which he is entitled pursuant to the EPP as described in that certain Executive Private Pension Agreement dated April 1, 1997, between Mr. Walraven and the FCB Bank Subsidiary and in that certain Officer's Benefit Statement dated as of February 17, 1998, between Mr. Walraven and the FCB Bank Subsidiary. As modified, the EPP shall provide that each participant in the EPP who consents to the modification shall be entitled to receive the amounts set forth below at the times set forth below:

     PARTICIPANT    AMOUNT PAYABLE AT NORMAL RETIREMENT AGE ($) AMOUNT PAYABLE UPON EARLY TERMINATION ($)
  -------------------------------------------------------------------------------------------------------
    D.F. Dukes                       14,875.00                                    944.00
  -------------------------------------------------------------------------------------------------------
    R.F. Grizzle                     13,313.00                                    558.00
  -------------------------------------------------------------------------------------------------------
    V. Sutton                        14,841.00                                  1,809.00
  -------------------------------------------------------------------------------------------------------
    D.P. Lochridge                    9,212.00                                    392.00
  -------------------------------------------------------------------------------------------------------
    E.R. Lee                          8,580.00                                    375.00
  -------------------------------------------------------------------------------------------------------
    B.J. Warren                      17,921.00                                  3,613.00
  -------------------------------------------------------------------------------------------------------
    C.M. White                        5,406.00                                    348.00

  Except as provided in the following sentence, the amount payable at Normal Retirement Age (as defined in the Executive Private Pension Agreement between the Bank and each participant) shall be payable in accordance with the provisions of Articles III and IV of the Executive Private Pension Agreement between the Bank and each participant (including, without limitation, the provisions that contemplate the payment of such amount to the participant as a "Disability Benefit" or a "Death Benefit"). Notwithstanding the previous sentence, if any participant leaves the employ of the Bank prior to his or her normal retirement date (other than because of death, disability or termination by the Bank for any reason other than for "cause" (as defined herein)), such participant shall be paid, in a lump sum, the amount shown in the table above as the "Amount Payable upon Early Termination" as soon as practicable following his or her termination and shall have no further rights pursuant to the EPP. If such participant leaves the Bank prior to Normal Retirement Age due to death or disability or due to dismissal by the Bank for any reason than for "cause", then the Amount Payable at Normal Retirement Age shall be payable in accordance with the provisions of Articles III and IV of the EPP; provided, however, that any "Early Retirement Benefit" (as defined in the EPP) shall be paid commencing on the Normal Retirement Date. "Cause" shall mean (i) conduct by a participant that amounts to fraud, material dishonesty, gross negligence or willful misconduct in the performance of participant's duties; (ii) the conviction (from which no appeal may be, or is, timely taken) of the participant of a felony; (iii) the initiation of suspension or removal proceedings against the participant by federal or state regulatory authorities under lawful authority pursuant to provision of federal or state law or regulation; or (iv) the knowing violation of federal or state banking laws or regulations. By consenting to the modification of the EPP as described above, each participant will agree that (i) neither the Bank nor any successor in interest to the Bank shall have any obligation to make contributions to the EPP following the Effective Time; (ii) the participant shall have only those rights with respect to the EPP described above; and (iii) the participant's rights to receive benefits from the EPP shall remain subject to the forfeiture provisions of Section 3.5 of the applicable Executive Private Pension Agreement. Following the Effective Time, NCBC shall maintain the EPP (without making further financial contributions thereto) to the extent required to provide the benefits to the participants as described above.

  7.14 D&O Coverage. At the Effective Time, NCBC will provide, errors and omissions insurance coverage for FCB's directors and officers, at its election, either (i) by purchasing continuation coverage under FCB's current policy for a period not less than six (6) years after the Effective Time, or
(ii) obtain coverage under NCBC's current policy to provide coverage for FCB's directors and officers on a prior acts basis for a period not less than six
(6) years prior to the Effective Time.

  7.15. Indemnification.

    (a) With respect to all claims brought during the period of three (3) years after the Effective Time, NCBC shall indemnify, defend and hold harmless present and former directors, officers, employees and agents of FCB and FCB Companies (the "FCB Entities") (each an "Indemnification Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of an Investor Entity, or at the request of an Investor Entity, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including transactions contemplated by this Agreement) to the fullest extent permitted under Georgia Law and the Articles of Incorporation and Bylaws of FCB as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any FCB Company or NCBC is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between NCBC and the Indemnified Party.

    (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.15, upon learning of any such Liability of Litigation, shall promptly notify NCBC thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advised that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation thereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

  8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

    (a) Shareholder Approval. The shareholders of FCB shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by law, by the provisions of any governing instruments.

    (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner, which in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, either party would not, in its reasonable judgment, have entered into this Agreement.

    (c) Consents. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Sections 8.1(b) and 8.1(c) of this Agreement) or for the preventing of any default under any contract or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

    (d) Legal Proceedings. No court or government or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement and the Plan of Merger.

    (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approval under state securities laws or the 1933 Act, or 1934 Act relating to the issuance or trading of the shares of NCBC Common Stock pursuant to the Merger shall have been received.

    (f) Exchange Listing. The shares of NCBC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

    (g) Tax Matters. Each of the Parties shall have received an opinion from King & Spalding in form and substance reasonably satisfactory to such Party, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, for federal income tax purposes:

      (i) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the IRC;

      (ii) No gain or loss will be recognized by NCBC or FCB as a result of the Merger;

      (iii) No gain or loss will be recognized by the shareholders of FCB upon the exchange of FCB Common Stock for NCBC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NCBC Common Stock) or by the holders of FCB Options upon the conversion of such options into rights with respect to NCBC Common Stock; and

      (iv) The aggregate tax basis of NCBC Common Stock received by a FCB shareholder pursuant to the Merger will be the same as the aggregate tax basis of the FCB Common Stock surrendered in exchange therefor (excluding any basis allocable to a fractional share of NCBC Common Stock for which cash is received).

      In rendering such opinion, King & Spalding may require and rely upon representations and covenants, including those contained in certificates of officers of NCBC, FCB, and others, reasonably satisfactory in form and substance to such counsel.

    (i) Employment Agreements. NCBC and each of J. Steven Walraven and Rodney
  L. Grizzle shall have entered into an Employment Agreement for a term of three (3) years providing for compensation and job descriptions not less favorable than their respective compensation and job responsibilities as of March 31, 1998.

  8.2 Conditions to Obligations of NCBC. The obligations of NCBC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NCBC pursuant to Section 10.6(a) of this
Agreement:

    (a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of FCB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FCB set forth in Section 4.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of FCB set forth in Sections 4.20, 4.21 and 4.22 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FCB set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.20, 4.21 and 4.22), such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FCB.

    (b) No Material Adverse Effect. There shall have been no Material Adverse Effect on FCB's or FCB Bank Subsidiary's financial condition since March 31, 1998.

    (c) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (d) Certificates. FCB shall have delivered to NCBC (i) a certificate, dated as of the Effective Time and signed on its behalf by its president and the chief financial officer of the FCB Bank Subsidiary, to the effect that the conditions of its obligations set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FCB's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as NCBC and its counsel shall reasonably request.

    (e) Affiliates Agreements. NCBC shall have received from each affiliate of FCB the affiliates letter referred to in Section 7.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of NCBC that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

    (f) Legal Opinion. FCB shall have delivered to NCBC an opinion of Troutman Sanders LLP, counsel to FCB, dated as of the Closing Date, addressed to and in form and substance satisfactory to NCBC, to the effect that:

      (i) FCB is a bank holding company duly organized, validly existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

      (ii) FCB Bank Subsidiary is a financial institution duly organized, validly existing, and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and own and use its Assets.

      (iii) The execution, delivery and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the

    Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of FCB.

      (iv) The execution and delivery by FCB of the Agreement do not, and if FCB were now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of FCB or, to our Knowledge but without any independent investigation, result in any breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which FCB is a party or by which it is bound.

      (v) The Agreement has been duly and validly executed and delivered by FCB, and assuming valid authorization, execution and delivery by NCBC constitutes a valid and binding agreement of FCB enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the application of equitable principles and judicial discretion; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

    (g) Maintenance of Certain Covenants, Etc. At the time of Closing,

      (i) Exclusive of any securities gains or losses pursuant to FAS 115, total consolidated stockholders' equity of FCB shall not be less than $8,330,000;

      (ii) FCB shall own, free and clear of any liens, not less than 100% of the outstanding capital stock of FCB Bank Subsidiary; and

      (iii) From and after the Balance Sheet Date, there shall have been no extraordinary sale of assets, nor any material investment portfolio restructuring by either FCB Company.

      The financial criteria and calculations set forth above shall be determined in accordance with GAAP assuming that FCB and FCB Bank Subsidiary shall have been operated consistently in the normal course of their respective businesses; provided, however, that the effects of any balance sheet expansion through abnormal, unusual, nonrecurring or out-of-the-ordinary borrowings or by the realization of extraordinary or nonrecurring gains otherwise than in the ordinary course of business or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations.

    (h) Non-Compete Agreements. Each of H. Boyd Pettit, III, J. Steven Walraven and Rodney L. Grizzle shall have entered into, and FCB shall have used its best efforts to cause each other director of FCB and each chairman of the board and each president or chief executive officer of FCB Bank Subsidiary to enter into, a non-compete agreement with NCBC and FCB Bank Subsidiary substantially in the form of the non-compete agreement which is annexed hereto as Exhibit 2.

    (i) Consents. FCB shall have obtained and shall have furnished to NCBC the consent of each participant in the Benmark Plan on the Closing Date, other than Mr. Michael L. McPherson, to the termination of the Benmark Plan in accordance with the provisions of Section 7.13(b) of this Agreement. Such consents shall be in form and substance reasonably satisfactory to NCBC and shall remain in full force and effect on the Closing Date.

  8.3 Conditions to Obligations of FCB. The obligations of FCB to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FCB pursuant to Section 10.6(b) of this Agreement.

    (a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of NCBC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of NCBC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of NCBC set forth in Section 5.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of NCBC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3 and 5.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on NCBC.

    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of NCBC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c) Certificates. NCBC shall have delivered to FCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by NCBC's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FCB and its counsel shall reasonably request.

    (d) Legal Opinion. NCBC shall have delivered to FCB an opinion of counsel, which may be in-house counsel of NCBC, dated as of the Closing Date, addressed to and in form and substance satisfactory to FCB, to the effect that:

      (i) NCBC is a Tennessee corporation, duly organized, validly existing and in good standing under the laws of the state of Tennessee with corporate power and authority to conduct its business and to own and use its assets;

      (ii) This Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of NCBC by duly authorized officers or representatives thereof, and (assuming this Agreement is a binding obligation of FCB) constitutes a valid and binding obligation of NCBC enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

      (iii) The execution, delivery and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of NCBC.

    (e) Fairness Opinion. FCB shall have received a "fairness opinion" from its independent financial adviser dated as of the date of the Proxy Statement to the effect that, in the opinion of such adviser, the consideration to be received by the FCB Record Holders pursuant to the terms and conditions of this Agreement is fair to the shareholders of FCB from a financial point of view, and such fairness opinion shall not have been withdrawn prior to the Closing Date.

                                   ARTICLE 9
                                  TERMINATION

  9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of NCBC or FCB, this Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time:

    (a) By mutual consent of the Board of Directors of NCBC and the Board of Directors of FCB; or

    (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2(a) of this Agreement in the case of FCB and Section 8.3(a) in the case of NCBC or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to terminate the Merger under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of FCB and Section 8.3(a) of this Agreement in the case of NCBC; or

    (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2(a) of this Agreement in the case of FCB and Section 8.3(a) in the case of NCBC or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

    (d) By the Board of Directors of either Party in the event (i) any consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such Regulatory Authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal or (ii) the shareholders of FCB fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Georgia Code and FCB's Charter and Bylaws; or

    (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by November 30, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e) and further, if NCBC shall have filed all applications necessary to obtain the necessary Consents of banking Regulatory Authorities within sixty (60) days of the date hereof, and if the Closing shall not have occurred because of a delay caused by a bank Regulatory Authority in its review of the application before it, or by the SEC in its review of the Registration Statement to be filed by NCBC, then FCB shall, upon NCBC's written request, extend the November 30, 1998, date for a reasonable time, in no event less than thirty (30) days, in order for NCBC to obtain all Consents of bank Regulatory Authorities required and/or all Consents of the SEC and any other securities Regulatory Authorities, and for the expiration of any stipulated waiting periods; or

    (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2(a) of this Agreement in the case of FCB and Section 8.3(a) in the case of NCBC or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement as the same may be extended pursuant to Section 9.1(e).

  9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 9.2 and Article 10 and Sections 7.6(b) and 7.8 of this Agreement shall survive any such termination and abandonment; (ii) a termination pursuant to Sections 9.1(b), 9.1(c) or 9.1(f) of this Agreement shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination; and (iii) Section 7.8 of this Agreement shall be governed by its own terms.

  9.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except this Section 9.3 and Articles 1, 2, 3 and 10 and Sections 7.1(b), 7.8, 7.12, and 7.13 of this Agreement.

                                  ARTICLE 10
                              GENERAL PROVISIONS

  10.1 Definitions.

    (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

      "Acquisition Proposal" shall mean any exchange offer or any proposal for a merger, consolidation, acquisition of all or substantially all, but in no event less than 90%, of the outstanding common stock of FCB and concurrently, not less than 100% of the outstanding common stock of FCB Bank Subsidiary.

      "Affiliate" of a Party means any Person, partnership, corporation, association, limited liability company, business trust, or other legal entity directly or indirectly controlling, controlled by or under common Control, with that Party.

      "Agreement" shall mean this Agreement, the Plan of Merger and the Exhibits delivered pursuant hereto and incorporated herein by reference.

      "Allowances" shall mean the allowances for loan, lease and other credit losses, including losses in connection with ORE, of any Person.

      "Articles of Merger" shall mean the Articles of Merger to be executed by NCBC and FCB and filed with the Secretary of State of the state of Tennessee pursuant to Section 48-21-107 of the Tennessee Code, and with the Secretary of State of the state of Georgia pursuant to Section 14-2-1105 of the Georgia Code, relating to the merger of FCB with and into NCBC as contemplated by this Agreement and the Plan of Merger.

      "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

      "Balance Sheet Date" shall mean March 31, 1998.

      "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

      "Business Day" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that it not a federal or state holiday generally recognized or observed by banks in the state of Tennessee or Georgia.

      "Closing" shall mean the consummation of the Merger.

      "Closing Date" shall mean the date on which the Closing occurs.

      "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or affirmation by any Person pursuant to any Contract, Law, Order or Permit.

      "Consideration" shall mean the shares of NCBC Common Stock and the cash settlement of any remaining fractional share of NCBC Common Stock deliverable to the FCB Record Holders pursuant to Section 2.1(b) of this Agreement.

      "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

      "Control" shall have the meaning assigned to such term in Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

      "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence or any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

      "Deposits" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of the FCB Bank Subsidiary and other deposit-taking
    Affiliates.

      "Effective Date" shall mean that date on which the Effective Time of the Merger shall have occurred.

      "Effective Time" shall mean the date and time that the Articles of Merger shall become effective with the Secretary of State of Georgia.

      "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and any state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 USC (S)9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 USC (S)6901, et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Agent" shall mean Bank of New York.

      "Exchange Ratio" shall mean the number of shares of NCBC Common Stock, and fractions thereof, to be exchanged for each share of FCB Common Stock pursuant to Section 2.1(b) of this Agreement, subject to such adjustments as may be provided in this Agreement and the Plan of Merger.

      "Exhibits" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

      "FCB" shall mean First Community Bancorp, Inc., a Georgia corporation.

      "FCB Bank Subsidiary" shall mean First Community Bank & Trust, Cartersville, Georgia.

      "FCB Common Stock" shall mean the common stock of First Community Bancorp, Inc., $1.00 par value per share.

      "FCB Company(ies)" shall mean FCB and all of its Subsidiaries, whether direct or indirect.

      "FCB Disclosure Memorandum" shall mean the written information entitled "First Community Bancorp, Inc. Company Disclosure Memorandum" delivered prior to the date of this Agreement to NCBC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

      "FCB Employee Plans" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by FCB or any FCB Bank Subsidiary, to or for the benefit of the officers, directors, employees, independent contractors or consultants of FCB or any FCB Bank Subsidiary.

      "FCB Option Plans" means those options to acquire FCB Common Stock under (i) FCB's qualified stock option plans; (ii) FCB's employment agreement with its president; and (iii) FCB's incentive stock option plan.

      "FCB Record Holders" means those Persons who shall be the holders of record of any of the issued and outstanding shares of FCB Common Stock immediately prior to the Effective Time.

      "FDIC" shall mean the Federal Deposit Insurance Corporation.

      "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis when acting under delegated authority.

      "GAAP" shall mean generally accepted accounting principles as in effect from time to time, consistently applied.

      "Georgia Code" shall mean the Georgia Code Annotated, as amended.

      "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
    Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

      "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title III of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

      "IRC" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, Chief Executive Officer, President, Chief Administrative Officer, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or General Counsel of such Person, or such other officer of such Person, regardless of title, charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates.

      "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

      "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

      "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

      "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic routine examinations of depository institutions and their Affiliates by Regulatory Authorities.

      "Material Adverse Effect" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

      "Merger" shall mean the merger of FCB with and into NCBC, as described in Section 1.1 of this Agreement.

      "NASDAQ" shall mean the NASDAQ Stock Market or NASDAQ National Market, or its successor, upon which shares of NCBC Common Stock are listed for trading.

      "NCBC" shall mean National Commerce Bancorporation, a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and as a savings and loan holding company and whose principal offices are located at One Commerce Square, Memphis, Shelby County, Tennessee 38150.

      "NCBC Capital Stock" shall mean, collectively, the NCBC Common Stock, the NCBC Preferred Stock and any other class or series of capital stock of NCBC.

      "NCBC Common Stock" shall mean the $2.00 par value common stock of NCBC.

      "NCBC Companies" shall mean, collectively, NCBC and all NCBC
    Subsidiaries.

      "NCBC Disclosure Memorandum" shall mean the written information entitled "National Commerce Bancorporation Disclosure Memorandum" delivered prior to the date of this Agreement to

    FCB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

      "NCBC Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of NCBC as of March 31, 1998, and as of March 31, 1997, and March 31, 1996, the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three (3) months ended March 31, 1998, and for each of the three years ended December 31, 1997, 1996, and 1995, as filed by NCBC in SEC Documents and (ii) the consolidated balance sheet of NCBC (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1998.

      "NCBC Option Plan" shall mean the NCBC's 1994 Stock Option Plan.

      "NCBC Preferred Stock" shall mean the no par value preferred stock of NCBC authorized but none of which is currently outstanding.

      "NCBC Subsidiaries" shall mean the Subsidiaries of NCBC.

      "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

      "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

      "ORE" shall mean real estate and other property acquired through foreclosure, deed in lieu of foreclosure, or similar procedures.

      "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

      "Party" shall mean either NCBC, on the one hand, or FCB on the other hand, and "Parties" shall mean NCBC and FCB.

      "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

      "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

      "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

      "Plan of Merger" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 1.

      "Proxy Statement" shall mean the proxy statement to be used by FCB to solicit proxies with a view to securing the approval of the FCB shareholders of this Agreement and the Plan of Merger.

      "Records" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of a Party; original instruments and other documentation, pertaining to a Party or any of its Subsidiaries or assets (including plans and specifications relating to any realty), Liabilities, Deposits, Contracts, capital stock, and loans; and all other business and financial records which are necessary or customary for use in the conduct of such Person or any of such Person's Subsidiary businesses on or after the Effective Time as it was conducted prior to the Effective Time.

      "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by NCBC under the 1933 Act with respect to the resale of the shares of NCBC Common Stock to be issued to the shareholders of FCB in connection with the transactions contemplated by this Agreement.

      "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASDAQ, the National Association of Securities Dealers and the SEC, or any respective successor thereto.

      "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

      "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for shares of the capital stock of a Person, or which derive their value in whole or in part from shares of the capital stock of a Person, including stock appreciation rights and phantom stock, or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

      "SEC" shall mean the United States Securities and Exchange
    Commission, or any successor thereto.

      "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

      "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal or state bank Regulatory Authorities.

      "Shareholders' Meeting" shall mean the Special Meeting of the shareholders of FCB to be held pursuant to Section 7.1 of this Agreement, including any adjournment or adjournments thereof.

      "Subsidiaries" shall mean all of those Persons of which the entity in question owns or controls 5% or more of the outstanding voting equity securities or equity interest, either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities or equity interest is owned directly or indirectly by its parent; provided, however, that there shall not be included any Person acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, or any such Person the equity securities or equity interest of which are owned or controlled in a fiduciary capacity or through a small business development corporation.

      "Surviving Corporation" shall mean NCBC, as the corporation resulting from and surviving the consummation of the Merger as set forth in
    Section 1.1 of this Agreement.

      "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

      "Tennessee Code" shall mean the Tennessee Code Annotated, as amended.

    (b) Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

  10.2 Expenses.

    (a) Except as otherwise provided in Section 7.8 and this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the costs contemplated hereunder, including, filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement based on the relative Asset sizes of the Parties at December 31, 1997.

    (b) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

  10.3 Brokers and Finders. Other than the engagement of Morgan Keegan & Company, Inc. by FCB, the fees of which solely shall be the responsibility of FCB, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investments bankers fees, brokerage fees, commissions, or finders fees in connection with this Agreement or the ones contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FCB or NCBC, each of FCB and NCBC, as the case may be agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

  10.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

  10.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement and the Plan of Merger has been obtained; provided, that after any such approval by the holders of FCB Common stock, there shall be made no amendment that modifies in any material respect the Consideration to be received by the FCB Record Holders.

  10.6 Waivers.

    (a) Prior to or at the Effective Time, NCBC, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FCB, to waive or extend the time for the compliance or fulfillment by FCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NCBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NCBC.

    (b) Prior to or at the Effective Time, FCB, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NCBC, to waive or extend the time for the compliance or fulfillment by NCBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FCB.

    (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

  10.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, NCBC may assign all of its rights hereunder to any other wholly owned Subsidiary whether now existing or hereafter acquired or organized. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

  10.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                               National Commerce
     If to NCBC:               Bancorporation
                               One Commerce Square
                               Memphis, TN 38150
                               Fax: (901) 523-3170
                               Telephone: (901) 523-3320
                    Attention: Lewis E. Holland
                               Vice Chairman and CFO
                    and        Charles A. Neale
                               Vice President and General
                                Counsel
                               Fax: (901) 523-3303
                               Telephone: (901) 523-3371

     If to FCB:          First Community Bancorp, Inc.
                         827 Joe Frank Harris Parkway, SE
                         (P. O. Box 280/30120-0280)
                         Cartersville, GA 30120
                         Fax: (770) 606-2262
                         Telephone: (770) 606-2262
             Attention:  J. Steven Walraven
                         President and Chief Executive Officer
     With a copy to:     Thomas O. Powell
                         Troutman Sanders LLP
                         600 Peachtree Street, Suite 5200
                         NationsBank Plaza
                         Atlanta, GA 30308-2216
                         Fax: (404) 885-3995
                         Telephone: (404) 885-3294

  10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

  10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

  10.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

  10.12 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

  10.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  10.14 Attorneys' Fees. If any Party hereto shall bring any action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

  10.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  10.16 Remedies Cumulative. All remedies provided in this Agreement, by Law or otherwise, shall be cumulative and not alternative.

  IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement or has caused this Agreement to be executed and delivered in its name and on behalf by its representatives thereunto duly authorized, all as of the date first written above.

                                          FIRST COMMUNITY BANCORP, INC.

                                                  /s/ J. Steven Walraven
                                          By: ________________________________
                                             J. Steven Walraven
                                             President and Chief Executive
                                              Officer

ATTEST:

/s/ Danny F. Dukes
-------------------------------
Danny F. Dukes, Secretary

(Corporate Seal)

                                          NATIONAL COMMERCE BANCORPORATION

                                                   /s/ Lewis E. Holland
                                          By: ________________________________
                                             Lewis E. Holland, Vice Chairman,
                                              Treasurer
                                             and CEO

ATTEST:

/s/ Gus B. Denton
-------------------------------
Gus B. Denton, Secretary

(This corporation has no seal)

                                                                    APPENDIX II

August 7, 1998

Board of Directors
First Community Bancorp, Inc.
827 Joe Frank Harris Parkway, S.E.
Cartersville, Georgia 30120

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of First Community Bancorp, Inc. (the "Company") of the Exchange Ratio in connection with its proposed merger with National Commerce Bancorporation ("NCBC") (the "Transaction") pursuant to and in accordance with the terms of that certain Agreement and Plan of Merger (the "Agreement") entered into by and between NCBC and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

  You have advised us that, pursuant to the Agreement, NCBC and the Company will merge (the "Merger") with and into NCBC and that the Company's banking subsidiary will become a wholly owned bank subsidiary of NCBC. Each share of the Company's Common Stock (excluding shares held by (i.) Company shareholders who perfect their dissenter' rights or by (ii.) the Company or any of its subsidiaries or by NCBC or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 3.2684 shares of NCBC Common Stock, subject to adjustment as set forth in the Agreement.

  Morgan Keegan & Company, Inc. ("Morgan Keegan"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. We have been retained by the Board of Directors of the Company for the purpose of and will receive a fee for, rendering this opinion. We have not advised any party in connection with the Transaction other than the Company and we make no recommendation to the shareholders of the Company.

  In connection with our opinion, we have (1) reviewed the Agreement; (2) held discussions with various members of management and representatives of the Company and NCBC concerning each company's historical and current operations, financial condition and prospects; (3) reviewed historical consolidated financial and operating data that was publicly available or furnished to us by the Company and NCBC; (4) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company; (5) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and NCBC and the trading markets for such other companies' securities; (6) reviewed certain publicly available information concerning the terms of certain other transactions that we deemed relevant to our inquiry; (7) considered the relative contributions of the Company and NCBC to the combined company; and (8) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purpose of this opinion.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and NCBC contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the managements of the Company and NCBC as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements of the Company and NCBC and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of the Company and NCBC. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or NCBC nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Transaction would be consummated on a timely basis in the manner contemplated in the Agreement. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. We express no opinion as to the price or trading range at which shares of NCBC Common Stock will trade following the date hereof, or the price or trading range at which NCBC Common Stock will trade upon completion of the Transaction.

  Morgan Keegan has previously provided investment banking and fixed income services to the Company. In the ordinary course of our business, we serve as a market maker for the NCBC Common Stock and trade shares for our own account and the accounts of our customers. Accordingly, we may at any time hold long or short positions in NCBC Common Stock.

  It is understood that this opinion is not to be quoted or referred to, in whole or in part (including excerpts or summaries), in any filing, report, document, release or other communication used in connection with the Transaction (unless required to be quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without our prior written consent, which consent shall not be unreasonably withheld. Furthermore, our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting to be held in connection with the Transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company's shareholders.

                                          Yours very truly,

                                          /s/ Morgan Keegan & Company, Inc.
                                          _____________________________________
                                          MORGAN KEEGAN & COMPANY, INC.

                                                                   APPENDIX III

                        DISSENTERS' RIGHTS OF APPRAISAL
                              TITLE 14. CHAPTER 2
                             BUSINESS CORPORATIONS
                               STATE OF GEORGIA

                                  ARTICLE 13
                              DISSENTERS' RIGHTS

                                    PART 1

                Right to Dissent and Obtain Payment for Shares

14-2-1301. DEFINITIONS.

  As used in this article, the term:

  I. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

  II. "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

  III. "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  IV. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

  V. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

  VI. "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

  VII. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  VIII. "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302. RIGHT TO DISSENT.

  A. A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation is a party:

      (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

      (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                                     III-1

    (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (A) Alters or abolishes a preferential right of the shares;

      (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

      (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

      (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

      (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

    (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's right.

  C. Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

    (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

    (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.


                                     III-2

                                    PART 2

                 Procedure for Exercise of Dissenters' Rights

14-2-1320. NOTICE OF DISSENTERS' RIGHTS.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

  (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

    (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2) Must not vote his shares in favor of the proposed action.

  (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. DISSENTERS' NOTICE.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

  (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

    (4) Be accompanied by a copy of this article.

14-2-1323. DUTY TO DEMAND PAYMENT.

  (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

  (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

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

14-2-1324. SHARE RESTRICTIONS.

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. OFFER OF PAYMENT.

  (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

  (b) The offer of payment must be accompanied by:

    (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2) A statement of the corporation's estimate of the fair value of the shares;

    (3) An explanation of how the interest was calculated;

    (4) A statement of the dissenter's right to demand payment under Code
  Section 14-2-1327; and

    (5) A copy of this article.

  (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. FAILURE TO TAKE ACTION.

  (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

  (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

    (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

  (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under

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

subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

  (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

    (1) The shareholder may demand the information required under subsection
  (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

    (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                                    PART 3

                         Judicial Appraisal of Shares

14-2-1330. COURT ACTION.

  (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

  (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. COURT COSTS AND COUNSEL FEES.

  (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

                                     III-5

  (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

    (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

    (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

  (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. LIMITATION OF ACTIONS.

  No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

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